    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1996



                                                      REGISTRATION NO. 333-10481

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HA-LO INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

           ILLINOIS                          5199                  36-3573412
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

         5980 WEST TOUHY AVENUE, NILES, ILLINOIS 60714, (847) 647-2300 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  LOU WEISBACH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             HA-LO INDUSTRIES, INC.
         5980 West Touhy Avenue, Niles, Illinois 60714, (847) 647-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                With copies to:

                            BARRY J. SHKOLNIK, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60602
                                 (312) 269-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             HA-LO INDUSTRIES, INC.

                             5980 West Touhy Avenue
                             Niles, Illinois 60714
                                 (847) 647-2300
                                                                 August 23, 1996

Dear Shareholder:

    A Special Meeting of Shareholders of HA-LO Industries, Inc. ("HA-LO") will be held at the principal executive offices of HA-LO located at 5980 West Touhy Avenue, Niles, Illinois 60714, on September 25, 1996, at 10:00 A.M., local time.

    At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and Amalgamation (the "Plan of Merger and Amalgamation") pursuant to which (i) a wholly-owned subsidiary of HA-LO will be merged with and into Market USA, Inc. ("Market USA"), (ii) a wholly-owned subsidiary of HA-LO will be amalgamated with Marusa Marketing Inc. ("Marusa"); and (iii) a Canadian-organized affiliate of HA-LO will purchase all of the assets and properties of each of Marusa Financial Services Ltd. ("Marusa Financial") and Nerok Verifications Inc. ("Nerok") (collectively, the "Merger Transactions"). The terms of the Plan of Merger and Amalgamation provide that
(i) each outstanding share of Market USA Common Stock will be converted into the right to receive 19,125 shares of HA-LO Common Stock (a total of 1,912,500 shares of HA-LO Common Stock); (ii) each outstanding share of Marusa Common Stock will be converted into 318,700 shares of HA-LO Common Stock (a total of 637,400 shares of HA-LO Common Stock); and (iii) HA-LO will issue 50 shares of HA-LO Common Stock to each of Marusa Financial and Nerok (a total of 100 shares of HA-LO Common Stock). HA-LO has reserved the right to consummate the acquisition of the assets of each of Marusa Financial and Nerok upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock.

    After careful consideration, the Board of Directors of HA-LO has determined that the proposed Merger Transactions are in the best interests of HA-LO and its shareholders. Accordingly, the Board of Directors has approved the Plan of Merger and Amalgamation and recommends that all shareholders vote for its approval. William Blair & Company, L.L.C., an investment banking firm retained by HA-LO, has rendered its opinion to the Board of Directors of HA-LO that, as of August 23, 1996, the proposed consideration to be paid by HA-LO pursuant to the Merger Transactions was fair to HA-LO from a financial point of view. The written opinion of William Blair & Company, L.L.C. is attached as Appendix B to the accompanying Proxy Statement/Prospectus and should be read carefully by HA-LO's shareholders.

    All shareholders are invited to attend the Special Meeting in person. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of HA-LO Common Stock will be necessary for approval and adoption of the Plan of Merger and Amalgamation.

    IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          Lou Weisbach
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                             HA-LO INDUSTRIES, INC.

                             5980 West Touhy Avenue
                             Niles, Illinois 60714
                                 (847) 647-2300

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 25, 1996

    Notice is hereby given that a Special Meeting of Shareholders of HA-LO Industries, Inc. ("HA-LO") will be held on September 25, 1996, at 10:00 A.M., local time, at the principal executive offices of HA-LO at 5980 West Touhy Avenue, Niles, Illinois 60714 for the following purposes:

        (1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and Amalgamation dated as of June 14, 1996 (the "Plan of Merger and Amalgamation") among HA-LO, HA-LO Acquisition Corporation, Inc. ("HA-LO Sub-1"), HA-LO Acquisition Corporation of Canada Ltd. ("HA-LO Sub-2"), Market USA, Inc. ("Market USA"), Marusa Marketing Inc. ("Marusa"), Marusa Financial Services Ltd. ("Marusa Financial"), Nerok Verifications Inc. ("Nerok") and the shareholders of Market USA and Marusa, pursuant to which, among other things, (a) HA-LO Sub-1 will be merged with and into Market USA, HA-LO Sub-2 will be amalgamated with Marusa and a Canadian-organized affiliate of HA-LO will purchase all of the assets and properties of each of Marusa Financial and Nerok (collectively, the "Merger Transactions"), and (b) each outstanding share of Market USA Common Stock will be converted into the right to receive 19,125 shares of HA-LO Common Stock (a total of 1,912,500 shares of HA-LO Common Stock), each outstanding share of Marusa Common Stock will be converted into 318,700 shares of HA-LO Common Stock (a total of 637,400 shares of HA-LO Common Stock), and HA-LO will issue 50 shares of HA-LO Common Stock to each of Marusa Financial and Nerok (a total of 100 shares of HA-LO Common Stock), in each case as described in the accompanying Proxy Statement/Prospectus; and

        (2) to transact such other business as may properly come before the Special Meeting or at any postponement(s) or adjournment(s) thereof.

    Notwithstanding shareholder approval of the foregoing Proposal (1), HA-LO reserves the right to abandon the Merger Transactions at any time prior to the consummation of the Merger Transactions.

    The Board of Directors of HA-LO has fixed the close of business on August 26, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, and only shareholders of record at such time will be entitled to notice of and to vote at the Special Meeting. A list of HA-LO shareholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal offices of HA-LO at 5980 West Touhy Avenue, Niles, Illinois 60714, for ten days prior to the Special Meeting.

    A form of Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

    If the Plan of Merger and Amalgamation proposed for approval and adoption herein is approved by the shareholders of HA-LO at the Special Meeting and the transactions described in Proposal (1) above are consummated, any shareholder of HA-LO as of the record date for the Special Meeting who (i) delivers to HA-LO, before the vote is taken at the Special Meeting, a written demand for payment of his or her shares of HA-LO Common Stock if the transactions described in Proposal (1) above are consummated; (ii) does not vote in favor of the approval and adoption of the Plan of Merger and Amalgamation; and (iii) otherwise complies with Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), has or may have the right to require HA-LO to pay such shareholder the fair value of such shareholder's shares of HA-LO Common Stock. HA-LO and such shareholder shall in such case have all of the rights and duties and shall follow the procedures set forth in Sections 11.65 and 11.70 of the IBCA. You are cordially invited and urged to attend the Special Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND AMALGAMATION.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors,

                                          Lou Weisbach
                                          Chairman of the Board,
                                          President and Chief Executive Officer
Niles, Illinois
August 23, 1996

                             HA-LO INDUSTRIES, INC.
                                ----------------

                           PROXY STATEMENT/PROSPECTUS
                               ------------------

                             HA-LO INDUSTRIES, INC.

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1996

                              GENERAL INFORMATION

    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of HA-LO Industries, Inc., an Illinois corporation ("HA-LO"), for use in connection with a Special Meeting of Shareholders of HA-LO (the "Special Meeting") to be held on September 25, 1996, or any postponement(s) or adjournment(s) thereof. At the Special Meeting, the shareholders of HA-LO will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger and Amalgamation dated as of June 14, 1996 (the "Plan of Merger and Amalgamation") among HA-LO, HA-LO Acquisition Corporation, Inc., an Illinois corporation and wholly-owned subsidiary of HA-LO ("HA-LO Sub-1"), HA-LO Acquisition Corporation of Canada Ltd., a Canadian federal corporation and wholly-owned subsidiary of HA-LO ("HA-LO Sub-2"), Market USA, Inc., an Illinois corporation ("Market USA"), Marusa Marketing Inc., a Canadian federal corporation ("Marusa"), Marusa Financial Services Ltd., a Canadian federal corporation ("Marusa Financial"), Nerok Verifications Inc., a Canadian federal corporation ("Nerok," and together with Market USA, Marusa and Marusa Financial, the "Target Companies") and the shareholders of each of Market USA and Marusa (the "Target Shareholders"), pursuant to which, among other things, (i) HA-LO Sub-1 will be merged with and into Market USA; (ii) HA-LO Sub-2 will be amalgamated with Marusa; and (iii) a Canadian-organized affiliate of HA-LO having the appropriate licenses will purchase all of the assets and properties of each of Marusa Financial and Nerok (collectively, the "Merger Transactions"). As a result of the Merger Transactions, (i) each outstanding share of common stock, no par value, of Market USA ("Market USA Common Stock") will be converted into the right to receive 19,125 shares of common stock, no par value, of HA-LO ("HA-LO Common Stock") (a total of 1,912,500 shares of HA-LO Common Stock); (ii) each outstanding share of Class A common stock of Marusa ("Marusa Common Stock") will be converted into 318,700 shares of HA-LO Common Stock (a total of 637,400 shares of HA-LO Common Stock); and (iii) HA-LO will issue 50 shares of HA-LO Common Stock to each of Marusa Financial and Nerok (a total of 100 shares of HA-LO Common Stock). HA-LO has reserved the right to consummate the acquisition of the assets of each of Marusa Financial and Nerok upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock.

    The shareholders of HA-LO also will consider and vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

    This Proxy Statement/Prospectus also constitutes the prospectus of HA-LO under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of HA-LO Common Stock to be issued pursuant to the Merger Transactions.

    FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER TRANSACTIONS, SEE "RISK FACTORS" ON PAGES 1-6.

    This Proxy Statement/Prospectus is first being mailed to the shareholders of HA-LO on or about August 26, 1996.

                            ------------------------

    THE HA-LO COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER TRANSACTIONS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        The date of this Proxy Statement/Prospectus is August 23, 1996.

                             AVAILABLE INFORMATION

    This Proxy Statement/Prospectus constitutes a prospectus delivered in compliance with the Securities Act. A Registration Statement on Form S-4 under the Securities Act has been filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of HA-LO Common Stock to be issued in connection with the Merger Transactions. In addition, HA-LO is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such Registration Statement, including exhibits, and such reports, proxy statements and other information may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from those offices upon payment of certain fees prescribed by the Commission. HA-LO is quoted and traded on The Nasdaq National Market. Reports and other information concerning HA-LO may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM LOU WEISBACH, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HA-LO INDUSTRIES, INC., 5980 WEST TOUHY AVENUE, NILES, ILLINOIS 60714, TELEPHONE NUMBER (847) 647-2300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 18, 1996.

    HA-LO UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN).


    The following documents, which have been filed by HA-LO with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) HA-LO's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the portions of HA-LO's Proxy Statement for the Annual Meeting of Shareholders held on June 10, 1996 and the portions of HA-LO's 1995 Annual Report to Shareholders for the fiscal year ended December 31, 1995 that have been incorporated by reference therein; (ii) HA-LO's Current Report on Form 8-K dated January 16, 1996; (iii) HA-LO's Current Report on Form 8-K/A dated March 13, 1996; (iv) HA-LO's Current Report on Form 8-K/A dated May 28, 1996; (v) HA-LO's Current Report on Form 8-K/A dated August 20, 1996; (vi) HA-LO's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; (vii) HA-LO's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996; and (viii) the description of HA-LO's Common Stock contained in the Registration Statement dated October 20, 1992 filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.


    All documents filed by HA-LO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                            ------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OF HA-LO TO BE ISSUED IN CONNECTION WITH THE MERGER TRANSACTIONS, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HA-LO OR THE TARGET COMPANIES SINCE SUCH DATE.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................       viii
    General................................................................................................       viii
    Principal Parties to the Proposed Merger Transactions..................................................       viii
    HA-LO Special Meeting of Shareholders..................................................................         ix
    Vote Required..........................................................................................         ix
    The Merger Transactions................................................................................         ix
    Risk Factors...........................................................................................       xiii
    HA-LO Industries, Inc. Selected Historical Financial Data..............................................        xiv
    Target Companies Selected Historical Financial Data....................................................         xv
    Summary Unaudited Pro Forma Financial Information......................................................        xvi
    Comparative Per Share Data.............................................................................       xvii
RISK FACTORS...............................................................................................          1
    Risks Factors Relating to the Merger Transactions......................................................          1
    Risk Factors Relating to the Target Companies..........................................................          1
    Risk Factors Relating to HA-LO and HA-LO Common Stock..................................................          5
THE SPECIAL MEETING........................................................................................          7
    Matters to Be Considered at the Special Meeting........................................................          7
    Vote Required..........................................................................................          7
    Voting of Proxies......................................................................................          8
    Revocability of Proxies................................................................................          8
    Record Date; Shares Entitled to Vote...................................................................          8
    Solicitation of Proxies................................................................................          8
    Dissenters' Rights.....................................................................................          8
THE MERGER TRANSACTIONS....................................................................................         11
    General................................................................................................         11
    Background of the Merger Transactions..................................................................         11
    Reasons for the Merger Transactions; Recommendation of Board of Directors..............................         12
    Opinion of Financial Advisor to HA-LO..................................................................         13
    Accounting Treatment...................................................................................         16
    Certain United States Federal Income Tax Considerations................................................         17
    Certain Canadian Federal Income Tax Considerations.....................................................         18
    Regulatory Approval....................................................................................         19
    Interests of Certain Persons in the Merger Transactions................................................         19
    Resale Restrictions....................................................................................         21
THE PLAN OF MERGER AND AMALGAMATION........................................................................         22
    The Merger Transactions................................................................................         22
    Exchange Procedures....................................................................................         23
    Representations and Warranties.........................................................................         23
    Certain Covenants......................................................................................         24
    No Solicitation of Competing Transactions..............................................................         25
    Governance.............................................................................................         26
    Indemnification........................................................................................         26
    Conditions.............................................................................................         27
    Termination............................................................................................         28
    Expenses; Termination Fees.............................................................................         28
    Amendment and Waiver...................................................................................         29
STOCK PRICE AND DIVIDEND INFORMATION.......................................................................         29
    HA-LO..................................................................................................         29

    The Target Companies...................................................................................         30
HA-LO AND TARGET COMPANIES PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............................         31
TARGET COMPANIES SELECTED FINANCIAL INFORMATION............................................................         35
TARGET COMPANIES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....         36
    General................................................................................................         36
    Six Months Ended June 30, 1996 as Compared to Six Months Ended June 30, 1995...........................         37
    Fiscal Year Ended December 31, 1995 as Compared to Fiscal Year Ended December 31, 1994.................         37
    Fiscal Year Ended December 31, 1994 as Compared to Fiscal Year Ended December 31, 1993.................         38
    Liquidity and Capital Resources........................................................................         38
    Inflation..............................................................................................         39
    Quarterly Results......................................................................................         39
BUSINESS OF THE TARGET COMPANIES...........................................................................         39
    General................................................................................................         39
    Industry Overview......................................................................................         39
    Growth Strategy........................................................................................         40
    Business Strategy......................................................................................         40
    Operations Overview....................................................................................         41
    Competition............................................................................................         42
    Government Regulation..................................................................................         42
    Facilities.............................................................................................         44
    Legal Proceedings......................................................................................         45
MANAGEMENT OF THE TARGET COMPANIES.........................................................................         46
    Directors and Executive Officers.......................................................................         46
    Executive Compensation.................................................................................         46
    Employment Agreements..................................................................................         47
CERTAIN TRANSACTIONS RELATING TO THE TARGET COMPANIES......................................................         48
PRINCIPAL SHAREHOLDERS OF THE TARGET COMPANIES.............................................................         49
    Principal Shareholders of Market USA...................................................................         49
    Principal Shareholders of Marusa.......................................................................         49
    Principal Shareholders of Marusa Financial.............................................................         50
    Principal Shareholders of Nerok........................................................................         50
COMPARISON OF RIGHTS OF HOLDERS OF HA-LO COMMON STOCK AND TARGET COMPANY COMMON STOCK......................         51
    Common Stock...........................................................................................         51
    Dividends..............................................................................................         51
    Voting Rights..........................................................................................         51
    Indemnification........................................................................................         51
    Preemptive Rights......................................................................................         53
    Assessments............................................................................................         53
    Liquidation Rights.....................................................................................         53
    Quorum.................................................................................................         53

    Amendment of Articles and Bylaws.......................................................................         53
LEGAL MATTERS..............................................................................................         54
EXPERTS....................................................................................................         54
SHAREHOLDER PROPOSALS......................................................................................         54
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1
APPENDICES
    A  --  Agreement and Plan of Merger and Amalgamation...................................................        A-1
    B  --  Opinion of William Blair & Company, L.L.C.......................................................        B-1
    C  --  Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983.......................        C-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING, OR INCORPORATED BY REFERENCE, ELSEWHERE HEREIN. SHAREHOLDERS OF HA-LO INDUSTRIES, INC. ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A 3-FOR-2 SPLIT OF THE OUTSTANDING HA-LO INDUSTRIES, INC. COMMON STOCK, EFFECTED IN THE FORM OF A 50% COMMON STOCK DIVIDEND, TO SHAREHOLDERS OF RECORD ON MAY 17, 1996 EFFECTIVE JUNE 3, 1996.

GENERAL

    This Proxy Statement/Prospectus is being provided to the shareholders of HA-LO Industries, Inc., an Illinois corporation ("HA-LO"), in connection with the proposed transactions contemplated by the Agreement and Plan of Merger and Amalgamation dated as of June 14, 1996 (the "Plan of Merger and Amalgamation"), by and among HA-LO, HA-LO Acquisition Corporation, Inc., an Illinois corporation and wholly-owned subsidiary of HA-LO ("HA-LO Sub-1"), HA-LO Acquisition Corporation of Canada Ltd., a Canadian federal corporation and wholly-owned subsidiary of HA-LO ("HA-LO Sub-2"), Market USA, Inc., an Illinois corporation ("Market USA"), Marusa Marketing Inc., a Canadian federal corporation ("Marusa"), Marusa Financial Services Ltd., a Canadian federal corporation ("Marusa Financial"), Nerok Verifications Inc., a Canadian federal corporation ("Nerok"), and the shareholders of Market USA and Marusa (individually, a "Target Shareholder" and collectively, the "Target Shareholders").

    Pursuant to the Plan of Merger and Amalgamation, (i) HA-LO Sub-1 will be merged with and into Market USA (the "U.S. Merger"); (ii) HA-LO Sub-2 will be amalgamated with Marusa (the "Canada Amalgamation"); and (iii) each of Marusa Financial and Nerok will sell, and a Canadian-organized affiliate of HA-LO ("New Canadian Service Entity") having the appropriate licenses will purchase, subject to discharge or performance of related liabilities, all of the assets and properties of each of Marusa Financial and Nerok (the "Ancillary Asset Acquisition"). The U.S. Merger, the Canada Amalgamation and the Ancillary Asset Acquisition are collectively referred to as the "Merger Transactions," and Market USA, Marusa, Marusa Financial and Nerok are individually referred to as a "Target Company" and collectively referred to as the "Target Companies." The Ancillary Asset Acquisition is designed to enable HA-LO to acquire all of the assets utilized in the business operations conducted by Marusa Financial and Nerok and is not anticipated to be material to the Merger Transactions, taken as a whole. HA-LO has reserved the right to consummate the Ancillary Asset Acquisition upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock.

PRINCIPAL PARTIES TO THE PROPOSED MERGER TRANSACTIONS

    HA-LO INDUSTRIES, INC. HA-LO is one of the nation's leading marketers and distributors of advertising specialty products to customers with significant advertising and promotional requirements. HA-LO's national marketing strategy includes a system of 13 showrooms throughout the United States in which it displays products provided by its network of over 2,500 vendors and marketed by approximately 600 sales representatives. HA-LO and its sales representatives assist customers by developing innovative advertising specialty programs which are tailored to customers' specific needs. HA-LO's customers utilize these products, which generally are articles of merchandise imprinted or otherwise customized with a customer's name, logo or message, for marketing, employee incentives and customer gifts and giveaways. These products include (i) apparel items such as jackets, sweaters, hats and golf shirts, (ii) business accessories such as clocks, portfolios, briefcases, blotters and pen and pencil sets, (iii) recognition awards such as trophies and plaques and (iv) other miscellaneous advertising items such as etched crystalware, calendars, golf accessories, key chains, watches and mugs. HA-LO's customers include manufacturing, financial service, broadcasting, consumer product and communications companies as well as professional sports teams. Selected customers of the Company include Motorola, Inc., The Quaker Oats Company, Time Warner, Inc., Ameritech Corporation, Turner Broadcasting System, Inc., Abbott Laboratories, Andersen Consulting, the Chicago Bulls and Sony Signatures. HA-LO's principal executive offices are located at 5980 West Touhy Avenue, Niles, Illinois 60714, and its telephone number at that address is (847) 647-2300.

    THE TARGET COMPANIES. The Target Companies are a rapidly growing provider of outsourced telephone-based sales and marketing services. The Target Companies' client base is comprised of large companies with growing needs for cost-effective means of contacting and servicing current and prospective customers. The Target Companies operate over 900 workstations in 17 telephone call centers located in the United States and Canada. The call centers are centrally managed through the application of extensive telecommunications and computer technology to promote the consistent delivery of quality services. The Target Companies' primary business involves the provision of telephone-based sales to consumers, database analysis and management, script development, consultation and program development as well as customer lead generation, acquisition and retention. The industries in which the Target Companies' specialize include the insurance industry and the financial services industry. The Target Companies' most significant clients in these industries are Allstate Insurance and Maryland Bank of North America.

    The principal executive offices of the Target Companies are located at 701 Lee Street, Des Plaines, Illinois 60016 and their telephone number at that address is (847) 803-1900.

HA-LO SPECIAL MEETING OF SHAREHOLDERS

    This Proxy Statement/Prospectus relates to a Special Meeting of Shareholders of HA-LO (the "Special Meeting"). At the Special Meeting, the shareholders of HA-LO will consider and vote upon a proposal to approve and adopt the Plan of Merger and Amalgamation. A copy of the Plan of Merger and Amalgamation is attached to this Proxy Statement/Prospectus as Appendix A. Approval and adoption of the Plan of Merger and Amalgamation shall also constitute approval of the issuance of shares of common stock, no par value, of HA-LO ("HA-LO Common Stock") in connection with the Merger Transactions.

    The Special Meeting will be held on Wednesday, September 25, 1996, 10:00 A.M., local time at the offices of HA-LO, 5980 West Touhy Avenue, Niles, Illinois 60714. The record date for shareholders of HA-LO entitled to notice of and to vote at the Special Meeting is as of the close of business on August 26, 1996. Voting rights for HA-LO are vested in holders of HA-LO Common Stock; with each share of HA-LO Common Stock entitled to one vote on each matter coming before the shareholders. As of July 31, 1996, there were approximately 10,509,055 shares of HA-LO Common Stock outstanding and approximately 525 holders of record.

VOTE REQUIRED

    The favorable vote of the holders of at least two-thirds of the outstanding shares of HA-LO Common Stock present, in person or by proxy, at the Special Meeting will be necessary for approval and adoption of the Plan of Merger and Amalgamation. As of July 31, 1996, directors and executive officers of HA-LO were beneficial owners of approximately 23.79% of the outstanding shares of HA-LO Common Stock (excluding 475,743 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of July 31,
1996). The directors and officers of HA-LO have indicated that they intend to vote their shares FOR the approval and adoption of the Plan of Merger and Amalgamation.

THE MERGER TRANSACTIONS

    General; Conversion of Securities. Pursuant to the Plan of Merger and Amalgamation, (i) HA-LO Sub-1 will be merged with and into Market USA; (ii) HA-LO Sub-2 will be amalgamated with Marusa; and (iii) the New Canadian Service Entity will purchase, subject to discharge or performance of related liabilities, all of the assets and properties of each of Marusa Financial and Nerok. As a result of the U.S. Merger, Market USA will become a wholly-owned subsidiary of HA-LO and each outstanding share of common stock, no par value, of Market USA ("Market USA Common Stock") will be converted into the right to receive 19,125 shares of HA-LO Common Stock (a total of 1,912,500 shares of HA-LO Common Stock). As a result of the Canada Amalgamation, the corporation resulting therefrom will become a wholly-owned subsidiary of HA-LO and each outstanding share of Class A common stock of Marusa ("Marusa Common Stock") will be converted into 318,700 shares of HA-LO Common Stock (a total of 637,400 shares of HA-LO Common Stock). As a result of the Ancillary Asset Acquisition, the New Canadian Service Entity will purchase, subject to discharge or performance of related liabilities, all of the assets and properties of each of Marusa Financial and Nerok in consideration of HA-LO's issuance to each of Marusa Financial and Nerok of 50 shares of HA-LO Common Stock (a total of 100 shares of HA-LO Common Stock). The Ancillary Asset Acquisition is designed to enable HA-LO to acquire all of the assets utilized in the business operations conducted by Marusa Financial and Nerok and is not anticipated to be material to the Merger Transactions, taken as a whole. HA-LO has reserved the right to consummate the Ancillary Asset Acquisition upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock. As a result of the Merger Transactions, HA-LO will issue an aggregate of 2,550,000 shares of HA-LO Common Stock (approximately 19.5% of the outstanding HA-LO Common Stock as of July 31, 1996, after giving effect to the Merger Transactions).

    RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The Board of Directors of HA-LO has approved the Plan of Merger and Amalgamation and recommends a vote FOR approval and adoption of the Plan of Merger and Amalgamation by the shareholders of HA-LO. The Board of Directors of HA-LO believes that the terms of the Plan of Merger and Amalgamation are fair to and in the best interests of HA-LO and its shareholders. For a discussion of the factors considered by the Board of Directors of HA-LO in reaching its decisions, see "The Merger Transactions Reasons for the Merger Transactions; Recommendations of the Board of Directors."

    EFFECTIVE TIME OF THE MERGER TRANSACTIONS. The Merger Transactions will become effective at the time and on the date that (i) articles of merger relating to the U.S. Merger are filed with Illinois Secretary of State; (ii) articles of amalgamation and an amalgamation agreement relating to the Canada Amalgamation are filed with the Canadian Department of Industry and a certificate of amalgamation is issued thereby; and (iii) all documents and instruments required to effectuate the Ancillary Asset Acquisition, or any applicable alternate transaction, are filed with the appropriate governmental authority (the time at which the last of the U.S. Merger, the Canada Amalgamation and the Ancillary Asset Acquisition becomes effective is referred to as the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the conditions specified in the Plan of Merger and Amalgamation are satisfied or waived. See "The Plan of Merger and Amalgamation -- Conditions."

    EXCHANGE OF SHARES. Exchange of certificates evidencing Market USA Common Stock and Marusa Common Stock (collectively, "Target Company Common Stock") for certificates evidencing HA-LO Common Stock will be made at the Effective Time upon surrender of certificates evidencing Target Company Common Stock to HA-LO.

    OPINION OF FINANCIAL ADVISOR. On August 23, 1996, William Blair & Company, L.L.C. ("Blair") delivered its opinion to HA-LO's Board of Directors to the effect that, based upon and subject to the matters presented to HA-LO's Board of Directors and as set forth in its opinion, as of such date, the proposed consideration to be paid by HA-LO pursuant to the Merger Transactions was fair to HA-LO from a financial point of view. A copy of the full text of the written opinion of Blair, dated August 23, 1996, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Appendix B, and should be read carefully in its entirety. See "The Merger Transactions -- Opinion of Financial Advisor."

    MANAGEMENT OF HA-LO AFTER THE MERGER TRANSACTIONS. At the Effective Time, HA-LO will take such action as is necessary to elect one Target Shareholder to the Board of Directors of HA-LO. It is currently anticipated that Seymour N. Okner, the principal Target Shareholder, will be nominated and appointed to the Board of Directors as of the date following the Effective Time. See "The Merger Transactions -- Interest of Certain Persons in the Merger." It also is anticipated that after the consummation of the Merger Transactions Lou Weisbach, the Chairman of the Board, President and Chief Executive Officer of HA-LO, will continue to serve in such capacities.

    CONDITIONS TO THE MERGER TRANSACTIONS. The obligations of HA-LO and the Target Companies to consummate the Merger Transactions are subject to the satisfaction of certain conditions, including, among others (i) obtaining the requisite HA-LO shareholder approval, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) obtaining from the Target Shareholders a certificate under Section 116 of the Income Tax Act (Canada) (the "ITA") indicating that any gain realized on the Canada Amalgamation is tax-free by virtue of the Canada-United States Income Tax Convention (the "Treaty"), (iv) the absence of any injunction prohibiting consummation of the Merger Transactions, (v) the receipt of certain legal opinions with respect to various aspects of the Merger Transactions and
(vi) the receipt of accountants' letters with respect to "cold comfort" matters. See "The Merger Transactions -- Certain Income Tax Considerations," "The Merger Transactions -- Accounting Treatment" and "The Plan of Merger and Amalgamation
- -- Conditions."

    TERMINATION. The Plan of Merger and Amalgamation may be terminated and the Merger Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of HA-LO, in a number of circumstances, which include, among others, (i) by the mutual consent of HA-LO and the Target Companies (or the Target Shareholders acting on their behalf);
(ii) by HA-LO if there has been a breach by a Target Company or a Target Shareholder of any of its or his respective covenants or agreements in the Plan of Merger and Amalgamation or if any of the representations and warranties of the Target Companies or Target Shareholders shall have become untrue such that a condition to the consummation of the Merger Transactions shall not have been satisfied and such breach or condition has not been cured within 30 days after receipt of written notice; (iii) by the Target Companies (or the Target Shareholders acting on their behalf) if there has been a breach by HA-LO of any of its respective covenants or agreements in the Plan of Merger and Amalgamation or if any of the representations and warranties of HA-LO shall have become untrue such that a condition to the consummation of the Merger Transactions shall not have been satisfied and such breach or condition has not been cured within 30 days after receipt of written notice; (iv) by HA-LO or the Target Companies (or the Target Shareholders acting on their behalf) if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or governmental entity preventing or prohibiting consummation of the Merger Transactions shall have become final and nonappealable; (v) by HA-LO or the Target Companies if the Merger Transactions have not been consummated by October 31, 1996; (vi) by HA-LO, if the Board of Directors of a Target Company shall have recommended to the shareholders of such Target Company any Competing Transaction (hereinafter defined); or (vii) by the Target Companies (or the Target Shareholders acting on their behalf) if HA-LO has entered into a written agreement relating to a HA-LO Change in Control (hereinafter defined). See "The Plan of Merger and Amalgamation -- No Solicitation of Competing Transactions" and "The Plan of Merger and Amalgamation -- Termination."

    TERMINATION FEES. If the Plan of Merger and Amalgamation is terminated by HA-LO, on the one hand, or the Target Companies (or the Target Shareholders acting on their behalf), on the other hand, pursuant to clause (ii) or (iii) of the preceding paragraph due to an intentional breach by the non-terminating party, and without fault of the terminating party, the non-terminating party is required to pay the terminating party an amount equal to all of the non-terminating party's out-of-pocket expenses incurred in connection with the Plan of Merger and Amalgamation. If HA-LO terminates the Plan of Merger and Amalgamation and at the time of such termination a Competing Transaction exists, the Target Companies are required to pay HA-LO a $15 million termination fee and HA-LO's out-of-pocket expenses incurred in connection with the Plan of Merger and Amalgamation. If the Target Companies (or the Target Shareholders acting on their behalf) terminate the Plan of Merger and Amalgamation and at the time of such termination there shall exist a written agreement with respect to a HA-LO Change in Control, HA-LO is required to pay the Target Companies a $15 million termination fee and the Target Companies' out-of-pocket expenses incurred in connection with the Plan of Merger and Amalgamation. In addition, if the Target Companies (or the Target Shareholders acting on their behalf) terminate the Plan of Merger and Amalgamation, HA-LO is required to pay the Target Companies an additional termination fee equal to the discount (if any) applicable to accounts receivable sold by Market USA to a bank at the request of HA-LO. See "The Plan of Merger and Amalgamation -- Expenses; Termination Fees" and "The Plan of Merger and Amalgamation -- Certain Covenants."

    AVAILABILITY OF DISSENTERS' RIGHTS. Shareholders of the Target Companies are not entitled to dissenters' rights in connection with the Merger Transactions. All shareholders of HA-LO at the record date for the Special Meeting will be entitled to exercise dissenters' rights in accordance with the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). A shareholder of HA-LO desiring to exercise dissenters' rights must (i) deliver to HA-LO, before the vote is taken at the Special Meeting, a written demand for payment of his or her shares of HA-LO Common Stock if the Merger Transactions are consummated; (ii) not vote in favor of the approval and adoption of the Plan of Merger and Amalgamation; and (iii) otherwise comply with Sections 11.65 and
11.70 of the IBCA. See "The Special Meeting -- Dissenters' Rights."

    RESALE RESTRICTIONS. Of the 2,550,000 shares of HA-LO Common Stock to be issued in connection with the Merger Transactions, 26 shares of HA-LO Common Stock will be freely transferable and the remaining 2,549,974 shares of HA-LO Common Stock may be resold by the recipients thereof only in limited circumstances because such latter shares of HA-LO Common Stock will be received by persons who may be deemed to be "affiliates" (as such term is defined in the Securities Act) of the Target Companies at the Effective Time. Pursuant to the Plan of Merger and Amalgamation, HA-LO has agreed to file and cause to be declared effective under the Securities Act, at specified dates, a registration statement to permit resales of shares of HA-LO Common Stock received by such affiliates as part of the Merger Transactions. See "The Merger Transactions -- Resale Restrictions."

    ANTITRUST MATTERS. The Merger Transactions are subject to the requirements of the HSR Act and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions (including the U.S. Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and unless certain waiting period requirements are met. On August 5, 1996, the Notification and Report Forms for the Merger Transactions required pursuant to the HSR Act were filed by both HA-LO and the Target Companies. On August 16, 1996, the FTC informed HA-LO that HA-LO's request for early termination of the applicable waiting period had been granted. See "The Merger Transactions -- Regulatory Approval."

    CANADIAN REGULATORY MATTERS. Neither the Canada Amalgamation nor the Ancillary Asset Acquisition requires governmental approval under the Competition Act (Canada) (the "Competition Act") or the Investment Canada Act prior to the consummation of the Merger Transactions. See "The Merger Transactions -- Regulatory Approval."

    CERTAIN INCOME TAX CONSIDERATIONS. Consummation of the Merger Transactions is conditioned upon receipt by HA-LO and the Target Companies of opinions from their respective legal counsel that the U.S. Merger will qualify as a reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, HA-LO believes that (i) the Canada Amalgamation will qualify as a reorganization under Section 368(a) of the Code (provided that certain shareholders of Marusa will be required to include an amount in gross income as a "toll charge" subject to tax) and (ii) the Ancillary Asset Acquisition will be taxable to both

Nerok and Market Financial, unless both of such corporations adopt plans of liquidation in connection with such exchanges (in which case certain shareholders of each of Marusa Financial and Nerok will be required to include an amount in gross income as a "toll charge" subject to tax). See "The Merger Transactions -- Certain United States Federal Income Tax Considerations" and "The Plan of Merger and Amalgamation -- Conditions."

    Any gains realized as a result of the Canada Amalgamation by a Target Shareholder who is a resident of the United States for purposes of the Treaty should be exempt from Canadian federal income tax by virtue of the Treaty. The Canada Amalgamation will also not give rise to any Canadian federal income tax payable by Marusa or HA-LO Sub-2. Any income or gains realized by Marusa Financial and Nerok as a result of the Ancillary Asset Acquisition will be subject to Canadian federal income tax. Any gain realized by HA-LO on the conversion of the shares of HA-LO Sub-2 in the Canada Amalgamation will be exempt from federal income tax pursuant to the provisions of the Treaty. See "The Merger Transactions -- Certain Canadian Federal Income Tax Considerations."

    ACCOUNTING TREATMENT. The Merger Transactions are expected to be accounted for as a pooling of interests in accordance with the provisions of Accounting Principles Board Opinion No. 16 on business combinations. HA-LO has received the written opinion of Arthur Andersen LLP, independent public accountants, to the effect that, based upon certain material facts and certain representations and warranties provided by HA-LO and the Target Companies described in such opinion, the business combination to be effected by the Merger Transactions would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles. See "The Merger Transactions -- Accounting Treatment."

    LISTING ON THE NASDAQ NATIONAL MARKET. The HA-LO Common Stock is quoted on The Nasdaq National Market under the symbol "HALO." The obligations of HA-LO to consummate the Merger Transactions are subject to the condition that the HA-LO Common Stock to be issued in connection with the Merger Transactions shall have been approved for quotation on The Nasdaq National Market.

    MARKET PRICE DATA. On June 14, 1996, the last trading day immediately prior to the date on which HA-LO and the Target Companies first publicly announced their intent to undertake the Merger Transactions, the closing sale price of HA-LO Common Stock as reported by The Nasdaq National Market was $26.75 per share. On August 22, 1996, the last trading day for which quotations were available at the time of printing this Proxy Statement/Prospectus, the last reported sale price for HA-LO Common Stock on The Nasdaq National Market, was
$            per share. Neither the Market USA Common Stock nor the Marusa
Common Stock is traded on any established public trading market or the over-the-counter market. See "Stock Price and Dividend Information."

RISK FACTORS

    The information set forth under "Risk Factors" on pages 1-6 should be reviewed and carefully considered in evaluating the Merger Transactions and the issuance of HA-LO Common Stock in connection with the Merger Transactions.

                             HA-LO INDUSTRIES, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth selected historical financial data and other operating information for HA-LO for each of the fiscal years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996 and 1995. The selected financial information for each of the three-year periods has been derived from the Consolidated Financial Statements of HA-LO, which have been audited by Arthur Andersen LLP, independent auditors to HA-LO, and from the underlying accounting records of HA-LO. The selected financial information for the six-month periods has been derived from unaudited consolidated financial statements of HA-LO and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of HA-LO, are necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for fiscal 1996.

    All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and with the Consolidated Financial Statements and related notes of HA-LO included or incorporated by reference herein.

                             HA-LO INDUSTRIES, INC.
                            SELECTED FINANCIAL DATA

                                                                                                   SIX MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1993       1994       1995       1995       1996
                                                                ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.....................................................  $  80,463  $ 110,396  $ 172,866  $  66,314  $  85,973
Cost of service...............................................     59,262     76,319    122,982     45,634     60,703
                                                                ---------  ---------  ---------  ---------  ---------
Gross profit..................................................     21,201     34,077     49,884     20,680     25,270
Selling expenses..............................................     11,328     18,213     24,600     10,699     13,026
General and administrative expenses...........................      8,876     12,663     19,045      8,293      9,928
                                                                ---------  ---------  ---------  ---------  ---------
Income from operations........................................        997      3,201      6,239      1,688      2,316
Other income (expense)........................................        (53)      (836)    (1,260)      (665)       248
                                                                ---------  ---------  ---------  ---------  ---------
Income before taxes...........................................        944      2,365      4,979      1,023      2,564
Provision for income taxes....................................        198        859      1,991        409      1,026
                                                                ---------  ---------  ---------  ---------  ---------
Net income for the period.....................................  $     746  $   1,506  $   2,988  $     614  $   1,538
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Pro forma net income for the period(1)........................  $     566  $   1,419        N/A        N/A        N/A
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
PER SHARE DATA(2):
Net income (pro forma for 1993 and 1994)(1)...................       0.08       0.20       0.34       0.08       0.14
Shares used in computation assuming full dilution.............      7,074      7,200      8,722      7,955     11,263

BALANCE SHEET DATA (END OF PERIOD):
Total assets..................................................  $  31,306  $  44,667  $  68,848  $  48,742  $  63,093
Working capital...............................................      8,757     14,556     27,586     27,344     29,425
Long-term debt, net of current portion........................      6,071     12,512         --     15,226         --
Shareholders' equity..........................................      8,721      9,911     39,572     12,216     42,124

- ------------------------------

(1) In December, 1995 HA-LO acquired an entity that had elected to be treated as an S corporation for federal income tax purposes. The acquisition was accounted for as a pooling-of-interests. Accordingly, pro forma net income and income per share amounts include an unaudited pro forma tax provision for the years ended December 31, 1993 and 1994 at an effective rate of 40%.

(2) All per share amounts have been adjusted to reflect the June 3, 1996 3-for-2 split of the outstanding HA-LO Common Stock, effected in the form of a 50% common stock dividend, to shareholders of record on May 17, 1996.

                                TARGET COMPANIES
                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth selected historical combined financial data and other operating information for the Target Companies for each of the fiscal years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996 and 1995. The selected financial information for each of the three-year periods has been derived from the Combined Financial Statements of the Target Companies, which have been audited by Arthur Andersen LLP, independent auditors to the Target Companies, and from the underlying accounting records of the Target Companies. The selected combined financial information for the six-month periods has been derived from unaudited consolidated financial statements of the Target Companies and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of the Target Companies, are necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for fiscal 1996.

    All information contained in the following tables should be read in conjunction with "Target Companies' Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and with the Combined Financial Statements and related notes of the Target Companies included herein. Certain amounts from the combined statements of income of the Target Companies have been reclassified to conform with the presentation below.

                                TARGET COMPANIES
                            SELECTED FINANCIAL DATA

                                                                                                     SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.......................................................  $  24,491  $  35,425  $  38,399  $  17,746  $  24,733
Cost of service.................................................     16,392     23,170     25,495     13,173     18,350
                                                                  ---------  ---------  ---------  ---------  ---------
Gross profit....................................................      8,099     12,255     12,904      4,573      6,383
                                                                  ---------  ---------  ---------  ---------  ---------
Selling expenses................................................        459        911        959        435        548
General and administrative expenses.............................      5,487      7,205      9,062      3,013      3,469
                                                                  ---------  ---------  ---------  ---------  ---------
Income from operations..........................................      2,153      4,139      2,883      1,125      2,366
Other income....................................................         14         36         46         23         13
                                                                  ---------  ---------  ---------  ---------  ---------
Income before taxes.............................................      2,167      4,175      2,929      1,148      2,379
Provision for income taxes......................................        209        337        508         47        167
                                                                  ---------  ---------  ---------  ---------  ---------
Net income for the period.......................................  $   1,958  $   3,838  $   2,421  $   1,101  $   2,212
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Pro forma net income for the period(1)..........................  $   1,300  $   2,505  $   1,757  $     689  $   1,427
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA(2):
Dividends.......................................................        .14        .26       1.84       0.17       0.49
Pro forma net income(1).........................................       0.51       0.98       0.69       0.27       0.56
Shares used in computation......................................      2,550      2,550      2,550      2,550      2,550
BALANCE SHEET DATA (END OF PERIOD):
Total assets....................................................  $   7,945  $  11,271  $  10,492  $  12,472  $  13,308
Working capital.................................................      2,130      4,900      2,368      5,819      2,562
Long-term debt, net of current portion..........................         87         79         81         78         78
Shareholders' equity............................................      4,311      7,478      5,338      8,156      6,292

- ------------------------------

(1) Market USA has elected to be treated as an S corporation for federal income tax purposes. Pro forma net income and pro forma net income per share amounts include an unaudited pro forma income tax provision for all periods at an effective rate of 40%.

(2) All per share data is based on the number of shares of HA-LO Common Stock to be issued by HA-LO in connection with the Merger Transactions.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following table presents summary pro forma financial information derived from the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/Prospectus and has been presented assuming the Merger Transactions will be accounted for as a pooling of interests. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of HA-LO had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in HA-LO's Annual Report to Securityholders on Form 10-K, which is incorporated by reference herein, and "Target Companies' Management's Discussion and Analysis of Financial Condition and Results of Operations" and "HA-LO and Target Companies Pro Forma Combined Condensed Financial Statements" included elsewhere in this Proxy Statement/Prospectus.

                           HA-LO AND TARGET COMPANIES
                    SUMMARY PRO FORMA FINANCIAL INFORMATION

                                                                                      SIX MONTHS ENDED JUNE
                                                     YEARS ENDED DECEMBER 31,                  30,
                                               -------------------------------------  ----------------------
                                                  1993         1994         1995        1995        1996
                                               -----------  -----------  -----------  ---------  -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
Revenues.....................................  $   104,954  $   145,821  $   211,265  $  84,060  $   110,706
  Pro forma net income(1),(3)................        1,866        3,924        4,745      1,303        2,965
  Pro forma earnings per share(2),(4)........         0.19         0.40         0.42       0.12         0.21
Balance Sheet Data (at end of period):
  Total assets...............................                                                    $    76,401
  Working capital............................                                                         29,104
  Long-term debt, net of current portion.....                                                             78
  Shareholders' equity.......................                                                         45,532

- ------------------------

(1) A corporation which was acquired by HA-LO in December, 1995 in a transaction accounted for as a pooling-of-interests, had elected to be treated as an S corporation for federal income tax purposes. Pro forma net income and income per share amounts include an unaudited provision for federal and state income taxes at an effective rate of 40% for 1993 and 1994.

(2) All per share information has been adjusted to reflect a 3-for-2 stock split, effected by HA-LO as a 50% common stock dividend, to shareholders of record on May 17, 1996.

(3) Market USA has elected to be treated as an S corporation for federal income tax purposes. Pro forma net income and pro forma net income per share amounts include an unaudited provision for federal and state income taxes for all periods at an effective rate of 40%.

(4) All per share data is based on the number of shares of HA-LO Common Stock to be issued by HA-LO to complete the Merger Transactions.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of HA-LO and the Target Companies and combined per share data on an unaudited pro forma basis, based on the assumption that the Merger Transactions occurred at the beginning of the earliest period presented and were accounted for as a pooling of interests. The pro forma comparative per share data has been adjusted to give effect to (i) the issuance of 1,912,500 shares of HA-LO Common Stock in connection with the U.S. Merger; (ii) the issuance of 637,400 shares of HA-LO Common Stock in connection with the Canada Amalgamation; and (iii) the issuance of 100 shares of Common Stock in connection with the Ancillary Asset Acquisition. The pro forma comparative per share data does not purport to represent what HA-LO's financial position or results of operation would actually have been had the Merger Transactions occurred at the beginning of the earliest period presented or to project HA-LO's financial position or results of operation for any future date or period. This data should be read in conjunction with the pro forma combined condensed financial statements and the separate historical financial statements and notes thereto of HA-LO included or incorporated by reference herein and of the Target Companies included elsewhere herein.

                                                                                                          SIX MONTHS ENDED
                                                                          YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                       -------------------------------  --------------------
                                                                         1993       1994       1995       1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
INCOME FROM CONTINUING OPERATIONS PER SHARE
  Historical HA-LO...................................................  $    0.08  $    0.20  $    0.34  $    0.08  $    0.14
  Historical Target Companies........................................  $    0.51  $    0.98  $    0.69  $    0.43  $    0.87
  Pro forma combined.................................................  $    0.19  $    0.40  $    0.42  $    0.12  $    0.21
BOOK VALUE PER SHARE
  Historical HA-LO...................................................                        $    4.54             $    3.74
  Historical Target Companies........................................                        $    2.09             $    2.94
  Pro forma combined.................................................                        $    3.98             $    3.30
CASH DIVIDENDS PER SHARE
  Historical HA-LO(1)................................................         --         --         --         --         --
  Historical Target Companies........................................  $    0.14  $    0.26  $    1.84  $    0.17  $    0.49
  Pro forma combined.................................................  $    0.04  $    0.07  $    0.42  $    0.04  $    0.09

- ------------------------

(1) Excludes dividends of $299,000, $610,000 and $555,000 paid by an acquired company to its shareholders in 1993, 1994 and 1995, respectively, prior to its acquisition by HA-LO. The acquisition, which occurred in December 1995, was accounted for as a pooling of interests. No dividends were paid by the acquired company during the six months ended June 30, 1995 or June 30, 1996.

                                  RISK FACTORS

    The following are certain factors that should be considered by the shareholders of HA-LO in evaluating the Merger Transactions as well as the proposal to be considered and voted upon at the HA-LO Special Meeting and by shareholders of each of the Target Companies in evaluating an investment in HA-LO Common Stock. Unless otherwise specified, references herein to the Target Companies after the Merger Transactions refer to the surviving corporation of the U.S. Merger, the corporation resulting from the Canada Amalgamation and the business operated by the New Canadian Service Entity.

RISKS FACTORS RELATING TO THE MERGER TRANSACTIONS

    INTEGRATION OF THE BUSINESSES. The Merger Transactions involve the integration of two business organizations that have previously operated independently. There can be no assurance that HA-LO will not encounter difficulties in integrating the operations of the Target Companies with those of HA-LO or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two business organizations will be compatible or that HA-LO or the Target Companies will not experience the loss of key personnel. Among the factors considered by the Board of Directors of HA-LO in connection with its approval of the Plan of Merger and Amalgamation were the opportunities to provide additional marketing services to HA-LO's existing clients. There can be no assurance that any of HA-LO's existing clients will become clients of the Target Companies after the Merger Transactions.

    DILUTION OF PERCENTAGE OWNERSHIP INTEREST. Following the Merger Transactions, the current shareholders of HA-LO will own approximately 80.5% of the then outstanding HA-LO Common Stock. This represents substantial dilution of the percentage ownership interest in HA-LO by HA-LO's current shareholders. The shareholders of the Target Companies will own approximately 19.5% of the HA-LO Common Stock. In addition, the policies and day-to-day operations of the combined companies will be controlled by the Board of Directors and management of HA-LO.

RISK FACTORS RELATING TO THE TARGET COMPANIES

    RELIANCE ON MAJOR CLIENTS AND KEY INDUSTRIES. Because a substantial portion of the Target Companies' revenue is generated from relatively few clients, the loss of a significant client or clients could have a materially adverse effect on the Target Companies. The Target Companies' ten largest clients collectively accounted for approximately 89.3% and 77.2%, respectively, of the Target Companies' combined net revenues in 1994 and 1995. The Target Companies' largest client in 1994 was JC Penney Life Insurance Company, which accounted for approximately 25.4% of the Target Companies' combined net revenues. The Target Companies' largest client in 1995 was Allstate Insurance, which accounted for approximately 19.5% of the Target Companies' combined net revenues. Many of the Target Companies' clients are concentrated in the insurance and financial services industries. A trend in either of these industries not to use, or to reduce their use of, telephone-based sales, marketing or customer management services, could have a materially adverse effect on the Target Companies. The Target Companies generally operate under contracts which may be terminated on short notice, some of which do not have minimum volume requirements. See "Business of the Target Companies."

    FACTORS AFFECTING ABILITY TO MANAGE AND SUSTAIN GROWTH. The Target Companies have experienced rapid growth over the past several years and anticipate continued growth to be driven primarily by industry trends toward outsourcing of telephone-based sales, marketing and customer service operations and increased penetration by the Target Companies of new and existing clients and markets. Future growth will depend on a number of factors, including the effective and timely initiation and development of client relationships, opening of new call centers, and recruitment, motivation and retention of qualified personnel. Sustaining growth will also require the implementation of enhanced operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that the Target Companies will be able to manage their expanding operations effectively or that they will be able to maintain or accelerate their growth. See "Target Companies Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Target Companies."

    COMPETITIVE AND FRAGMENTED INDUSTRY; POTENTIAL FUTURE COMPETING TECHNOLOGIES AND TRENDS. The industry in which the Target Companies compete is very competitive and highly fragmented. The Target Companies' competitors range in size from very small firms offering special applications or short term projects to large, publicly traded companies. A number of competitors have capabilities and resources equal to, or greater than, the Target Companies. Some of the Target Companies' services also compete with direct mail, television, radio and other advertising media. There can be no assurance that, as the Target Companies' industry continues to evolve, additional competitors with greater resources than the Target Companies will not enter the industry (or particular segments of the industry) or that the Target Companies' clients will not choose to conduct more of their telephone-based sales, marketing or customer service activities internally. See "Business of the Target Companies -- Competition."

    The development of new forms of direct sales and marketing techniques, such as interactive home shopping through television, computer networks and other media, could have an adverse effect on the demand for the Target Companies' services. In addition, the effectiveness of marketing by telephone could also decrease as a result of consumer saturation and increased consumer resistance to this direct marketing tool. Although the Target Companies' attempt to monitor industry trends and respond accordingly, there can be no assurance that the Target Companies will be able to anticipate and successfully respond to such trends in a timely manner. See "Business of the Target Companies."

    ORGANIZATION OF MARUSA. The Canada Business Corporations Act (the "CBCA") requires that a majority of the directors of a corporation organized under the CBCA be residents of Canada. At the time of its incorporation under the CBCA, the sole directors of Marusa were Seymour N. Okner and Samuel P. Okner, each a resident of the United States. HA-LO's Canadian counsel has informed HA-LO that, because of such failure to comply with the CBCA, (i) Messrs. Okner, in their capacity as the sole directors of Marusa, had no authority to transact business on behalf of Marusa and (ii) all actions so taken by Messrs. Okner on behalf of Marusa were without effect, including, without limitation, the issuance of shares of Marusa Common Stock. As a result, neither Marusa nor the shareholders of Marusa can confirm the identity of either the shareholders or directors of Marusa since its initial incorporation. Although, Marusa has commenced proceedings to obtain a declaratory judgment of a court of competent jurisdiction to confirm the identity of the shareholders and directors of Marusa, there can be no assurance that a court will grant such a declaratory judgment, that such a declaratory judgment will be granted prior to the Effective Time or that Marusa will be able to consummate the Canada Amalgamation in the absence of such a judgment. If such declaratory judgment is not granted prior to the Effective Time and HA-LO is otherwise able to consummate the Canada Amalgamation, HA-LO will bear the risk that persons, other than those set forth in this Proxy Statement/Prospectus, may claim ownership to the Marusa Common Stock. The Target Companies have informed HA-LO that they believe they have meritorious defenses to any such claims. Although HA-LO will vigorously defend any such claims, there can be no assurance that HA-LO would be meritorious in such defense and that any such claimants would not be judicially declared to be the owners of all or a portion of the Marusa Common Stock.

    LICENSING REQUIREMENTS. Certain United States and Canadian jurisdictions in which the Target Companies operate have laws and regulations which require that persons selling insurance products obtain state, provincial or territorial licenses before engaging in such activities. In particular, each Canadian province and territory requires that Marusa Financial and its representatives selling insurance products, among others, obtain such a license. Marusa Financial has been unable to demonstrate that it is in compliance with such licensing requirements in several Canadian provinces and territories. In the absence of a valid license, the provincial or territorial government has the authority to require Marusa Financial to cease and desist from conducting telemarketing activities relating to insurance products in such province or territory until such license is applied for and obtained, a process which could require several months to complete. There can be no assurance that any such license will be obtained. In addition, on May 21, 1996, governmental authorities in the Province of British Columbia issued a cease and desist order with respect to Marusa Financial's activities in such Province requiring each employee of Marusa Financial to cease conducting telemarketing activities on behalf of Marusa Financial until such employees obtain the required Province of British Columbia licenses. On May 24, 1996, Marusa Financial appealed such cease and desist order and applied for and obtained a stay of the British Columbia cease and desist order, which stay is effective until the court renders a decision on the Target Companies' appeal. The hearing relating to the Target Companies' appeal is scheduled for October 1996. The failure of Marusa Financial to obtain, and maintain in effect, all required licenses to conduct telemarketing activities with respect to insurance products would have a material adverse effect on the results of operations of the Target Companies taken as a whole. See "Business of the Target Companies -- Legal Proceedings."

    RELIANCE ON TECHNOLOGY. The Target Companies have invested significantly in sophisticated and specialized telecommunications and computer technology, and have focused on the application of this technology to provide customized solutions to meet their clients' needs. The Target Companies anticipate that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to maintain their competitiveness. The Target Companies' future success will also depend in part on their ability to continue to develop information technology solutions which keep pace with evolving industry standards and changing client demands. In addition, the Target Companies' business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty or operating malfunctions, could have a materially adverse effect on the Target Companies' business. See "Business of the Target Companies -- Business Strategy."

    DEPENDENCE ON KEY PERSONNEL. The success of the Target Companies depends in large part upon the abilities and continued service of their executive officers and other key employees. There can be no assurance that the Target Companies will be able to retain the services of such officers and employees. Seymour N. Okner, the principal Target Shareholder, is 69 years of age and, although Mr. Okner will serve as Chairman and Chief Executive Officer of each of Market USA and Marusa and enter into an Employment Agreement with HA-LO for an initial term of three years, there can be no assurance that Mr. Okner or any other executive officer or key employee will continue to be able to devote the same efforts to the success of the Target Companies as has historically been the case. The loss of key personnel, including Mr. Okner, could have a materially adverse effect on the Target Companies. The Target Companies have non-competition agreements with certain of their existing key personnel. However, courts are at times reluctant to enforce such agreements. In order to support their growth, the Target Companies will be required to effectively recruit, develop and retain additional qualified management personnel. See "The Merger Transactions -- Interests of Certain Persons in the Merger Transactions" and "Management of the Target Companies."

    DEPENDENCE ON LABOR FORCE. The Target Companies' industry is very labor intensive and has experienced high personnel turnover. Many of the Target Companies' employees receive modest hourly wages. A higher turnover rate among the Target Companies' employees would increase the Target Companies' recruiting and training costs and decrease operating efficiencies and productivity. Some of the Target Companies' operations, particularly insurance product sales, require specially trained and licensed employees. Growth in the Target Companies' business will require them to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Target Companies will be able to continue to hire, train and retain a sufficient labor force of qualified employees. A significant portion of the Target Companies' costs consists of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could materially adversely effect the Target Companies. See "Business of the Target Companies -- Personnel and Training."

    DEPENDENCE ON TELEPHONE SERVICE. The Target Companies' business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Target Companies' services, or any significant interruption in telephone services, could have a materially adverse impact on the Target Companies.

    GOVERNMENT REGULATION. The Target Companies' business is subject to various federal and state laws and regulations. The Target Companies' industry has become subject to an increasing amount of federal and state regulation in the past five years. The rules of the Federal Communications Commission (the "FCC") under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorizes the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued regulations under the TCFAPA which, among other things, require telemarketers to make certain disclosures when soliciting sales. The Target Companies' operating procedures comply with the telephone solicitation rules of the FCC and FTC. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Target Companies or their clients in the future or significantly increase the cost of regulatory compliance. See "Business of the Target Companies -- Government Regulation -- United States Government Regulation."

    The Target Companies' business is also subject to various federal and provincial laws and regulations, including, but not limited to, certain fraud provisions of the Canadian Criminal Code and certain misleading advertising provisions of the Competition Act. In addition, certain provinces and territories have enacted legislation applicable to telemarketing practices. Moreover, the Canadian Radio-television and Telecommunications Commission has issued several decisions relating to the use of automatic dialing-announced devices in connection with certain telemarketing practices. In June 1995, the Director under the Competition Act proposed that certain amendments be made to the Competition Act to, among other things, (i) establish deceptive telemarketing practices as a specific strict liability criminal offense; (ii) permit legal proceedings in respect to deceptive telemarketing practices by way of summary conviction in less serious matters or by way of indictment in more serious matters; and (iii) increase the maximum fine relating to summary convictions from Cdn. $25,000 to Cdn. $200,000. The Target Companies believe that draft legislation relating to the foregoing will be introduced into the House of Commons in the fall of 1996. The Target Companies also believe that, except as described in this Proxy Statement/Prospectus, they are currently in compliance with all existing Canadian laws; however, there can be no assurance
(i) that additional federal or provincial legislation, or changes in regulatory implementation would not limit the activities of the Target Companies or their clients in the future or significantly increase the cost of regulatory compliance or (ii) as to the impact, if any, that any such legislation, if enacted, would have upon the business and operations of the Target Companies in Canada. See "Business of the Target Companies -- Government Regulation -- Canadian Government Regulation."

    Several of the industries in which the Target Companies' clients operate are subject to varying degrees of government regulations, particularly the insurance and financial services industries. Generally, compliance with these regulations is a responsibility shared between the Target Companies and their clients. However, the Target Companies could be subject to a variety of enforcement or private actions for their failure or the failure of their clients to comply with such regulations. The Target Companies' telephone representatives who sell insurance products are required, among other things, to be licensed by various state and provincial insurance commissions and participate in regular continuing education programs, thus requiring the Target Companies to comply with the extensive regulations of these state and provincial commissions. As a result, changes in these regulations or their implementation could materially increase the Target Companies' operating costs. See "Business of the Target Companies -- Government Regulation -- Other Regulation."

    POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Target Companies could experience quarterly variations in net revenues and operating income as a result of many factors, including, among others, the timing of clients' marketing campaigns, the timing of additional selling, general and administrative expenses to acquire and support such new business and changes in the Target Companies' revenue mix among its various service offerings. In addition, the Target Companies must plan their operating expenditures based on revenue forecasts, and revenue shortfall below such forecast in any quarter would likely adversely affect the Target Companies' operating results for that quarter. However, the Target Companies' business tends to be slower in the first quarter due to client marketing programs which are typically slower in the first part of the year. See "Target Companies' Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK FACTORS RELATING TO HA-LO AND HA-LO COMMON STOCK

    GROWTH THROUGH ACQUISITIONS. Acquiring businesses which can be integrated into HA-LO's operations has been and continues to be an important element of HA-LO's strategy for achieving profitable growth. Since January 1, 1993, HA-LO has acquired ten advertising specialty businesses. However, there can be no assurance that suitable acquisition candidates will continue to be available at prices deemed reasonable by HA-LO, that HA-LO will be able to successfully integrate future acquisitions, if any, into its existing business, that the sales representatives previously associated with an acquired business will remain with HA-LO after the acquisition or that HA-LO's recent growth rate will continue in the future. In addition, there is significant competition for attractive acquisition candidates.

    RISKS RELATED TO RAPID GROWTH. Since January 1, 1993, HA-LO's net sales and net income have increased as a result of both its acquisitions of advertising specialty businesses and its internal growth. As part of its business strategy, HA-LO intends to continue to pursue additional acquisitions, open showrooms and attract and retain additional sales representatives. The failure to effectively control and manage growth could have a material adverse effect on HA-LO's financial condition and results of operations. There can be no assurance that HA-LO's recent growth rate will continue in the future.

    CONCENTRATION OF SALES WITH MONTGOMERY WARD; LOWER GROSS MARGINS WITH MONTGOMERY WARD BUSINESS. During the six months ended June 30, 1996, sales to Montgomery Ward & Co. Incorporated ("Montgomery Ward") accounted for approximately 15.0% of HA-LO's net sales. HA-LO's exclusive agreement with Montgomery Ward expires on December 31, 2004, subject to earlier termination (i) at HA-LO's election in the event that Montgomery Ward fails to purchase specified minimum amounts of HA-LO products annually under the agreement and
(ii) at Montgomery Ward's election on December 31 of any year, commencing in 1998, upon no less than six-months' notice. In connection with the agreement, a fund in which Montgomery Ward is the principal investor, acquired shares of HA-LO Common Stock and warrants to purchase additional shares of HA-LO Common Stock. Certain of the warrants are subject to forfeiture upon early termination of the agreement. Subsequently, the fund distributed its shares of HA-LO Common Stock and warrants to its partners (including Montgomery Ward) PRO RATA in accordance with their respective partnership interests. The agreement provides for limitations on HA-LO's gross margins relating to sales thereunder, resulting in lower gross margins on this business than on HA-LO's other business. This is offset, however, by lower selling expenses incurred on the sales to Montgomery Ward. Although HA-LO believes that it has established an excellent relationship with Montgomery Ward, the loss of all or a significant portion of this account would have a material adverse effect on HA-LO's business and results of operations.

    CONCENTRATION OF SALES AND EARNINGS IN FOURTH QUARTER; QUARTERLY FLUCTUATIONS IN SALES AND EARNINGS. Some customers tend to utilize a greater portion of their advertising and promotion budgets in the latter part of the calendar year, which has historically resulted in and may continue to result in a disproportionately large share of HA-LO's net sales and net income being recognized in the fourth quarter. In addition, the timing of, and method of accounting used in connection with, an acquisition may cause substantial fluctuations in operating results from quarter to quarter.

    EMPLOYMENT TAX AUDIT. The Internal Revenue Service (the "IRS") has commenced and is currently engaged in a field audit examination of HA-LO's federal employment tax returns for the years ended December 31, 1993, 1994 and 1995 which includes a review of the facts, circumstances and legal authority supporting HA-LO's position that its independent sales representatives have properly been treated as independent contractors for federal employment tax purposes. The audit is continuing, and no adjustments to HA-LO's federal withholding, federal unemployment or social security tax liabilities have been proposed to date, although management believes that the IRS will propose such adjustments in the near future. Although management believes that HA-LO's characterization of its independent sales representatives as independent contractors rather than employees is proper, the IRS could assert otherwise and seek to require HA-LO to reclassify its independent sales representatives as employees and/or pay substantial additional employment taxes and penalties, which amount could be material. If the IRS proposes such a reclassification or adjustment, HA-LO would have several options available to it, including an appeal of any such determination within the IRS and to the Federal District Court, if necessary. This process could take several years to resolve as the ultimate determination will be based upon a factual analysis of the relationship between HA-LO and its independent sales representatives. If the IRS were to prevail and require HA-LO to treat all or any portion of its independent sales representatives as employees, such change in status could adversely effect HA-LO's business.

    DEPENDENCE UPON INDEPENDENT SALES REPRESENTATIVES. The success of HA-LO is largely attributable to its ability to attract and retain experienced sales representatives. HA-LO's sales force currently consists of approximately 600 sales representatives, most of whom are independent representatives. During the six months ended June 30, 1996, no single sales representative was responsible for more than 0.3% of HA-LO's sales. HA-LO's independent sales representatives generally have the right to represent other companies, including competitors of HA-LO. HA-LO believes that the decision of a sales representative to terminate his or her relationship with HA-LO could result in HA-LO losing that representative's customers. Historically, HA-LO has not had significant turnover among its sales representatives; however, there can be no assurance that HA-LO will not experience higher turnover among its sales representatives in the future.

    COMPETITION. The advertising specialty industry is highly fragmented and competitive, and the cost of entry is low. Although HA-LO believes its value-added services provide it with a competitive advantage, these capabilities may result in higher administrative costs than those incurred by certain of its smaller competitors. Existing or new competitors may have substantially greater financial and other resources than HA-LO. HA-LO also competes for advertising dollars with other sources, such as television, radio, newspapers, magazines and billboards. There can be no assurance that HA-LO will be able to continue to compete successfully against current and future competitors or that competitive pressures faced by HA-LO will not materially adversely affect its business, operating results and financial condition in the future.

    CONTROL BY MANAGEMENT. After giving effect to the issuance of HA-LO Common Stock in connection with the consummation of the Merger Transactions, HA-LO's executive officers and directors (including Seymour N. Okner and his affiliates), and investors currently represented on its Board of Directors, will, in the aggregate, beneficially own approximately 37.1% of the outstanding HA-LO Common Stock. Although no voting agreements or similar arrangements among such shareholders currently exist or are contemplated, if such shareholders were to act in concert in the future, they likely would be able to elect all of HA-LO's directors, determine the outcome of most corporate actions requiring shareholder approval and otherwise control the business affairs of HA-LO. Similarly, such persons, acting together, would be in a position to prevent a take-over of HA-LO by one or more third parties.

    CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK. Certain provisions of HA-LO's Restated Articles of Incorporation, as amended, and HA-LO's Amended and Restated By-laws, as well as provisions of the IBCA, could have an anti-takeover effect. HA-LO's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, voting, liquidation, dividend and other rights, preferences and privileges of such shares without any further vote or action by HA-LO's shareholders. The rights of the holders of HA-LO Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of HA-LO or to otherwise effect a change of control. HA-LO has no present plan to issue shares of Preferred Stock. Additionally, the IBCA places restrictions on business combinations with persons deemed "interested shareholders." These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of HA-LO.

    DIVIDENDS. HA-LO has not paid any dividends on the HA-LO Common Stock since its initial public offering in November 1992 and does not anticipate paying any such dividends in the foreseeable future. However, an entity acquired by HA-LO in December 1995 in a transaction accounted for as a pooling of interests paid cash dividends of $555,000, $610,000 and $299,000 in 1995, 1994 and 1993,
respectively.

    SHARES ELIGIBLE FOR FUTURE SALE. As of July 31, 1996, 10,509,055 shares of HA-LO Common Stock were outstanding, and 2,485,067 shares of HA-LO Common Stock were reserved for issuance in connection with the exercise of outstanding options, warrants and conversion rights. In addition to the 2,550,000 shares of HA-LO Common Stock proposed to be issued in the Merger Transactions, HA-LO may issue shares of HA-LO Common Stock and preferred stock in the future in connection with acquisitions, corporate combinations, financing activities or employee compensation plans. Sales of substantial amounts of HA-LO Common Stock in the open market or the availability of such shares for sale could have an adverse short-term effect on the market price for HA-LO Common Stock. See "The Merger Transactions -- Resale Restrictions."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of HA-LO Common Stock will consider and vote upon a proposal to approve and adopt the Plan of Merger and Amalgamation and the transactions contemplated thereby. Approval and adoption of the Plan of Merger and Amalgamation shall also constitute approval of the issuance of shares of HA-LO Common Stock in connection with the Merger Transactions. HA-LO shareholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting or any adjournment(s) or postponement(s) thereof.

    THE HA-LO BOARD OF DIRECTORS HAS APPROVED THE PLAN OF MERGER AND AMALGAMATION AND RECOMMENDS THAT HA-LO STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND AMALGAMATION (WHICH APPROVAL AND ADOPTION SHALL CONSTITUTE, AMONG OTHER THINGS, APPROVAL OF THE ISSUANCE OF SHARES OF HA-LO COMMON STOCK IN CONNECTION WITH THE MERGER TRANSACTIONS.)

    The HA-LO Special Meeting will be held at HA-LO's principal executive offices located at 5980 West Touhy Avenue, Niles, Illinois 60714, on Wednesday, September 25, 1996, at 10:00 A.M., local time.

VOTE REQUIRED

    The affirmative vote of at least two-thirds of the outstanding shares of HA-LO Common Stock will be necessary for approval and adoption of the Plan of Merger and Amalgamation. Each share of HA-LO Common Stock is entitled to one vote.

    On July 31, 1996, HA-LO's directors and executive officers may be deemed to be beneficial owners of 2,500,027 shares of HA-LO Common Stock (excluding 475,743 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of July 31, 1996), or approximately 23.79% of the then outstanding shares of HA-LO Common Stock. The directors and executive officers of HA-LO have indicated that they intend to vote their shares FOR the approval and adoption of the Plan of Merger and Amalgamation.

VOTING OF PROXIES

    Shares of HA-LO Common Stock represented by properly executed proxies received at or prior to the Special Meeting, will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR the approval and adoption of the Plan of Merger and Amalgamation. Abstention from voting on the Plan of Merger and Amalgamation will have the practical effect of voting against such matters. Broker non-votes on the Plan of Merger and Amalgamation will have the effect of a vote against the approval and adoption of the Plan of Merger and Amalgmation

    If any other matters are properly presented at the Special Meeting for consideration, the person or persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. HA-LO does not have any knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein.

REVOCABILITY OF PROXIES

    The grant of a proxy on the HA-LO form of proxy does not preclude a shareholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A shareholder may revoke a proxy at any time prior to its exercise by delivering to Lou Weisbach, Chairman of the Board, President and Chief Executive Officer of HA-LO, 5980 West Touhy Avenue, Niles, Illinois 60714, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

    Only holders of record of HA-LO Common Stock at the close of business on August 26, 1996 will be entitled to receive notice of and to vote at the Special Meeting. As of July 31, 1996, HA-LO had outstanding approximately 10,509,055 shares of HA-LO Common Stock.

SOLICITATION OF PROXIES

    HA-LO will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of HA-LO and its subsidiaries may solicit proxies from shareholders of HA-LO by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and HA-LO will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

DISSENTERS' RIGHTS

    TARGET COMPANY SHAREHOLDERS. No statutory right of dissent or appraisal is available to holders of Target Company Common Stock, under the IBCA or CBCA, because all of such shareholders voted their shares in favor of the U.S. Merger, the Canada Amalgamation and the Ancillary Asset Acquisition, as the case may be.

    HA-LO SHAREHOLDERS. The rights of shareholders of HA-LO who dissent in connection with the Merger Transactions are governed by specific legal provisions contained in Sections 11.65 and 11.70 of the IBCA. The description of dissenter's rights contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA, a copy of which is attached to this Proxy
Statement/Prospectus as Appendix C.

    If the Merger Transactions are consummated, shareholders of HA-LO who have fully complied with all applicable provisions of the IBCA may have the right to require HA-LO to purchase their shares of HA-LO Common Stock for cash at the fair value of such shares, plus any accrued interest, as of the consummation of the Merger Transactions. Persons who are beneficial owners of shares of HA-LO Common Stock but whose shares are held by another person, such as a trustee, broker or nominee should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Under the IBCA, no shareholder who is entitled to exercise dissenter's rights has any right at law or in equity to challenge the validity of the Merger Transactions or to have the Merger Transactions set aside or rescinded, except in an action to determine whether the Merger Transactions are fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

    Shares of HA-LO Common Stock must be purchased by HA-LO upon demand from a dissenting shareholder if such shareholder has complied with all applicable requirements of the IBCA. The procedures to be followed under the IBCA include the following requirements:

        (i) The shareholder of record must not vote all of his or its shares for the approval and adoption of the Plan of Merger and Amalgamation. The shareholder may vote part of its shares for the Merger Transaction without losing the right to have HA-LO purchase those shares which were not voted in favor of the approval and adoption of the Plan of Merger and Amalgamation;

        (ii) A beneficial owner of shares who is not the record owner may assert dissenter's rights as to shares held on such person's behalf only if the beneficial owner submits to HA-LO the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenter's rights; and

        (iii) The notice of meeting to the shareholders of HA-LO relating to the proposal to approve and adopt the Plan of Merger and Amalgamation must inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the Special Meeting, HA-LO furnishes to its shareholders material information with respect to the Merger Transactions that will objectively enable its shareholders to vote thereon and to determine whether or not to exercise dissenter's rights, a shareholder may assert dissenter's rights only if the shareholder does not vote in favor of the approval and adoption of the Plan of Merger and Amalgamation and the shareholder delivers to HA-LO, before the vote is taken at the Special Meeting, a written demand for purchase of his or its shares if the Merger Transactions are consummated.

    Within 10 days after the date on which the Merger Transactions become effective or 30 days after the shareholder delivers to HA-LO the written demand for payment, whichever is later, HA-LO shall send each shareholder who has delivered a written demand for payment, the following items: (i) a statement setting forth HA-LO's opinion as to the estimated fair value of the shares, (ii) HA-LO's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and (iii) either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership with respect to the shares, or instructions to the dissenting shareholder to sell his or its shares within 10 days after delivery of HA-LO's statement to the shareholder. HA-LO may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10-day period after being so instructed by HA-LO, for purposes of this provision of the IBCA, the shareholder shall be deemed to have sold his or its shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10-day period.

    A HA-LO shareholder who makes written demand for payment under the IBCA retains all other rights of a shareholder until those rights are cancelled by the Merger Transactions. Upon consummation of the Merger Transactions, HA-LO, if it has not properly instructed the dissenting shareholder to sell his or its shares, shall pay to each dissenter who transmits to HA-LO the certificate or other evidence of ownership of the shares the amount HA-LO estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. As used in the IBCA, "fair value" means the value of the shares immediately before the consummation of the Merger Transactions excluding any appreciation or depreciation in anticipation of the corporate action, unless such exclusion would be inequitable. "Interest," as defined in the IBCA, means interest from the effective date of the Merger Transactions until the date of payment, at the average rate currently paid by HA-LO on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    If the shareholder does not agree with the opinion of HA-LO as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of HA-LO's statement of fair value, shall notify HA-LO in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable.

    If, within 60 days from delivery to HA-LO of the shareholder's notification of estimate of fair value of the shares and interest due, HA-LO and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, HA-LO shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of HA-LO is located, requesting the court to determine the fair value of the shares and interest due. HA-LO shall make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of HA-LO to commence an action pursuant to this provision of the IBCA shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    The jurisdiction of the court in which the proceeding is commenced to determine the fair value of the shares of HA-LO is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision of the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by HA-LO or the proceeds of sale by the shareholder, whichever amount is applicable.

    The court, in a proceeding commenced under the IBCA, shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court, but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares of HA-LO Common Stock as determined by the court materially exceeds the amount which HA-LO estimated to be the fair value of the shares, then all or any part of the costs may be assessed against HA-LO. If the amount which any dissenter estimated to be the fair market value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (i) against HA-LO and in favor of any or all dissenters if the court finds that HA-LO did not substantially comply with the requirements of the IBCA, or (ii) against either HA-LO or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the IBCA.

                            THE MERGER TRANSACTIONS

    The detailed terms of, and conditions to, the Merger Transactions and certain related transactions are contained in the Plan of Merger and Amalgamation, a copy of which is attached hereto as Appendix A. The statements made in this Proxy Statement/Prospectus with respect to the terms and conditions of the Merger Transactions and the transactions related thereto are qualified in their entirety by reference to the more complete information set forth in the Plan of Merger and Amalgamation and the exhibits thereto.

GENERAL

    The Plan of Merger and Amalgamation provides for a business combination between HA-LO and the Target Companies in which (i) a wholly-owned subsidiary of HA-LO will merge with and into Market USA; (ii) a wholly-owned subsidiary of HA-LO will amalgamate with Marusa; and (iii) the New Canadian Service Entity will purchase, subject to discharge or performance of related liabilities, all of the assets of each of Marusa Financial and Nerok, and the holders of Market USA Common Stock and Marusa Common Stock and each of Marusa Financial and Nerok will be issued shares of HA-LO Common Stock. HA-LO has reserved the right to consummate the Ancillary Asset Acquisition upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock. As a result of the Merger Transactions, HA-LO will issue an aggregate of 2,550,000 shares of HA-LO Common Stock (approximately 19.5% of the outstanding HA-LO Common Stock after giving effect to the Merger Transactions). The Merger Transactions are intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for United States federal income tax purposes.

BACKGROUND OF THE MERGER TRANSACTIONS

    HA-LO has had an active acquisition program for several years. One of the goals of that program has been the development of a nationally-cohesive strategy for servicing the advertising specialty and premium product needs of an expanding base of high-volume corporate customers operating from multiple locations throughout the U.S. and Canada. HA-LO has focused on the growing needs of its national clientele by establishing (internally and by acquisition) offices in key locations from which to better serve its larger customers and offer a more diverse mix of products and services than would be generally available from one source. Examples of HA-LO's goal of providing a full range of products and services to its corporate clientele include the establishment of a full service ad agency, a sports marketing subsidiary, an event planning division and the acquisition of over 10 unique advertising specialty companies in key geographic regions.

    In January 1995, HA-LO signed a multi-year agreement to be the exclusive provider of premium products to Montgomery Ward, an agreement that was extended to 10 years in December 1995. Through its relationship with Montgomery Ward, HA-LO has become a supplier of premium products to The Signature Group ("Signature"), a subsidiary of Montgomery Ward, and one of the nation's largest captive telemarketing operations. By virtue of its agreements with HA-LO, Montgomery Ward was entitled to nominate an individual to serve as a member of HA-LO's Board of Directors. In June 1995, Dominic M. Mangone, a partner of Merchant Partners, L.P., a limited partnership in which Montgomery Ward is a substantial partner ("Merchant Partners"), upon HA-LO's recommendation to its shareholders, was elected to HA-LO's Board of Directors. Under its agreement with HA-LO, Merchant Partners acquired the right to purchase up to 900,000 shares of HA-LO Common Stock through the exercise of warrants vesting at the earlier of nine years or upon satisfaction of certain annual volume purchase requirements through HA-LO.

    In March 1996, Seymour N. Okner, the principal Target Shareholder, approached Mr. Weisbach and Marshall J. Katz, a Director of HA-LO (and compensated consultant to HA-LO on acquisition matters), regarding the terms of a possible business combination between HA-LO and the Target Companies. In preliminary discussions among HA-LO's Board of Directors, Mr. Mangone indicated that Merchant Partners held options to purchase between 20%-25% of the equity interest in each of

Market USA and Marusa for a purchase price equal to $4 million. To avoid any appearance of a conflict in this regard, Mr. Mangone resigned from the HA-LO Board and did not participate in discussions regarding a possible acquisition of the Target Companies.

    Based upon both internal analyses and those presented by certain of HA-LO's outside advisors, the Board of Directors authorized HA-LO's management to pursue acquisition discussions with Mr. Okner and his advisors. During April 1996, a Confidentiality Letter Agreement was executed among the parties, and thereafter, representatives of HA-LO, Market USA and Marusa met to discuss and negotiate the issues related to the possible business combination.

    In early April 1996, HA-LO met with certain of its outside advisors in anticipation of conducting a preliminary due diligence review of the Target Companies' operations and discussing issues involving the possible terms and structure of a transaction, evaluation and consideration of the proposed transaction by HA-LO's Board of Directors and the timing of events in a possible business combination. In May 1996, HA-LO's Board of Directors authorized the retention of Blair to provide a fairness opinion in connection with the business combination (with the understanding that Blair would not commence its activities until after the execution of the Plan of Merger and Amalgamation) and consulted with Arthur Andersen LLP, HA-LO's independent public accountants, regarding the structure of the potential business combination and the applicability of pooling-of-interests accounting. In addition, HA-LO's Board authorized the retention of the law firm of Neal, Gerber & Eisenberg as counsel to HA-LO for the transaction, since among the primary terms discussed was the issuance of authorized shares of HA-LO Common Stock in exchange for the outstanding capital stock of Market USA and Marusa.

    On May 20, 1996, a special meeting of HA-LO's Board of Directors was convened to review the proposed terms of a business combination with the Target Companies. At such meeting, Mr. Weisbach reviewed the material terms and conditions of the business combination, including the number of shares of HA-LO Common Stock to be exchanged for full ownership of the Target Companies, the terms under which the shareholders of the Target Companies would be eligible to sell HA-LO shares in the open market, the liquidated damages amounts payable if Market USA or Marusa breached their agreement to consummate the business combination, the terms and conditions under which Mr. Okner and his son, Samuel
P. Okner, would be provided Employment Agreements with the Target Companies and HA-LO, and other material issues.

    HA-LO's Board of Directors then deliberated on the issues presented and the terms proposed, and after considering various factors, determined the Merger Transactions to be fair and in the best interests of HA-LO's shareholders and approved the Merger Transactions, including the Employment Agreements of Messrs. Okner. The Plan of Merger and Amalgamation was executed as of the evening of June 14, 1996, and the Merger Transactions were publicly announced prior to the opening of business on Monday, June 17, 1996.

REASONS FOR THE MERGER TRANSACTIONS; RECOMMENDATION OF BOARD OF DIRECTORS

    The HA-LO Board of Directors believes that the terms of the Plan of Merger and Amalgamation are fair to and in the best interests of HA-LO and its shareholders. Accordingly, HA-LO's Board has approved the Plan of Merger and Amalgamation and recommends approval thereof by the shareholders of HA-LO. In reaching its determination, the HA-LO Board of Directors consulted with HA-LO management, as well as its advisors, and considered a number of factors, including, without limitation, the following:

        (i) the Merger Transactions provide HA-LO with the opportunity to provide integrated marketing services and solutions to its existing and prospective customers;

        (ii) the market capitalization of the combined company will be larger than HA-LO's current market capitalization, providing HA-LO shareholders with enhanced liquidity;

        (iii) the business, operations, prospects and strategic alliances of each of HA-LO and the Target Companies;

        (iv) the Merger Transactions will better position HA-LO to further capitalize on the trend toward the outsourcing of telemarketing services present in many industries;

        (v) the increased ability of HA-LO to enhance and/or expand the scope of the corporate fulfillment sales programs by offering telemarketing services to corporate fulfillment customers as part of such programs;

        (vi) the terms of the Plan of Merger and Amalgamation;

        (vii) the opinion of Arthur Andersen LLP that the Merger Transactions will be accounted for under the pooling of interests method of accounting; and

        (vii) the conditions to the Plan of Merger and Amalgamation that the U.S. Merger will be a tax-free reorganization for federal income tax purposes.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger Transactions, the HA-LO Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

    THE BOARD OF DIRECTORS OF HA-LO RECOMMENDS THAT HA-LO SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND AMALGAMATION.

OPINION OF FINANCIAL ADVISOR TO HA-LO

    HA-LO engaged Blair to render an opinion regarding the fairness, from a financial point of view, to HA-LO, of the consideration to be paid by HA-LO in the Merger Transactions. Blair delivered its written opinion, dated August 23, 1996, to the HA-LO Board of Directors which provides that, based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be paid by HA-LO in the Merger Transactions is fair to HA-LO from a financial point of view. The amount of such consideration was determined pursuant to negotiations between HA-LO and the Target Companies and not pursuant to recommendations of Blair. No limitations were imposed by HA-LO with respect to the investigations made or the procedures followed by Blair in rendering its opinion. A copy of the full text of the written opinion of Blair, dated August 23, 1996, which sets forth the assumptions made, procedures followed, matters considered and limits of its review is attached to this Proxy Statement/Prospectus as Appendix B, and should be read carefully in its entirety. The summary of Blair's opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to this opinion.

    In arriving at its fairness opinion, Blair reviewed the financial terms and conditions of the Plan of Merger and Amalgamation, including but not limited to, the number and fair market value of shares of HA-LO Common Stock to be issued in connection with the Merger Transactions. Blair also reviewed certain other information, including market information regarding HA-LO, audited and unaudited financial statements of the Target Companies, internal financial analyses and forecasts of the Target Companies prepared by the management of the Target Companies and HA-LO, audited and unaudited financial statements of HA-LO and forecasts of HA-LO prepared by the management of HA-LO. Blair also had discussions with the members of the senior management of the Target Companies and HA-LO to discuss the Merger Transactions and has considered other matters which Blair deemed relevant to its inquiry. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Blair as of, the date of the analyses.

    In connection with its review, Blair assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information. With respect to financial forecasts, Blair assumed that the forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HA-LO and the Target Companies, as the case may be, as to their respective future financial performance and that they provided a reasonable basis upon which Blair could form an opinion. Blair also assumed that there had been no material changes to either HA-LO or the Target Companies since the respective dates of their latest financial statements made available to Blair and that no material adverse change will subsequently occur to HA-LO or the Target Companies. In addition, Blair also assumed that the Merger Transactions would be consummated in accordance with the terms set forth in the Plan of Merger and Amalgamation and that the Merger Transactions will be accounted for as a pooling of interests for accounting purposes. Blair did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or properties of HA-LO or the Target Companies, nor was Blair furnished with any such appraisals.

    SUMMARY OF VALUATION ANALYSES. In connection with its opinion, Blair performed three valuation analyses: (i) a comparison of the Target Companies with certain publicly traded comparable companies; (ii) an analysis of prices and terms of certain recent comparable acquisitions, and (iii) a discounted cash flow analysis of the Target Companies. The basis for valuation assumed HA-LO's stock price to be $24.00 per share, which was the closing bid on August 16, 1996. In addition, Blair analyzed the estimated effects of the Merger Transactions on HA-LO's projected future financial performance.

    COMPARABLE COMPANIES. Blair analyzed the relative performance and outlook for the Target Companies by comparing certain financial and market information for the Target Companies with the corresponding publicly available data and statistics of four publicly traded companies -- APAC Corporation, ATC Communications, ICT Group and Sitel Corp. While no company in the comparable group is identical to the Target Companies, they were chosen principally because they all generate the majority of their revenue from the provision of telemarketing services. Among the information considered were revenue, operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income and growth in revenues and net income. It was noted that multiples of total enterprise value (defined as the market value of common equity, plus total debt less cash and equivalents) to net revenues, operating income and EBITDA for the latest 12 months implied that the consideration paid by HA-LO compared favorably, from HA-LO's perspective, to the median of corresponding multiples of comparable companies. Further, multiples of equity value to net income of the Target Companies implied by the consideration paid by HA-LO, both for the latest 12 months and estimated for calendar 1996 and calendar 1997, revealed favorable comparisons. Blair's report indicated that the price paid for the Target Companies implied the following multiples: total enterprise value of 1.3 times the latest 12 months' revenue (compared to a median multiple of 3.7 and a range of 2.5 to 14.0); total enterprise value of
14.5 times the latest 12 months' operating income (compared to a median multiple of 50.8 and a range of 32.9 to 101.7); total enterprise value of 11.9 times the latest 12 months' EBITDA (compared to a median multiple of 28.8 and a range of 22.9 to 78.6); equity value of 24.5 times the latest 12 months' net income (compared to a median multiple of 106.3 and a range of 69.9 to 172.3); equity value of 19.3 times estimated net income for calendar 1996 (compared to a median multiple of 63.4 and a range of 52.6 to 68.0); and equity value of 15.9 times estimated net income for calendar 1997 (compared to a median multiple of 40.6 and a range of 28.2 to 47.2). It was also noted that, in making these comparisons with the comparable group of publicly traded companies, no premium for control was applied to the prevailing market values of comparable companies. Application of such a control premium to the equity values of the comparable companies would cause a more favorable comparison, from HA-LO's perspective, with the multiples for the Target Companies implied by the Merger Transactions.

    DISCOUNTED CASH FLOW. Using a discounted cash flow ("DCF") analysis, Blair estimated the net present value of the unleveraged free cash flows that the Target Companies could produce on a stand-alone basis over a five-year period from January 1, 1996 through December 31, 2000 if the Target Companies performed in accordance with the forecasts of the Target Companies for 1996 and 1997 and with certain assumptions made by Blair and the management of the Target Companies for subsequent periods. In calculating the "terminal value," Blair assumed multiples of total enterprise value to earnings before interest and taxes ("EBIT") ranging from 7.0 to 9.0 times, which multiples Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of the Target Companies. Discount rates in a range of 12.0% to 16.0% were chosen based on an analysis of the weighted average cost of capital of a comparable group of companies. The DCF analysis indicated a valuation of the equity of the Target Companies in a range of $65.6 million to $90.8 million. Based upon a $24.00 HA-LO stock price, Blair believes that the value of the equity of the Target Companies compares favorably, from HA-LO's perspective, to the values indicated by the discounted cash flow analysis.

    COMPARABLE ACQUISITIONS. Blair examined 26 selected acquisitions involving certain companies involved in business services and advertising services. There was no public company data available related to acquisitions of telemarketing services companies. These transactions occurred during the period from January 1, 1995 through June 21, 1996. It was noted that the multiples of the latest 12 months' revenue implied by the consideration to be paid by HA-LO compared favorably to the median of the corresponding multiples of the comparable acquisitions. It was also noted that the multiples of the latest 12 months operating income, EBITDA and net income and the multiples of estimated net income for 1996 and 1997 implied by the consideration to be paid by HA-LO were higher than the respective median multiples of the comparable acquisitions. Such analysis indicated that the price paid for the Target Companies implied the following multiples: total enterprise value of 1.3 times the latest 12 months' revenue (compared to a median multiple implied by comparable transactions of 1.6); total enterprise value of 14.5 times the latest 12 months' operating income (compared to a median multiple implied by comparable transactions of 13.9); total enterprise value of 11.9 times the latest 12 months' EBITDA (compared to a median multiple implied by comparable transactions of 9.1); and equity value of 24.5 times the latest 12 months' pro forma net income (compared to a median multiple implied by comparable transactions of 18.4).

    OTHER ANALYSES. In the course of its assignment, Blair also reviewed HA-LO's historical stock price performance. This analysis involved the examination of the historical prices and trading volumes of HA-LO Common Stock and was used primarily to confirm the reasonableness of using the August 16, 1996 market price of the shares in calculating the indicated value of the total consideration to be paid for the Target Companies.

    The companies and transactions used in the foregoing analyses as a comparison are not necessarily substantially comparable to HA-LO or the Target Companies or the Merger. Accordingly, an analysis of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of companies to which the Target Companies and the Merger are being compared.

    PRO FORMA MERGER AND CONTRIBUTION ANALYSIS. In addition to performing the valuation methodologies described above, Blair reviewed and analyzed the estimated effects of the Merger Transactions on HA-LO's projected earnings per share and the capitalization of the combined companies. Based on such analyses, Blair observed that, based on the terms of the Merger Transactions and assuming that the Merger Transactions were treated as a pooling of interests for accounting purposes, the Merger would result in an increase in HA-LO's earnings per share in fiscal years 1996 and 1997. Blair analyzed the relative contributions of HA-LO and the Target Companies to the proposed combined entity, based on net sales, operating income and net income. Based on the terms of the Merger Transactions and various assumptions, the Target Companies' shareholders would own approximately 19.5% of the outstanding HA-LO Common Stock immediately following the Merger Transactions and would contribute in excess of 20% of the combined companies' net income in fiscal 1996 without giving effect to any transaction costs. The actual results achieved by HA-LO, the Target Companies and the combined companies may vary from projected results and any such variations may be material.

    While the foregoing summary describes all analyses and examinations that Blair deems material to its opinion, it is not a comprehensive description of all analysis and examinations actually conducted by Blair. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Blair believes that such analysis and the summary set forth above must be considered as a whole and that selecting portions of such analysis and of the factors considered without considering all such analyses and factors would create an incomplete view of the process underlying the analyses set forth in its report to the HA-LO Board of Directors. In addition, Blair may have given various analysis more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Blair's view of the actual value of the Target Companies.

    In performing its analyses, Blair made numerous assumptions with respect to industry performance and general business and economic conditions, such as industry growth, inflation and interest rates, many of which are beyond the control of HA-LO and the Target Companies. The analyses performed by Blair are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Blair's analysis of the fairness to HA-LO of the consideration to be paid in the Merger Transactions, from a financial point of view, and were provided to HA-LO in connection with the delivery of Blair's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Blair used in its analyses various projections of future performance prepared by the managements of HA-LO and the Target Companies. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    Blair is a nationally recognized investment banking firm regularly engaged in the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and tax valuations and similar transactions. Blair was selected by HA-LO as its financial advisor because of its extensive prior experience, reputation and expertise in corporate finance and in providing such opinions in prior transactions with other companies.

    In connection with Blair's engagement as financial advisor, if the Merger Transactions are consummated, HA-LO will pay Blair a fee of $75,000 and will reimburse Blair for all reasonable out-of-pocket expenses incurred in connection with the services provided by Blair, and will indemnify and hold harmless Blair and certain related parties to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with its engagement. From time to time, Blair provides other services to HA-LO for which it is compensated.

ACCOUNTING TREATMENT

    HA-LO and the Target Companies believe that the Merger Transactions will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by Arthur Andersen LLP, HA-LO's independent public accountant. Under this method of accounting, the assets and liabilities of HA-LO and the Target Companies will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of HA-LO and the Target Companies for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger Transactions will be combined and reported as the results of operations of the combined company. Certain events, including certain transactions with respect to Market USA Common Stock or Marusa Common Stock or HA-LO Common Stock by affiliates of the Target Companies or HA-LO, respectively, may occur that could prevent the Merger Transactions from qualifying as a pooling of interests for accounting and financial reporting purposes. See "-- Resale Restrictions."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    GENERAL. The respective obligations of HA-LO and the Target Companies to consummate the U.S. Merger are conditioned on the receipt of opinions of their respective counsel, Marc S. Roth Associates, Ltd. and Altheimer & Gray, to the effect that the U.S. Merger will be treated substantially in the manner described herein. See "The Plan of Merger and Amalgamation -- Conditions."

    The following discussion is intended only as a summary of selected income tax consequences of the Merger Transactions under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger Transactions. The summary does not address all of the tax consequences that may be important to shareholders of the Target Companies subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations or foreign persons, or to shareholders who acquired their shares of Target Company Common Stock as compensation. With the exception of certain tax laws of Canada described herein, no information is provided herein with respect to the tax consequences, if any, of the Merger Transactions under applicable foreign, state, local and other tax laws. The summary is based on the current provisions of the Code and other applicable law, final and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could effect the accuracy of this discussion. Shareholders of the Target Companies are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger Transactions.

    THE U.S. MERGER. If the U.S. Merger is treated as a tax-free reorganization under Section 368(a) of the Code, no gain or loss will be recognized to the shareholders of Market USA upon receipt of HA-LO Common Stock in exchange for Market USA Common Stock. Shareholders of Market USA will have a tax basis for the shares of HA-LO Common Stock received in the U.S. Merger equal to the tax basis for the shares of Market USA Common Stock surrendered in exchange therefor. If the shares of Market USA Common Stock are held as capital assets, the holding period of the shares of HA-LO Common Stock received will include the period during which such shares of Market USA Common Stock were held.

    THE CANADA AMALGAMATION. If the Canada Amalgamation is treated as a tax-free reorganization under Section 368(a) of the Code, the United States shareholders (within the meaning of Treasury regulations issued under Section 367 of the Code) of Marusa must include in gross income, as a toll charge, an amount which will be treated as a dividend. Such amount, referred to as the "Section 1248 amount," is generally equal to the company's post-1962 earnings and profits attributable to the Marusa Common Stock exchanged, to the extent that the fair market value of such Marusa Common Stock exceeds its adjusted basis. The United States shareholders of Marusa will receive no increase in basis for the HA-LO Common Stock received, notwithstanding that income is recognized. In addition, notice of the transaction must be filed with the Internal Revenue Service in order for the transaction to qualify as tax-free (to the extent possible).

    THE ANCILLARY ASSET ACQUISITION. Generally, the transfer of substantially all of the assets of a company in exchange for stock of an acquiring company constitutes a taxable transaction. As such, each of Marusa Financial and Nerok will recognize gain or loss equal to the difference between the value of the shares of HA-LO Common Stock received and the basis of the assets surrendered. However, if Marusa Financial or Nerok is liquidated in connection with the Ancillary Asset Acquisition, the Ancillary Asset Acquisition will be eligible to qualify as a tax-free reorganization under Section 368(a) of the Code, subject to the toll charge and notice provisions described in the immediately preceding paragraph. Any transaction which may be consummated in lieu of the Ancillary Asset Acquisition may have different United States federal income tax consequences to the parties thereto.

    TAX CONSEQUENCES TO HA-LO. If any of the Merger Transactions is treated as a tax-free reorganization under Section 368(a) of the Code, such Merger Transaction will result in no gain or loss to HA-LO in connection with the issuance of HA-LO Common Stock in exchange for Target Company Common Stock or Target Company assets, as applicable. If any of the Merger Transactions is not treated as tax-free reorganizations under Section 368(a) of the Code, then it is possible, but not certain, that HA-LO may recognize gain in an amount equal to the value of the shares of HA-LO Common Stock issued in connection with any such taxable Merger Transaction.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following general summary describes the principal Canadian federal income tax consequences of the Canada Amalgamation and the Ancillary Asset Acquisition to Target Shareholders, HA-LO Sub-2, Marusa, Nerok, Marusa Financial and HA-LO. The summary is based upon the current provisions of the ITA and the regulations thereunder, in force on the date hereof, an understanding of the current administrative and assessing policies of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and all specific proposals to amend the ITA and the regulations announced by the Minister of Finance (Canada) prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except as noted, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or any changes in the administrative practices of Revenue Canada, nor does it take into account provincial tax considerations which may differ from those discussed herein. This summary is of a general nature only and it is not intended to be, nor should it be construed to be, legal or tax advice to any Target Shareholder and no representation with respect to the income tax consequences to any such shareholder is made. Accordingly, the Target Shareholders are urged to consult their own tax advisors for advice with respect to the Canadian federal income tax consequences to them of the Canada Amalgamation and the Ancillary Asset Acquisition.

    THE CANADA AMALGAMATION. The Canada Amalgamation will not qualify as an amalgamation pursuant to section 87 of the ITA. As a result, the shareholders of Marusa will be considered to have disposed of their shares of Marusa Common Stock for proceeds of disposition equal to the fair market value of the shares of HA-LO Common Stock received in exchange therefor. However, because the shares of Marusa Common Stock do not derive their value principally from real property situated in Canada, any gain realized from such disposition by a shareholder of Marusa who is a resident of the United States for purposes of the Treaty will be exempt from Canadian federal income tax by virtue of the Treaty. Although the Canada Amalgamation does not comply with the provisions of section 87 of the ITA, Revenue Canada has stated in a number of technical interpretations that corporations amalgamating pursuant to such non-qualifying amalgamations will not be considered to have disposed of their assets if the corporate law governing the amalgamation provides that the amalgamating corporations continue as one corporation following the amalgamation. The Canada Amalgamation will be governed by the provisions of the CBCA which provides that the amalgamating corporations continue as one corporation. As a result, the Canada Amalgamation should not result in any disposition of assets by Marusa or HA-LO Sub-2 and, accordingly, no Canadian federal income tax will be payable by Marusa or HA-LO Sub-2 as a result of the Canada Amalgamation.

    THE ANCILLARY ASSET ACQUISITION. The transfer of assets by Marusa Financial and Nerok to the New Canadian Service Entity in exchange for shares of HA-LO Common Stock will be considered to be a disposition of such assets for consideration equal to the fair market value of the shares of HA-LO Common Stock received in exchange therefor. Any income or gains realized as a result of such disposition will be subject to Canadian federal income tax. Any transaction which may be consummated in lieu of the Ancillary Asset Acquisition may have different Canadian federal income tax consequences to the parties thereto.

    TAX CONSEQUENCES TO HA-LO. The conversion of the shares of HA-LO Sub-2 into shares of the amalgamated corporation of the Canada Amalgamation will be regarded as a disposition of such shares by HA-LO for Canadian federal income tax purposes. Since the value of the shares of HA-LO

Sub-2 is not derived principally from real property situated in Canada, any gain realized by HA-LO in respect of the conversion of the shares of HA-LO Sub-2 on the Canada Amalgamation will be exempt from Canadian federal income tax pursuant to the provisions of the Treaty.

REGULATORY APPROVAL

    HSR ACT. Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger Transactions cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. HA-LO and the Target Companies each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 5, 1996. On August 16, 1996, the FTC informed HA-LO that HA-LO's request for early termination of the applicable waiting period had been granted.

    CANADIAN COMPETITION ACT. The Merger Transactions are not subject to the pre-notification provisions of the Competition Act. These provisions stipulate that where specified size of parties and size of transaction thresholds are exceeded, merger transactions may not be substantially completed until an advance ruling certificate has been issued by the Director of Investigation and Research (the "Director"), or specified information has been furnished to the Director and waiting periods stipulated in the Competition Act have expired without an order having been issued by the Canadian Competition Tribunal (the "Tribunal") in respect of the merger transactions. The parties to the Merger Transactions, together with their affiliates, do not have sufficient assets in Canada or gross revenues from sales in, from or into Canada to trigger the pre-notification provisions of the Competition Act. Even though the Merger Transactions do not require pre-notification under the Competition Act, the Tribunal may, among other things, on the application of the Director, issue an order dissolving the mergers resulting from the Merger Transactions or prohibiting the Merger Transactions from proceeding if such transactions prevent or lessen competition substantially, or are likely to do so.

    INVESTMENT CANADA ACT. Certain of the Merger Transactions are subject to the Investment Canada Act. That statute requires either notification or, in certain instances, review and approval by the Minister of Industry, Government of Canada of a transaction where a non-Canadian proposes to acquire control of a Canadian business. None of the Merger Transactions are subject to review and approval under the Investment Canada Act because the asset value of the Canadian businesses that are to be acquired pursuant to such transactions is below the threshold for review and approval. However, notification to the Investment Review Division of the Department of Industry, Government of Canada must be provided in respect of the Canada Amalgamation and the Ancillary Asset Acquisition, either prior to the completion of such transactions or within thirty days thereafter.

    CANADIAN INCOME TAX ACT. A non-resident of Canada who disposes of "taxable Canadian property" is required to obtain a certificate pursuant to section 116 of the ITA in respect of the disposition. The shares of Marusa are taxable Canadian property for these purposes. Accordingly, the obligations of HA-LO to consummate the Merger Transactions are subject to the condition that the Target Shareholders shall deliver to HA-LO a certificate issued under section 116 of the ITA.

INTERESTS OF CERTAIN PERSONS IN THE MERGER TRANSACTIONS

    At the Effective Time, HA-LO will take such action as is necessary to elect one Target Shareholder to the Board of Directors of HA-LO. It is currently anticipated that Seymour N. Okner, the principal Target Shareholder, will be nominated and appointed to the Board of Directors. HA-LO's obligation to recommend to its shareholders the election of a Target Shareholder to HA-LO's Board of Directors will terminate upon the earlier to occur of (i) June 14, 2001; (ii) the last to occur of the death of Seymour N. Okner or Samuel P. Okner, a principal Target Shareholder and the son of Seymour N. Okner; or (iii) the date upon which the Target Shareholders have sold or disposed of more than 50% of the shares of HA-LO Common Stock received by them in the Merger Transactions.

    In addition, at the Effective Time, HA-LO will enter into an Employment Agreement with each of Seymour N. Okner, Samuel P. Okner and certain other employees of the Target Companies. Pursuant to Seymour N. Okner's Employment Agreement, Mr. Okner will become the Chairman and Chief Executive Officer of each of Market USA and the corporation resulting from the Canada Amalgamation. The Employment Agreement (i) specifies, among other things, Mr. Okner's annual salary (not less than $150,000), benefits, rights to performance based bonuses and other compensation and rights to participate in HA-LO's Stock Option Plan and (ii) contains customary provisions governing competition with HA-LO during the term of the Employment Agreement and for 12 months thereafter, solicitation of HA-LO's employees, ownership of inventions, confidentiality, non-disparagement and certain other matters. Mr. Okner's Employment Agreement will terminate upon the earlier to occur of (i) the last day of the month during which the third anniversary of the Effective Time occurs; (ii) the mutual agreement of HA-LO and Mr. Okner; (iii) the death or disability of Mr. Okner; (iv) HA-LO's election to terminate Mr. Okner's Employment Agreement for Cause (as defined therein); and (v) Mr. Okner's election to terminate his Employment Agreement for Good Reason (as defined therein). A form of Mr. Okner's Employment Agreement is attached as an exhibit to the Plan of Merger and Amalgamation which is attached hereto as Appendix A.

    Pursuant to Samuel P. Okner's Employment Agreement, Mr. Okner will become the President and Chief Operating Officer of each of Market USA and the corporation resulting from the Canada Amalgamation. The Employment Agreement (i) specifies, among other things, Mr. Okner's annual salary (not less than $200,000), benefits, rights to performance based bonuses and other compensation and rights to participate in HA-LO's Stock Option Plan and (ii) contains customary provisions governing competition with HA-LO during the term of the Employment Agreement and for 12 months thereafter, solicitation of HA-LO's employees, ownership of inventions, confidentiality, non-disparagement and certain other matters. Mr. Okner's Employment Agreement will terminate upon the earlier to occur of (i) the last day of the month during which the fifth anniversary of the Effective Time occurs; (ii) the mutual agreement of HA-LO and Mr. Okner; (iii) the death or disability of Mr. Okner; (iv) HA-LO's election to terminate Mr. Okner's Employment Agreement for Cause (as defined therein); and
(v) Mr. Okner's election to terminate his Employment Agreement for Good Reason (as defined therein). A form of Mr. Okner's Employment Agreement is attached as an exhibit to the Plan of Merger and Amalgamation which is attached hereto as Appendix A.

    In addition to their respective Employment Agreements, each of Messrs. Okner is required to enter into an Agreement and Covenant Against Unfair Competition and a General Release of Claims for the benefit of HA-LO and the Target Companies. The Agreement and Covenant Against Unfair Competition, among other things, prohibits each of Messrs. Okner from engaging, within the continental United States and Canada, in a telemarketing business which competes with the business of the Target Companies for five years after the Effective Time. Pursuant to the General Release of Claims, each of Messrs. Okner will release HA-LO and its subsidiaries, the Target Companies and certain other persons from any and all claims which either of the Okner's had, have or may have against any of such parties in connection with any matter prior to, and including, the Effective Time.

    Pursuant to an Employment Agreement with Patricia E. Richert, Ms. Richert will continue to serve as the Vice President -- Operations of each of Market USA and the corporation resulting from the Canada Amalgamation. The Employment Agreement specifies that Ms. Richert will be paid an annual base salary of $100,000 in 1996, $120,000 in 1997 and $145,000 in 1998. In addition, Ms.
Richert will receive an annual bonus of up to $100,000 if specified financial criteria are satisfied. In addition, if the Target Companies' 1996 earnings equal or exceed certain thresholds, HA-LO is required to grant Ms. Richert options to purchase up to 5,000 shares of HA-LO Common Stock pursuant to HA-LO's Stock Option Plan. In connection with the execution of her Employment Agreement, Ms. Richert will be granted options to purchase 15,000 shares of HA-LO Common Stock pursuant to HA-LO's Stock Option Plan (25% of such options will vest at the Effective Time and an additional 25% of such options will vest on the first, second and third anniversary of the Effective Time). Ms. Richert's Employment Agreement will terminate upon the earlier to occur of (i) the third anniversary of the Effective Time; (ii) the mutual agreement of HA-LO and Ms. Richert; (iii) the death or disability of Ms. Richert; and (iv) HA-LO's election to terminate the Employment Agreement for Cause (as defined therein). A form of Ms. Richert's Employment Agreement is attached as an exhibit to the Plan of Merger and Amalgamation which is attached hereto as Appendix A.

RESALE RESTRICTIONS

    Of the shares of HA-LO Common Stock issued in connection with the Merger Transactions, shares of HA-LO Common Stock received by "affiliates" (as such term is defined in the Securities Act) of the Target Companies at the Effective Time may be resold by such persons only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of persons who become affiliates of HA-LO). All other shares of HA-LO Common Stock issued in connection with the Merger Transactions will be freely transferable. Persons who may be deemed to be affiliates of the Target Companies or HA-LO generally include individuals or entities that control, are controlled by or are under common control with, such party and may include officers and directors of such party as well as principal shareholders of such party.

    Of the 2,550,000 shares of HA-LO Common Stock to be issued in connection with the Merger Transactions, 26 shares of HA-LO Common Stock will be freely transferable and the remaining 2,549,974 shares of HA-LO Common Stock will be received by persons who are deemed to be affiliates of the Target Companies at the Effective Time. The Plan of Merger and Amalgamation requires, as a condition to HA-LO's obligation to consummate the Merger Transactions, that each Target Shareholder, every other holder of shares of Target Company Common Stock and any other person who may be deemed to have become a shareholder or an affiliate of a Target Company prior to the Effective Time to execute a written agreement ("Affiliate Agreement") to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of HA-LO Common Stock, acquired in or pursuant to the Merger Transactions, unless (i) such sale, transfer or disposition has been effectively registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations under Rule 145 or (iii) in the opinion of counsel reasonably acceptable to HA-LO, such sale, transfer or other disposition is exempt from registration under the Securities Act. The Affiliate Agreement also provides that each affiliate executing such agreement for the benefit of HA-LO may not (i) during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of any shares of HA-LO Common Stock or (ii) sell, transfer or otherwise dispose of any shares of HA-LO Common Stock during the period (the "Pooling Period") from and after the Effective Time until after such time as HA-LO publishes results covering at least 30 days of combined operations of HA-LO and the Target Companies. A form of the Affiliate Agreement is attached as an exhibit to the Plan of Merger and Amalgamation which is attached hereto as Appendix A.

    In satisfaction of a condition to each Affiliate Agreement, prior to the Effective Time HA-LO will enter into a Registration Rights Agreement ("Registration Rights Agreement") with each person executing an Affiliate Agreement for the benefit of HA-LO. The Registration Rights Agreement provides for registration ("Shelf Registration") under the Securities Act, at HA-LO's expense, of the shares of HA-LO Common Stock that such holders will receive in the Merger Transactions, which will permit such holders to collectively sell an aggregate number of such shares of HA-LO Common Stock having a specified dollar value at the following times: (i) immediately after completion of the Pooling Period, a number of shares of HA-LO Common Stock having a market value of $15 million; (ii) immediately after the first anniversary of the Effective Time, a number of shares of HA-LO Common Stock equal to 50% of the shares of HA-LO Common Stock then held by such persons which were acquired pursuant to the Plan of Merger and Amalgamation; and (iii) immediately after the second anniversary of the Effective Time, the remaining shares of HA-LO Common Stock held by such persons which were acquired pursuant to the Plan of Merger and Amalgamation which have not previously been sold or otherwise disposed of. The Registration Rights Agreement also provides that if at any time prior to HA-LO's satisfaction of its obligations to effect each Shelf Registration, Lou Weisbach is no longer the Chairman of the Board of HA-LO, the parties to the Registration Rights Agreement may require HA-LO to register their shares of HA-LO Common Stock in connection with a firm commitment underwritten offering thereof; provided, however, that such persons may not require HA-LO to register under the Securities Act a number of shares of HA-LO Common Stock held by such persons in excess of the number of such shares of HA-LO Common Stock for which HA-LO is then required to file a Shelf Registration. Each party to the Registration Rights Agreement, other than HA-LO, has agreed not to effect a public sale or distribution of any of HA-LO's equity securities under certain circumstances, including during the 10-day period prior to, and during the 90-day period beginning on, the closing date of an underwritten offering of HA-LO's securities if so requested by the underwriter. Subject to certain exceptions, HA-LO has agreed not to effect the public sale or distribution of any of its equity securities (and certain derivatives thereof) during the 15 days prior to, and for a period of 90 days beginning on, the effective date of any underwritten offering of HA-LO Common Stock for which registration was required by the parties to the Registration Rights Agreement. A form of the Registration Rights Agreement is attached as an exhibit to the form of Affiliate Agreement which is attached as an exhibit to the Plan of Merger and Amalgamation which is attached hereto as Appendix A.

                      THE PLAN OF MERGER AND AMALGAMATION

    The following is a brief summary of certain provisions of the Plan of Merger and Amalgamation, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Plan of Merger and Amalgamation and the exhibits thereto.

THE MERGER TRANSACTIONS

    Pursuant to the Plan of Merger and Amalgamation, subject to the terms and conditions thereof, at the Effective Time, (i) HA-LO Sub-1 will be merged with and into Market USA; (ii) HA-LO Sub-2 will be amalgamated with Marusa; and (iii) the New Canadian Service Entity will purchase, subject to discharge or performance of related liabilities, all of the assets and properties of each of Marusa Financial and Nerok. The U.S. Merger will have the effects specified in the IBCA, and the Canada Amalgamation will have the effects specified in the CBCA.

    Upon the satisfaction or waiver of all conditions to the Merger Transactions, and provided that the Plan of Merger and Amalgamation has not been terminated or abandoned, HA-LO and the Target Companies will cause (i) Articles of Merger with respect to the U.S. Merger to be executed, acknowledged and filed with the Secretary of State of Illinois, (ii) Articles of Amalgamation and an amalgamation agreement with respect to the Canada Amalgamation to be executed and filed with the Canadian Department of Industry (and a certificate of amalgamation will be issued thereby) and (iii) all documents and instruments required to effectuate the Ancillary Asset Acquisition, or any applicable alternate transaction, to be filed with the appropriate governmental authority. The time at which the last of the U.S. Merger, the Canada Amalgamation and the Ancillary Asset Acquisition becomes effective is referred to as the Effective Time.

    As a result of the U.S. Merger and without any action on the part of the holders thereof, each share of Market USA Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 19,125 shares of HA-LO Common Stock (a total of 1,912,500 shares of HA-LO Common Stock) and will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor. Each holder of a certificate representing any such shares of Market USA Common Stock will thereafter cease to have any rights with respect to such shares of Market USA Common Stock, except the right to receive, without interest, shares of HA-LO Common Stock upon surrender of such certificate. As a result of the Canada Amalgamation and without any action on the part of the holders thereof, each share of Marusa Common Stock issued and outstanding immediately prior to the Effective Time will be converted into 318,700 shares of HA-LO Common Stock (a total of 637,400 shares of HA-LO Common Stock) and will cease to be outstanding. Each holder of a certificate representing any such shares of Marusa Common Stock will thereafter cease to have any rights with respect to such shares of Marusa Common Stock. In the Ancillary Asset Acquisition, the New Canadian Service Entity will purchase all of the assets and properties of each of

Marusa Financial and Nerok, subject to discharge or performance of related liabilities, in consideration of HA-LO's issuance to each of Marusa and Nerok of 50 shares of HA-LO Common Stock (a total of 100 shares of HA-LO Common Stock). As a result of the Merger Transactions, HA-LO will issue an aggregate of 2,550,000 shares of HA-LO Common Stock (approximately 19.5% of the outstanding HA-LO Common Stock after giving effect to the Merger Transactions).

    The Ancillary Asset Acquisition is designed to enable HA-LO to acquire all of the assets utilized in the business operations conducted by Marusa Financial and Nerok and is not anticipated to be material to the Merger Transactions, taken as a whole. HA-LO has reserved the right to consummate the Ancillary Asset Acquisition upon the terms described in the Plan of Merger and Amalgamation or effect an alternate transaction acceptable to HA-LO having a substantially similar purpose and total consideration which does not exceed 100 shares of HA-LO Common Stock. No fractional shares of HA-LO Common Stock will be issued as part of the Merger Transactions; the number of shares of HA-LO Common Stock otherwise issuable pursuant to the Plan of Merger and Amalgamation will be rounded upward or downward to the nearest whole number of shares of HA-LO Common Stock.

    At the Effective Time, each outstanding equity security of each of Market USA and Marusa, together with any and all options, warrants or other rights, agreements, arrangements or commitments to sell or purchase and such equity securities, whether written, oral, authorized, issued, unissued, outstanding, vested or unvested (collectively, "Other Target Company Securities"), will be cancelled and terminated and be of no further force and effect. In the Plan of Merger and Amalgamation, the Target Companies and the Target Shareholders represented that, except for options granted by certain Target Shareholders to Merchant Partners (see "Certain Transactions Relating to the Target Companies"), no Other Target Company Securities exist and have agreed not to issue or permit to exist any Other Target Company Securities prior to the Effective Time.

EXCHANGE PROCEDURES

    EXCHANGE OF CERTIFICATES. At the Effective Time, each shareholder of Market USA and Marusa is required to present to HA-LO one or more stock certificates evidencing such shareholder's shares of Market USA Common Stock or Marusa Common Stock. See "-- Conditions." As soon as practicable after the Effective Time, HA-LO will cause its stock transfer agent to issue a stock certificate evidencing the appropriate number of shares of HA-LO Common Stock to each of the shareholders of Market USA and Marusa as well as to Marusa Financial and Nerok.

    FRACTIONAL SHARES. No fractional shares of HA-LO Common Stock will be issued in connection with the Merger Transaction and any fractional shares otherwise issuable will be rounded upward or downward to the nearest whole number of shares of HA-LO Common Stock.

REPRESENTATIONS AND WARRANTIES

    The Plan of Merger and Amalgamation contains various customary representations and warranties made by the Target Companies and the Target Company Shareholders relating to, among other things, (i) the due organization, power and standing of each of the Target Companies and similar corporate matters; (ii) the capital structure of each of the Target Companies and the ownership of the capital stock of each of the Target Companies; (iii) the authorization, execution, delivery and enforceability of the Plan of Merger and Amalgamation; (iv) the absence of conflicts under articles of incorporation or by-laws and violations of any instruments or law, and required consents or approvals; (v) the possession of all licenses and permits necessary to operate the business of each Target Company and the compliance with applicable laws by each Target Company; (vi) the filing of all required materials with all applicable governmental authorities; (vii) the combined financial statements of the Target Companies; (viii) absence of undisclosed liabilities; (ix) certain specified material changes or events; (x) litigation; (xi) contracts and agreements to which a Target Company is party; (xii) employee benefits and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xiii) taxes; (xiv) patents, trademarks, copyrights, licenses, franchises and other proprietary rights; (xv) absence of certain business practices; (xvi) insurance; (xvii) qualification for "pooling of interests" accounting treatment and tax-free reorganization treatment; (xviii) title to certain properties and assets; (xix) unanimous shareholder approval of the Merger Transactions; (xx) the hiring of brokers and finders with respect to the Merger Transactions; (xxi) affiliated party transactions; (xxii) bank accounts, officers and directors and powers of attorney; (xxiii) customers of the Target Companies; (xxiv) proprietary software utilized by the Target Companies; (xxv) Target Company accounts receivable; (xxvi) Target Company sales commission and bonus policies; (xxvii) certain suppliers to the Target Companies; and (xxviii) the accuracy of certain information supplied to HA-LO by the Target Companies and the Target Shareholders.

    The Plan of Merger contains various customary representations and warranties made by HA-LO relating to, among other things, (i) the due organization, power and standing of HA-LO and its subsidiaries; (ii) the capital structure of HA-LO, HA-LO Sub-1 and HA-LO Sub-2; (iii) the authorization, execution, delivery and enforceability of the Plan of Merger and Amalgamation; (iv) the absence of conflicts under articles of incorporation or by-laws and violations of any instruments or law, and required consents or approvals; (v) the possession of all licenses and permits necessary to operate the business of HA-LO and its subsidiaries; (vi) documents filed by HA-LO with the Commission and the accuracy of the information contained therein; (vii) the consolidated financial statements of HA-LO; (viii) absence of undisclosed liabilities; (ix) certain specified material changes or events; (x) litigation; (xi) qualification for "pooling of interests" accounting treatment and tax-free reorganization treatment; (xii) title to certain properties and assets; (xiii) the hiring of brokers and finders with respect to the Merger Transactions; (xiv) the ownership of HA-LO Sub-1 and HA-LO Sub-2 and the activities thereof; and (xv) the accuracy of certain information supplied by HA-LO to the Target Companies and the Target Shareholders.

CERTAIN COVENANTS

    Each of the Target Companies has agreed, among other things, prior to the Effective Time, unless HA-LO agrees in writing or as otherwise required or permitted by the Plan of Merger, (i) to operate its business only in the usual and ordinary course, consistent with reasonable past practices; (ii) to use its reasonable best efforts to preserve intact its business organization and goodwill and retain the services of its officers, key employees and managers;
(iii) to use its reasonable best efforts to keep in full force and effect all liability insurance and bonds in comparable amount and scope of coverage to that previously maintained; (iv) to confer with HA-LO from time to time to report on all operational matters and to the general status of the ongoing operations of the business of such Target Company; (v) to prepare and deliver combined interim quarterly financial statements as at and for the periods ended March 31, 1996, June 30, 1996 and, if prior to the Effective Time, September 30, 1996; (vi) to file all required U.S. and Canadian federal, state, provincial and local tax returns; and (vii) with respect to Market USA only, immediately prior to the Effective Time, at the request of HA-LO, to sell all or such portion of its accounts receivable to a bank or factor designated by HA-LO for a discount from the face value of such accounts receivable reasonably acceptable to HA-LO. In addition, each of the Target Companies has agreed that, among other things, prior to the Effective Time, unless HA-LO agrees in writing or as otherwise required or permitted by the Plan of Merger, it will not (i) increase compensation payable to any director, officer, manager or employee, grant any severance or termination pay, enter into any employment agreement or establish, adopt or amend any employee benefit plan; (ii) declare or pay any dividend or other distribution in respect of its common stock (except for amounts necessary to enable the relevant Target Shareholders to pay all applicable income taxes relating to the taxable income of Market USA through the Effective Time) (see "Stock Price and Divided Information"); (iii) incur indebtedness payable to another Target Company; (iv) redeem, purchase, or otherwise acquire any shares of its capital stock, effect any reorganization or recapitalization or split, combine or reclassify any of its capital stock; (v) issue any shares of its capital stock or any securities which are exercisable or exchangeable for or convertible into its capital stock; (vi) purchase or otherwise acquire or agree to acquire any business, entity or assets (other than the purchase of assets from suppliers in the ordinary course of business); (vii) sell, mortgage, pledge or otherwise dispose or agree to dispose, of any assets (other than the retirement of assets in the ordinary course of business); (viii) adopt any amendments to its articles of incorporation or bylaws; (ix) change any methods of accounting in effect at December 31, 1995 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action or suit relating to taxes; (x) incur any obligation for borrowed money (other than borrowings not exceeding $10,000 in the ordinary course of business); or (xi) without first consulting HA-LO, perform any act which would prevent or excuse the performance of the Plan of Merger and Amalgamation by HA-LO or which would result in the breach of any representation or warranty made by the Target Companies or fail to perform any act which would prevent or excuse the performance of the Plan of Merger and Amalgamation by HA-LO or which would result in the breach of any representation or warranty made by the Target Companies.

    HA-LO has agreed, among other things, prior to the Effective Time, unless the Target Companies agree in writing or as otherwise required or permitted by the Plan of Merger and Amalgamation, that HA-LO will, and will cause each of its subsidiaries, to (i) operate its business only in the usual and ordinary course, consistent with past practices; (ii) use its reasonable best efforts to preserve intact its business organization and goodwill and retain the services of its officers, key employees and managers; (iii) use its reasonable best efforts to keep in full force and effect all liability insurance and bonds in comparable amount and scope of coverage to that previously maintained. In addition, HA-LO has agreed that, among other things, prior to the Effective Time, unless the Target Companies agree in writing or as otherwise required or permitted by the Plan of Merger and Amalgamation, HA-LO will not, and will not permit any of its subsidiaries to, (i) amend any of the material terms of HA-LO's securities or
(ii) without first consulting the Target Companies, perform any act which would prevent or excuse the performance of the Plan of Merger and Amalgamation by the Target Companies or which would result in the breach of any representation or warranty made by HA-LO or fail to perform any act which would prevent or excuse the performance of the Plan of Merger and Amalgamation by the Target Companies or which would result in the breach of any representation or warranty made by HA-LO.

NO SOLICITATION OF COMPETING TRANSACTIONS

    Each of the Target Companies and each of the Target Shareholders has agreed that they will not, and will use their best efforts to cause its directors, officers, managers, employees, affiliates, agents and representatives not to, initiate, solicit or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (hereinafter defined), enter into discussions or negotiate with any person or entity in furtherance of such inquiries or obtain a Competing Transaction, agree to endorse any Competing Transaction or authorize any officer, manager, director, or affiliate of such Target Company to take any such action. Each Target Company has agreed to promptly notify HA-LO if any such inquiries or proposals are received by a Target Company or any of their respective directors, officers, managers, employees, affiliates, agents and representatives. In addition, each Target Company is required to keep HA-LO informed, on a current basis, of the nature of, and provide HA-LO with true and complete copies of, any such inquiries, and such Target Company's response thereto. As used in this Proxy Statement/Prospectus the term "Competing Transaction" means any of the following involving a Target Company or any subsidiary (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of five percent (5%) or more of the assets of a Target Company or a subsidiary thereof, in a single transaction; (iii) any public or private tender offer or exchange offer for any outstanding shares of capital stock of a Target Company or any subsidiary thereof, or the filing of a registration statement under the Securities Act in connection therewith; (iv) any solicitation of proxies in opposition to approval by a Target Company's shareholders of such Target Company's participation in the Merger Transactions; (v) any person other than the current beneficial owners of the Target Companies shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, any of the then outstanding shares of capital stock of a Target Company; or (vi) any agreement to, or public announcement by a Target Company of a proposal, plan or intention, to do any of the foregoing.

GOVERNANCE

    HA-LO will take such action as is necessary to increase the size of the Board of Directors of HA-LO from seven to eight, and it is currently anticipated that Seymour N. Okner, a principal Target Shareholder, will be nominated and appointed as of the date following the Effective Time to fill the vacancy created by such increase in the size of the Board of Directors of HA-LO. It also is anticipated that after the consummation of the Merger Transactions, Lou Weisbach, the Chairman of the Board, President and Chief Executive Officer of HA-LO, will continue to serve in such capacities.

INDEMNIFICATION

    HA-LO has agreed to cause (i) Market USA to indemnify, defend and hold harmless the present and former officers and directors of Market USA and (ii) the corporation resulting from the Canada Amalgamation to indemnify, defend and hold harmless the present and former officers and directors of Marusa, in each case against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under the IBCA and the CBCA (and to advance expenses as incurred to the fullest extent permitted by applicable law). The foregoing rights to indemnification will survive the Merger Transactions. In addition, HA-LO has agreed that, in the event a Target Company is unable to obtain extended coverage under any existing Target Company policies of directors' and officers' liability insurance, HA-LO is required to use its reasonable efforts to cause to be maintained in effect for not less than three years after the Effective Time the existing policies of directors' and officers' liability and fiduciary liability insurance maintained by such Target Company with respect to matters occurring prior to the Effective Time.

    In the event HA-LO terminates the Plan of Merger and Amalgamation prior to consummation of the Merger Transactions as a result of the breach by the Target Companies of the Plan of Merger and Amalgamation or the recommendation by the board of directors of a Target Company of a Competing Transaction, then, unless HA-LO shall have elected for the Target Companies to pay HA-LO the $15 million termination fee described herein plus the amount of expenses incurred by HA-LO in connection with the Plan of Merger and Amalgamation, the Target Companies shall be obligated to indemnify and hold HA-LO harmless from and against the full amount of its damages incurred or suffered by HA-LO and proximately resulting from or attributable to such termination of the Plan of Merger and Amalgamation. See "-- Expenses; Termination Fees."

    In the event that the Merger Transactions are consummated, the Target Shareholders have agreed to indemnify and hold harmless HA-LO from and against any and all damages incurred proximately resulting from or attributable to, among other things, (i) the breach by the Target Companies of their representations or warranties in the Plan of Merger and Amalgamation, (ii) the failure of the Target Companies to comply with any of the covenants and agreements to be performed by them under the Agreement and Plan of Merger of Amalgamation, (iii) U.S. federal, state, provincial and local taxes attributable to, assessed against or levied on Market USA with respect to all periods ending on or before the Effective Time (but only to the extent that (A) such taxes would not have been payable by or assessable against Market USA if a valid S corporation election had been in effect with respect to such tax periods, and
(B) Market USA, during such tax periods, would have been subject to Subchapter S of the Code, and (iv) any failure to withhold employee health taxes in Canada. HA-LO has agreed that any and all claims to indemnification pursuant to clauses
(i) and (ii) of the preceding sentence shall be enforceable only against the shares of HA-LO Common Stock to be issued pursuant to the Merger Transactions. HA-LO's right to indemnification is subject to certain exceptions and limitations, including, among other things, (i) HA-LO's right to indemnification is generally limited to shares of HA-LO Common Stock having an aggregate value not exceeding 10% of the average value, determined for the 10 trading days prior to the Effective Time, of all shares of HA-LO Common Stock issued pursuant to the Merger Transactions and (ii) HA-LO is generally not entitled to recover any amounts from the Target Shareholders unless and until the aggregate damages which HA-LO is entitled to recover in respect of all such claims exceed $500,000, and only to the extent that HA-LO's aggregate damages exceed such amount.

    HA-LO has agreed to indemnify and hold harmless the Target Companies and the Target Shareholders from and against any and all damages incurred proximately resulting from or attributable to (i) the breach by HA-LO of its representations or warranties in the Plan of Merger and Amalgamation and (ii) the failure of HA-LO to comply with any of the covenants and agreements to be performed by it under the Agreement Plan of Merger and Amalgamation. The Target Companies and the Target Shareholders are not entitled to recover any amount from HA-LO pursuant to the foregoing sentence unless and until the aggregate damages which the Target Companies are entitled to recover in respect of all such claims exceed $500,000, and only to the extent that the Target Companies' aggregate damages exceed such amount.

CONDITIONS

    The respective obligations of each of HA-LO and the Target Companies to consummate the Merger Transactions are subject to the fulfillment of each of the following conditions, among others: (i) this Proxy Statement/Prospectus shall have been declared effective by the Commission and HA-LO shall have received all other Canadian and U.S. securities permits and other authorizations necessary to issue the HA-LO Common Stock in connection with the Merger Transactions; (ii) the Merger Transactions and the issuance of HA-LO Common Stock in connection therewith shall have been approved by the requisite vote of HA-LO's shareholders; (iii) there shall not have been instituted and there shall not be pending any action or proceeding by a governmental authority (A) imposing or seeking to impose limitations on the ability of HA-LO to acquire or hold any securities of Market USA or Marusa, (B) imposing or seeking to impose limitations on the ability of HA-LO to combine and operate the business and assets of any Target Company with any of HA-LO's subsidiaries, (C) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger Transactions on any party to the Plan of Merger and Amalgamation, (D) requiring or seeking to require divestiture by HA-LO of all or any significant portion of the business, assets or properties of any Target Company, or (E) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit any of the Merger Transactions; (iv) the applicable waiting period under the HSR Act shall have expired or been terminated; (v) if deemed reasonably necessary, the Director under the Competition Act shall have informed the parties in writing that no approval, consent or application for an order is required under the Competition Act (or if required, such approval shall have been obtained); and (vi) the Target Shareholders shall have delivered to HA-LO a certificate issued under Section 116 of the ITA.

    The obligations of HA-LO to consummate the Merger Transactions are subject to the fulfillment of each of the following additional conditions, among others:
(i) each of the representations and warranties of the Target Companies and the Target Shareholders shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; (ii) each Target Company and Target Shareholder shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by such party on or prior to the Effective Time; (iii) HA-LO shall have received all material third party consents necessary or advisable to consummate the Merger Transactions; (iv) each Target Shareholder and every other holder of shares of Market USA Common Stock and Marusa Common Stock shall have fully tendered such shares to HA-LO, and HA-LO shall have received from the Target Shareholders and every other holder of shares of Market USA Common Stock and Marusa Common Stock a duly executed Affiliate Agreement and a duly executed Registration Rights Agreement; (v) HA-LO shall have received from Seymour N. Okner, Samuel P. Okner and certain other Target Company employees, executed Employment Agreements in the forms attached as exhibits to the Plan of Merger and Amalgamation (and HA-LO shall have received from each of Messrs. Okner an executed Agreement and Covenant Against Unfair Competition and General Release of Claims, in each case in the forms attached as exhibits to the Plan of Merger and Amalgamation); (vi) HA-LO shall have received the updated opinion of

William Blair, dated the date of the Proxy Statement/Prospectus, to the effect that the Merger Transactions are, from a financial standpoint, fair to HA-LO; and (vii) HA-LO shall have received the opinion of Altheimer & Gray, legal counsel for the Target Companies, dated as of the Effective Time, with respect to various matters, including the federal income tax treatment of the U.S. Merger.

    The obligations of the Target Companies and the Target Shareholders to consummate the Merger Transactions are subject to the fulfillment of each of the following additional conditions, among others: (i) each of the representations and warranties of HA-LO shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; (ii) HA-LO shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by such party on or prior to the Effective Time; (iii) HA-LO shall have received all material third party consents necessary or advisable to consummate the Merger Transactions;
(iv) each person entering into an Affiliate Agreement shall have received from HA-LO a duly executed Affiliate Agreement and a duly executed Registration Rights Agreement; (v) each person entering into an employment agreement shall have received from HA-LO a duly executed Employment Agreement; and (vi) the Target Companies and the Target Shareholders shall have received the opinions of each of Marc S. Roth & Associates, Ltd. and Neal, Gerber & Eisenberg, legal counsel for the Target Companies, dated as of the Effective Time, with respect to various matters, including, in the case of Marc S. Roth & Associates, Ltd., the federal income tax treatment of the U.S. Merger.

TERMINATION

    The Plan of Merger and Amalgamation may be terminated and the Merger Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of HA-LO, in a number of circumstances, which include, among others, (i) by the mutual consent of HA-LO and the Target Companies (or the Target Shareholders acting on their behalf); (ii) by HA-LO if there has been a breach by a Target Company or a Target Shareholder of any of its or his respective covenants or agreements in the Plan of Merger and Amalgamation or if any of the representations and warranties of the Target Companies or Target Shareholders shall have become untrue such that a condition to the consummation of the Merger Transactions shall not have been satisfied and such breach or condition has not been cured within 30 days after receipt of written notice; (iii) by the Target Companies (or the Target Shareholders acting on their behalf) if there has been a breach by HA-LO of any of its respective covenants or agreements in the Plan of Merger and Amalgamation or if any of the representations and warranties of HA-LO shall have become untrue such that a condition to the consummation of the Merger Transactions shall not have been satisfied and such breach or condition has not been cured within 30 days after receipt of written notice; (iv) by HA-LO or the Target Companies (or the Target Shareholders acting on their behalf) if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or governmental entity preventing or prohibiting consummation of the Merger Transactions shall have become final and nonappealable; (v) by HA-LO or the Target Companies if the Merger Transactions have not been consummated by October 31, 1996; (vi) by HA-LO, if the Board of Directors of a Target Company shall have recommended to the shareholders of such Target Company any Competing Transaction; or (vii) by the Target Companies (or the Target Shareholders acting on their behalf) if HA-LO has entered into a written agreement under which HA-LO will be acquired by or merge with another entity, where, after such transaction, persons who were directors of HA-LO prior to such transaction will not constitute a majority of the board of directors of the acquiring or surviving corporation (a "HA-LO Change in Control").

EXPENSES; TERMINATION FEES

    Except as provided in the following paragraph, each party to the Plan of Merger and Amalgamation is responsible for all costs and expenses paid or incurred by it in connection with the Merger Transactions.

    If the Plan of Merger and Amalgamation is terminated by HA-LO, on the one hand, or the Target Companies (or the Target Shareholders acting on their behalf), on the other, pursuant to clause (ii) or (iii) of the paragraph under "-- Termination" due to an intentional breach by the terminating party, and without fault of the terminating party, the non-terminating party is required to pay the terminating party an amount equal to all of the terminating party's out-of-pocket expenses incurred in connection with the Agreement and Plan of Merger of Amalgamation. If HA-LO terminates the Plan of Merger and Amalgamation and at the time of such termination a Competing Transaction exists, the Target Companies are required to pay HA-LO a $15 million termination fee and HA-LO's out-of-pocket expenses incurred in connection with the Plan of Merger and Amalgamation. If the Target Companies (or the Target Shareholders acting on their behalf) terminate the Plan of Merger and Amalgamation and at the time of such termination there shall exist a written agreement with respect to a HA-LO Change in Control, HA-LO is required to pay the Target Companies a $15 million termination fee and the Target Companies' out-of-pocket expenses incurred in connection with the Plan of Merger and Amalgamation. In addition, if the Target Companies (or the Target Shareholders acting on their behalf) terminate the Plan of Merger and Amalgamation, HA-LO is required to pay the Target Companies an additional termination fee equal to the discount (if any) applicable to accounts receivable sold by Market USA to a bank at HA-LO's request. See "The Merger Transactions -- Certain Covenants."

AMENDMENT AND WAIVER

    The parties to the Plan of Merger and Amalgamation may modify or amend the Plan of Merger and Amalgamation by written agreement at any time prior to the Effective Time, to the extent permitted by applicable law. The conditions to each party's obligations to consummate the Merger Transactions may be waived by such party in whole or in part to the extent permitted by applicable law.

                      STOCK PRICE AND DIVIDEND INFORMATION

HA-LO

    HA-LO Common Stock is traded in the over-the-counter market on The Nasdaq National Market under the symbol "HALO." The following table sets forth the range of high and low bid quotations for the quarterly periods indicated and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                       HIGH          LOW
                                                     ---------    ---------
1996
First Quarter.....................................   $19 1/4      $13 1/2
Second Quarter....................................   29 3/4       18
Third Quarter.....................................
  (through August 22, 1996)
1995
First Quarter.....................................   7            4
Second Quarter....................................    7 1/4       6
Third Quarter.....................................   12 1/4        6 3/4
Fourth Quarter....................................   20 1/2        9 3/4
1994
First Quarter.....................................    5 1/4        3 1/4
Second Quarter....................................    4 3/4        3 3/4
Third Quarter.....................................    4 1/2        3 3/4
Fourth Quarter....................................    4 1/4        3 3/4

    On June 3, 1996, HA-LO effected a 3-for-2 stock split in the form of a 50% common stock dividend to shareholders of record on May 17, 1996. All information included in this Proxy Statement/Prospectus, including the information presented in the foregoing table, has been adjusted to give effect to such stock split. On June 14, 1996, the last trading day immediately prior to the date on which HA-LO and the Target Companies first publicly announced their intent to undertake the Merger Transaction, the closing price of HA-LO Common Stock as reported by The Nasdaq National Market was $26.75 per share. On August 22, 1996, the last trading day for which quotations were available at the time of printing this Proxy Statement/Prospectus, the closing price of HA-LO Common Stock as reported
by the Nasdaq National Market was $    per share.

    No cash dividends have been paid on shares of HA-LO Common Stock. However, a corporation acquired by HA-LO in December 1995 in a transaction accounted for as a pooling-of-interests paid cash dividends of $555,000, $610,000 and $299,000 in 1995, 1994 and 1993, respectively.

    As of July 31, 1996, HA-LO had 10,509,055 shares of HA-LO Common Stock outstanding and approximately 525 holders of record.

THE TARGET COMPANIES

    MARKET USA. Market USA Common Stock is not traded on any established public trading market or the over-the-counter market and trading activity is nonexistent.

    During 1994 and 1995, and for the six months ended June 30, 1996, Market USA paid cash dividends to its shareholders of $666,000, $4,682,000 and $1,256,0000, respectively. In addition, it is anticipated that Market USA will make a distribution to its shareholders of approximately $2,166,000 immediately prior to the Effective Time. Such distribution will be designed to be equal to Market USA's estimate of the amount of federal and state income taxes which will be imposed upon its shareholders with respect to Market USA's activities for the period prior to the Effective Time.

    As of the date of this Proxy Statement/Prospectus, Market USA had 100 shares of Market USA Common Stock outstanding and 4 holders of record.

    MARUSA. Marusa Common Stock is not traded on any established public trading market or the over-the-counter market and trading activity is nonexistent.

    No cash dividends have been paid with respect to the Marusa Common Stock since Marusa's organization in 1992.

    As of the date of this Proxy Statement/Prospectus, Marusa had two shares of Marusa Common Stock outstanding and two holders of record.

                      HA-LO AND TARGET COMPANIES PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 and the unaudited Pro Forma Combined Condensed Income Statements for each of the three years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 give effect to the Merger Transactions as if they had occurred at the beginning of the earliest period presented. The pro forma information gives effect to the Merger Transactions under the pooling of interests method of accounting and to the assumptions and adjustments described in the accompanying notes to the pro forma combined condensed financial statements.

    The pro forma combined condensed financial statements are based on the historical financial statements of HA-LO and the related notes thereto incorporated herein by reference and the historical financial statements of the Target Companies and the related notes thereto included elsewhere herein. These pro forma statements are presented for informational purposes only and may not necessarily be indicative of the results that actually would have occurred had the Merger Transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                           HA-LO AND TARGET COMPANIES
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                                               TARGET      PRO FORMA
                                                                    HA-LO     COMPANIES   ADJUSTMENTS  COMBINED
                                                                  ---------  -----------  -----------  ---------
                                                                                  (IN THOUSANDS)

CURRENT ASSETS:
  Cash and cash equivalents.....................................  $   1,343   $   2,027           --   $   3,370
  Short-term investments........................................      4,477          --           --       4,477
  Receivables...................................................     31,975       6,584           --      38,559
  Inventories...................................................      7,428          --           --       7,428
  Prepaid expenses and deposits.................................      3,405         591           --       3,996
                                                                  ---------  -----------  -----------  ---------
      Total current assets......................................     48,628       9,202           --      57,830
                                                                  ---------  -----------  -----------  ---------
PROPERTY AND EQUIPMENT, NET:....................................      5,146       4,070           --       9,216
                                                                  ---------  -----------  -----------  ---------
OTHER ASSETS:
  Intangible assets relating acquired businesses, net...........      7,333          --           --       7,333
  Samples.......................................................      1,160          --           --       1,160
  Other.........................................................        825          37           --         862
                                                                  ---------  -----------  -----------  ---------
      Total other assets........................................      9,318          37           --       9,355
                                                                  ---------  -----------  -----------  ---------
                                                                  $  63,092   $  13,309    $      --   $  76,401
                                                                  ---------  -----------  -----------  ---------
                                                                  ---------  -----------  -----------  ---------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable.................................................  $      --   $     592    $      --   $     592
  Book overdraft................................................        666          --           --         666
  Accounts payable..............................................     11,351         912           --      12,263
  Accrued expenses..............................................      6,406       4,973          718      12,097
  Dividend payable..............................................         --          --        2,166       2,166
  Deferred taxes -- current.....................................        780         162           --         942
                                                                  ---------  -----------  -----------  ---------
  Total current liabilities.....................................     19,203       6,639        2,884      28,726
                                                                  ---------  -----------  -----------  ---------
LONG-TERM DEBT..................................................         --          78           --          78
                                                                  ---------  -----------  -----------  ---------
DEFERRED LIABILITIES:...........................................      1,765         300           --       2,065
                                                                  ---------  -----------  -----------  ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, no par value...................................         --          --           --          --
  Common stock, no par value....................................     38,443           2        4,103      42,548
  Unearned compensation -- restricted stock.....................       (880)         --           --        (880)
  Deferred marketing costs......................................     (1,448)         --           --      (1,448)
  Cumulative translation adjustment.............................         --          21           --          21
  Retained earnings.............................................      6,009       6,269       (6,987)      5,291
                                                                  ---------  -----------  -----------  ---------
      Total shareholders' equity................................     42,124       6,292       (2,884)     45,532
                                                                  ---------  -----------  -----------  ---------
                                                                  $  63,092   $  13,309    $      --   $  76,401
                                                                  ---------  -----------  -----------  ---------
                                                                  ---------  -----------  -----------  ---------

        (See Notes to Pro Forma Combined Condensed Financial Statements)

                           HA-LO AND TARGET COMPANIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                                  (UNAUDITED)

                                                                                           SIX MONTHS ENDED JUNE
                                                          YEARS ENDED DECEMBER 31,                  30,
                                                    -------------------------------------  ----------------------
                                                       1993         1994         1995        1995        1996
                                                    -----------  -----------  -----------  ---------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.........................................  $   104,954  $   145,821  $   211,265  $  84,060  $   110,706
Cost of sales/service.............................       75,654       99,489      148,477     58,807       79,053
                                                    -----------  -----------  -----------  ---------  -----------
  Gross profit....................................       29,300       46,333       62,788     25,253       31,653
Selling expenses..................................       11,787       19,124       25,559     11,134       13,575
General and administrative expenses...............       14,363       19,868       28,107     11,306       13,397
                                                    -----------  -----------  -----------  ---------  -----------
  Income from operations..........................        3,150        7,340        9,122      2,813        4,681
Other income (expense), net.......................          (39)        (800)      (1,214)      (642)         260
                                                    -----------  -----------  -----------  ---------  -----------
  Income before taxes.............................        3,110        6,540        7,908      2,171        4,941
Provision for income taxes........................        1,245        2,616        3,163        868        1,976
                                                    -----------  -----------  -----------  ---------  -----------
Pro forma net income for the period...............  $     1,866  $     3,924  $     4,745  $   1,303  $     2,965
                                                    -----------  -----------  -----------  ---------  -----------
                                                    -----------  -----------  -----------  ---------  -----------
Pro forma net income per share assuming full
 dilution.........................................  $      0.19  $      0.40  $      0.42  $    0.12  $      0.21
                                                    -----------  -----------  -----------  ---------  -----------
                                                    -----------  -----------  -----------  ---------  -----------
Weighted average shares outstanding assuming full
 dilution.........................................        9,624        9,750       11,272     10,505       13,813
                                                    -----------  -----------  -----------  ---------  -----------
                                                    -----------  -----------  -----------  ---------  -----------
REVENUES:
  HA-LO...........................................  $    80,463  $   110,396  $   172,866  $  66,314  $    85,973
  Target Companies................................       24,491       35,425       38,399     17,746       24,733
                                                    -----------  -----------  -----------  ---------  -----------
    Combined......................................  $   104,954  $   145,821  $   211,265  $  84,060  $   110,706
                                                    -----------  -----------  -----------  ---------  -----------
                                                    -----------  -----------  -----------  ---------  -----------
PRO FORMA NET INCOME:
  HA-LO...........................................  $       566  $     1,419  $     2,988  $     614  $     1,538
  Target Companies................................        1,300        2,505        1,757        689        1,427
                                                    -----------  -----------  -----------  ---------  -----------
    Combined......................................  $     1,866  $     3,924  $     4,745  $   1,303  $     2,965
                                                    -----------  -----------  -----------  ---------  -----------
                                                    -----------  -----------  -----------  ---------  -----------

        (See Notes to Pro Forma Combined Condensed Financial Statements)

                           HA-LO AND TARGET COMPANIES
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The pro forma combined condensed balance sheet reflects the issuance of 2,550,000 shares of HA-LO Common Stock in connection with the Merger Transactions. The Merger Transactions are intended to be accounted for as a pooling-of-interests. Therefore, all undistributed earnings of Market USA, an S corporation for federal income tax purposes prior to the Merger Transactions, have been transferred to HA-LO's Common Stock account.

2. Market USA had elected to be treated as an S corporation for federal income taxes prior to the consummation of the U.S. Merger. The accompanying pro forma combined condensed financial statements include an unaudited pro forma income tax provision for all periods at an effective rate of 40%.

3. Earnings per share for all periods is based on the weighted average number of shares of HA-LO Common Stock outstanding, including common stock equivalents, plus the 2,550,000 shares to be issued in connection with the Merger Transactions.

4. The pro forma combined condensed balance sheet reflects an anticipated $2,166,000 dividend which will be paid to the shareholders of Market USA immediately prior to the consummation of the Merger Transactions. This distribution is intended to reflect Market USA's estimate of federal and state income taxes to be imposed on its shareholders resulting from its operations for the period from January 1, 1996 through the Effective Time.

5. On June 3, 1996, HA-LO completed a 3-for-2 split of the outstanding HA-LO Common Stock pursuant to the payment of a 50% common stock dividend to shareholders of record on May 17, 1996. All information in the accompanying pro forma combined condensed financial statements has been adjusted to reflect the foregoing common stock dividend.

6. The pro forma combined condensed financial statements of HA-LO and the Target Companies exclude any non recurring costs and expenses associated with consummating the Merger Transactions and combining the operations of the companies. Such costs are expected to result in a one time, material charge to HA-LO's earnings of approximately $950,000 after tax. Of the expected charge, approximately $639,000 relates to transaction costs, $200,000 relates to the recognition of deferred tax liabilities and the remainder relates to combining the operations of the companies. HA-LO's management expects the charge to occur in the third quarter of 1996, the quarter in which the Merger Transactions are expected to be consummated.

                                TARGET COMPANIES
                         SELECTED FINANCIAL INFORMATION

    The following tables set forth selected historical financial data and other operating information for the Target Companies for each of the fiscal years in the five-year period ended December 31, 1995 and for the six months ended June 30, 1995 and 1996. The selected financial information for each of the three years ended December 31, 1993, 1994 and 1995 has been derived from the Combined Financial Statements of the Target Companies, which have been audited by Arthur Andersen LLP, independent auditors to the Target Companies, and from the underlying accounting records of the Target Companies. The selected financial information for the two years ended December 31, 1991 and 1992 and the six-month periods has been derived from unaudited combined financial statements of the Target Companies and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of the Target Companies, are necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for fiscal 1996.

    All information contained in the following tables should be read in conjunction with "Target Companies' Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and with the Combined Financial Statements and related notes of the Target Companies included herein. Certain amounts from the combined statements of income of the Target Companies have been reclassified to conform with the presentation below.

                                TARGET COMPANIES
                            SELECTED FINANCIAL DATA

                                                                                                       SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...................................  $  11,445  $  14,049  $  24,491  $  35,425  $  38,399  $  17,746  $  24,733
Cost of service.............................      7,795      9,625     16,392     23,170     25,495     13,173     18,350
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit................................      3,650      4,424      8,099     12,255     12,904      4,573      6,383
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Selling expenses............................        153        448        459        911        959        435        548
General and administrative expenses.........      1,779      2,412      5,487      7,205      9,062      3,013      3,469
Income from operations......................      1,718      1,564      2,153      4,139      2,883      1,125      2,366
Other income (expense), net.................         38       (378)        14         36         46         23         13
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before taxes.........................      1,756      1,186      2,167      4,175      2,929      1,148      2,379
Provision for income taxes..................         26          3        209        337        508         47        167
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income for the period...................  $   1,730  $   1,183  $   1,958  $   3,838  $   2,421  $   1,101  $   2,212
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income for the period(1)......  $   1,054  $     712  $   1,300  $   2,505  $   1,757  $     689  $   1,427
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA(2):
  Pro forma net income(1)...................       0.41       0.28       0.51       0.98       0.69       0.27       0.56
  Dividends.................................       0.25       0.28       0.14       0.26       1.84       0.17       0.49
  Shares used in computation................      2,550      2,550      2,550      2,550      2,550      2,550      2,550
BALANCE SHEET DATA (END OF PERIOD):
Total assets................................  $   3,282  $   4,774  $   7,945  $  11,271  $  10,492  $  12,472  $  13,308
Working capital.............................      1,796        839      2,130      4,900      2,368      5,819      2,562
Long-term debt, net ofcurrent portion.......         99         95         87         79         81         78         78
Shareholders' equity........................      2,390      2,703      4,311      7,478      5,338      8,156      6,292

- ------------------------

(1) Market USA has elected to be treated as an S corporation for federal income tax purposes. Pro forma net income and pro forma net income per share amounts include an unaudited pro forma income tax provision for all periods at an effective rate of 40%.

(2) All per share data is based on the number of shares of HA-LO Common Stock to be issued by HA-LO in connection with the Merger Transactions.

             TARGET COMPANIES' MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the statements of condition and results of operations should be read in conjunction with the related financial statements and notes thereto which are included elsewhere herein.

GENERAL

    The Target Companies provide outbound telemarketing services to large corporations primarily engaged in the insurance and financial services industries. Calling programs are typically conducted pursuant to short-term contracts and for payment of a specified rate per calling hour. Revenues are based upon the total hours required to complete the program and the specified contract rate per calling hour. Cost of service includes direct labor, telephone charges, insurance agent license fees, depreciation and direct costs required to operate the call center. Selling expenses consist of commissions and are earned based on the difference between actual contract rates and targeted minimum billing rates. General and administrative expenses relate to corporate overhead and other call center expenses.

    Since its organization, Market USA elected to be taxable as an S corporation and, accordingly, was not subject to income taxes. The Target Companies' pro forma net income includes an unaudited pro forma provision for income taxes as if Market USA had been treated as a C corporation during the relevant periods.

    The following table sets forth for the periods indicated the percent of net sales represented by each line item from the Target Companies' Combined Statements of Operations:

                                                                                         SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,            JUNE 30,
                                                      -------------------------------  --------------------
                                                        1993       1994       1995       1995       1996
                                                      ---------  ---------  ---------  ---------  ---------
Net sales...........................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of service.....................................       66.9       65.4       66.4       74.2       74.2
                                                      ---------  ---------  ---------  ---------  ---------
Gross profit........................................       33.1       34.6       33.6       25.8       25.8
Selling expenses....................................        1.9        2.6        2.5        2.5        2.2
General and administrative expenses.................       22.4       20.3       23.6       17.0       14.0
                                                      ---------  ---------  ---------  ---------  ---------
Income from operations..............................        8.8       11.7        7.5        6.3        9.6
Other income, net...................................        0.1        0.1        0.1        0.1         --
                                                      ---------  ---------  ---------  ---------  ---------
Income before taxes.................................        8.9       11.8        7.6        6.4        9.6
Provision for income taxes..........................        0.9        1.0        1.3        0.2        0.7
                                                      ---------  ---------  ---------  ---------  ---------
Net income..........................................        8.0%      10.8%       6.3%       6.2%       8.9%
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1996 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    RESULTS OF OPERATIONS. Net sales for the six months ended June 30, 1996 increased 39.4% to $24.7 million compared to $17.7 million in the same period in 1995. The increase is primarily attributable to additional programs and clients and the addition of four main call centers and three satellite locations which were not open during the six months ended June 30, 1995.

    Gross profit as a percentage of sales for the six months ended June 30, 1996 was 25.8% ($6.4 million), unchanged for the same period a year earlier ($4.6 million).

    Selling expenses as a percentage of sales for the six months ended June 30, 1996 decreased to 2.2% ($548,000) from 2.5% ($435,000) compared to the same period a year earlier. The decrease is primarily attributable to a change in sales mix toward non-commissionable sales.

    General and administrative expenses as a percentage of sales for the six months ended June 30, 1996 decreased to 14.0% ($3.5 million) from 17.0% ($3.0 million) for the same period in 1995. This decrease is primarily a function of increased revenues without significant incremental overhead costs.

    Other income for the six months ended June 30, 1996 relates primarily to interest income and remained constant as a percentage of sales compared with the same period from 1995.

    The Target Companies' effective income tax rate for the six months ended June 30, 1996 increased to 7.0% ($167,000) from 4.1% ($47,000) for the same period in 1995. The increase reflects the greater contribution of Marusa's operations to the combined operations for the six months ended June 30, 1996.

FISCAL YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

    RESULTS OF OPERATIONS. Net sales increased 8.4% to $38.4 million in 1995 from $35.4 million in 1994. The increase is primarily attributable to both volume and rate increases, which were offset by a decrease in revenue from programs subcontracted to other service bureaus. During 1995, the Target Companies increased their capacity by approximately 12%, resulting in an increase in billed hours of 3.7%. At the same time, the Target Companies' average rate per hour billed increased by approximately 3.5%.

    During 1995 and 1994, approximately 71% and 80%, respectively, of the Target Companies' net sales were concentrated in the insurance industry. The decrease in 1995 reflects the Target Companies' efforts to diversify their service offerings to other industries. During 1995, the Target Companies' largest customer accounted for approximately 19.5% of net sales, while three others accounted for 14.8%, 12.6% and 10.0%, respectively. During 1994, the Target Companies' largest customer accounted for 25.4% of net sales, while the next three largest accounted for 22.1%, 13.2% and 13.1% of net sales, respectively. The reduction in comparative customer concentration is also a reflection of the Target Companies' efforts to diversify.

    Gross profit as a percentage of sales in 1995 decreased to 33.6% ($12.9 million) from 34.6% ($12.3 million) in 1994. The decrease is primarily attributable to increased capacity without a corresponding increase in billed hours because new call centers are not immediately as efficient as existing ones. As such, associated fixed costs are not absorbed by incremental revenue.

    Selling expenses as a percentage of net sales remained relatively constant at 2.5% ($959,000) for 1995 compared to 2.6% ($911,000) in 1994. General and administrative expenses as a percentage of sales increased to 23.6% ($9.1 million) in 1995 from 20.3% ($7.2 million) in 1994. The increase is primarily attributable to overhead costs added to enhance the Target Companies' infrastructure and to support the capacity growth discussed above.

    Other income, which consists primarily of interest, remained constant at .1% of net sales for both 1995 and 1994.

    The Target Companies' effective income tax rate increased to 17.3% in 1995 from 8.1% in 1994. The increase is a result of increases in Marusa's net income between 1995 and 1994. While Market USA is an S corporation for federal income tax purposes, and does not pay corporate income taxes, Marusa pays Canadian income taxes on its corporate earnings. Marusa's effective tax rate for 1995 and 1994 was 23.5% and 18.3%, respectively.

FISCAL YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993

    RESULTS OF OPERATIONS. Net sales increased 44.6% in 1994 to $35.4 million compared to $24.5 million in 1993. The increase is primarily attributable to the addition of one new call center which increased capacity approximately 12% and an increase in billed hours from existing call centers. During 1994 and 1993, approximately 80% and 78%, respectively, of the Target Companies' net sales were derived from the insurance industry. Further, during 1994, the Target Companies' largest customer accounted for approximately 25.4% of net sales, while the next three largest accounted for

22.1%, 13.2% and 13.1% of net sales, respectively. During 1993, the Target Companies' largest customer accounted for approximately 41.4% of net sales, while two others accounted for 14.9% and 10.2% of net sales, respectively. No other customer in either year accounted for more than 10% of net sales. The comparative decrease in concentration reflects the Target Companies' efforts to diversify their customer base to minimize their reliance on any one customer.

    Gross profit as a percentage of sales for 1994 increased to 34.6% ($12.3 million) from 33.1% ($8.1 million) in 1993. The increase is primarily attributable to the more efficient utilization of call centers in 1994 versus 1993.

    Selling expenses, which consist of commissions, increased as a percentage of revenue to 2.6% ($911,000) in 1994 from 1.9% ($459,000) in 1993. The increase reflects an increase in the amount of commissionable programs performed during 1994.

    General and administrative expenses as a percentage of net sales decreased to 20.3% ($7.2 million) in 1994 from 22.4% ($5.5 million) in 1993. The decrease is the result of an increase in net sales without an incremental increase in overhead costs.

    Other income, which consists primarily of interest, remained constant as a percentage of net sales at .1% for 1994 and 1993.

    The Target Companies' effective income tax rate decreased in 1994 to 8.1% from 9.6% in 1993. The decrease reflects a decline of Marusa's proportionate contribution to combined pretax income in 1994. While Market USA is an S corporation for federal income tax purposes, and does not pay corporate income taxes, Marusa pays Canadian income taxes on its corporate earnings. For 1994 and 1993, Marusa's effective tax rate was 18.3% and 13.7%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Target Companies have funded their operations and capital expenditures primarily through cash flow from operations. The Target Companies have a credit facility with Harris Bank Glencoe-Northbrook, N.A. ("Harris") that provides for the borrowings of up to $1,000,000. Borrowings under the credit facility are unsecured and bear interest at the prime rate announced by Harris from time to time. The credit facility terminates in September 1996, but is in the process of being extended. As of June 30, 1996, $91,700 was outstanding under the credit facility. The Target Companies also borrowed $500,000 from a bank during the six months ended June 30, 1996. The loan was secured by certificates of deposit and was repaid in full in July 1996.

    Net cash provided by operating activities was $3.3 million for the six months ended June 30, 1996, $4.0 million in 1995 and $2.2 million in 1994.

    Net cash used in investing activities was $1.4 million for the six months ended June 30, 1996, $388,000 in 1995 and $1.4 million in 1994. Such activities primarily consist of capital expenditures relating to acquiring and outfitting new call centers and upgrading existing call centers with state-of-the-art technology.

    Net cash used in financing activities was $667,000 for the six months ended June 30, 1996, $4.8 million in 1995 and $960,000 in 1994. The foregoing amounts include dividends paid of $1.3 million for the six months ended June 30, 1996, $4.7 million in 1995 and $666,000 in 1994. The remainder relates to the repayment of indebtedness. In addition, the Target Companies borrowed $591,700 during the six months ended June 30, 1996 primarily for working capital needs, $500,000 of which was repaid in July 1996.

    The Target Companies believe that cash from operations, together with existing cash and available borrowings under its credit facility, will be sufficient to finance the Target Companies' current operations, planned capital expenditures and anticipated growth at least through 1997. However, if the Target Companies were unable to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing.

INFLATION

    Inflation has not had a material impact upon operating results, and the Target Companies do not expect inflation to have such an impact in the future. To date, in those instances where the Target Companies have experienced cost increases, they have been able to increase their rates to offset the increased costs. There can be no assurance, however, that the Target Companies' business will not be so affected by inflation or that they can continue to increase their rates and remain competitive.

QUARTERLY RESULTS

    The Target Companies could experience quarterly variations in net revenues and operating income as a result of many factors, including the timing of clients' marketing campaigns and customer service programs, the timing of additional selling, general and administrative expenses to acquire and support such new business and changes in the Target Companies' revenue mix among its various service offerings. In addition, the Target Companies must plan their operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would likely adversely affect the Target Companies' operating results for that quarter. While the effects of seasonality on the Target Companies' business have historically been obscured by their growing net revenues, the Target Companies' business tends to be slower in the first quarter of their fiscal year due to client marketing programs which are typically slower in the early part of the year.

                        BUSINESS OF THE TARGET COMPANIES

GENERAL

    The Target Companies create, manage and conduct large scale telephone based marketing programs for large corporate clients throughout the United States and Canada. Through a network of more than 1,400 telephone service representatives ("TSRs") and 550 licensed insurance agents, the Target Companies provide script development, telephone-based direct sales, database analysis and management, consultation and program design as well as customer lead acquisition services to clients, primarily in the insurance and financial services industries. The Target Companies make extensive use of technology, including predictive dialers and digital switches to initiate outbound calls, electronically transmit applicable program scripts and customer information to their TSR workstations and record and report the customer and transaction data captured during each call. The Target Companies currently operate over 900 workstations in 17 call centers located primarily throughout the Midwestern United States and Canada.

INDUSTRY OVERVIEW

    The telephone based marketing industry is highly fragmented and includes both captive and independent companies. In 1994, industry sources estimated that $77 billion was spent on telephone based direct marketing approximately twice the amount spent a decade earlier. This significant industry growth has prompted the need for technologically advanced high volume call centers dedicated to providing telephone-based marketing services for clients on an outsourced basis. In addition, many large companies are continuing to focus on their core competencies and outsourcing non-core functions. The advantages of telephone based marketing, which include high response rates, low cost per transaction, direct interaction with customers and the ability to immediately respond to customer inquiries, make it an attractive alternative to other forms of direct marketing.

GROWTH STRATEGY

    In light of increasing direct marketing expenditures by large corporations, greater emphasis on telemarketing programs and the trend toward outsourcing of telemarketing activities, the Target Companies believe there are significant opportunities to expand their business. The Target Companies' growth strategy includes the following components:

        INCREASE REVENUES FROM EXISTING CLIENTS. The Target Companies believe there is a significant opportunity to increase revenues from existing clients. Specifically, the Target Companies are targeting opportunities to capture an increasing share of their clients' direct sales activities and to cross-sell their other telemarketing services. For example, the Target Companies recently worked closely with Allstate Insurance to create a lead acquisition program for Allstate's insurance agents. Prior to this program, the Target Companies provided strictly insurance sales calls for Allstate.

        OBTAIN NEW CLIENTS WITHIN EXISTING INDUSTRY SPECIALIZATIONS. The insurance and financial services industries include many large corporations which rely on telemarketing for a substantial portion of their direct sales needs. The Target Companies believe there is significant opportunity to grow by targeting new clients in these industries that are seeking to outsource their existing or new telemarketing programs. The Target Companies believe they have a competitive advantage in competing for these new clients because of their expertise and reputation for quality service with clients in these industries. For example, the Target Companies currently have approximately 550 licensed insurance agents in the United States and Canada, more than any of their direct competitors.

        ADD NEW INDUSTRY SPECIALIZATIONS. The Target Companies are evaluating several industries which are expected to substantially increase expenditures on direct sales and customer service telemarketing applications, including the telecommunications and natural gas industries, both of which are, or may become, even more competitive due to ongoing or potential deregulation efforts.

        CREATE NEW VALUE ADDED TELEMARKETING APPLICATIONS. The Target Companies regularly seek to create new value-added services which have not historically been offered by independent telemarketers. Creating additional value-added services should both increase the average account size and, more importantly, strengthen the long-term relationships between the Target Companies and their clients.

        EXPLORE STRATEGIC ACQUISITIONS. The Target Companies intend to take advantage of the fragmented nature of the telemarketing industry by making strategic acquisitions. Through selected strategic acquisitions, the Target Companies seek to serve new industries or complement their client base in one of their current industry specializations. The Target Companies will evaluate acquisitions using numerous criteria including management strength, service quality, industry focus, diversification of client base and operating characteristics.

BUSINESS STRATEGY

    The following are key components of the Target Companies' business strategy:

        FOCUS ON LARGE CORPORATE CLIENTS: The Target Companies seek clients with large customer bases which can generate revenues because of their ongoing telemarketing service needs. Establishing such relationships creates additional business opportunities and can help improve the predictability of facility and labor requirements, both of which enhance profitability and service levels. The Target Companies believe revenues from major clients is an indication of their ability to provide quality client service on a long-term basis. In 1993, 1994 and 1995 the same 10 customers, including JC Penney Life Insurance Co., Allstate Insurance, Sears and Union Fidelity Life Insurance Co., have accounted for 88.0%, 89.3% and 77.2%, respectively, of the Target Companies' revenues. During that time, no significant customer losses have occurred.

        COMMITMENT OF QUALITY SERVICE: The Target Companies stress quality service throughout their organization and believe their philosophy is central to their ability to add and retain desirable clients. Employees at all levels have compensation incentives tied to quality measures. Further, during 1995, the Target Companies invested heavily in infrastructure enhancements designed to bolster their employee selection, training and management process and strengthen their information systems department. Such investments have positioned the Target Companies for growth and, in combination with existing call and data management technology, have increased their ability to provide quality client service.

        SOPHISTICATED AND FLEXIBLE CALL AND DATA MANAGEMENT TECHNOLOGY: The Target Companies make extensive use of call and data management technology, including predictive dialers and digital switches to provide superior client service and perform large scale telemarketing programs.

OPERATIONS OVERVIEW

    The Target Companies provide outbound telemarketing for clients primarily in the insurance and financial service industries.

        CALLING: Outbound telemarketing refers to direct sales, research and service activities that commence when the Target Companies place calls to parties targeted by their client to offer products or services. In most instances, the Target Companies receive customer data electronically from their clients. These files have been selected to match the demographic profile of the targeted customer for the product or service being offered and contain each targeted customer's name, address, phone number and other relevant data. The Target Companies' data management systems sort the records and electronically assign them to one of their call centers. Telephone calls are controlled by computerized call management systems that utilize predictive dialers to automatically dial the numbers in the files, determine if a live connection is made and present connected calls to a TSR who has been trained for the client's program. When a call is presented, the customer's name, other information about the customer and the program script simultaneously appear on the TSR's computer screen. The TSR then uses the script to solicit an order for the product or service or to request information that will be added to the client's database.

        QUALITY ASSURANCE: During the course of each telemarketing program, the Target Companies carefully monitor their representatives to insure strict compliance with the script and to maintain quality and efficiency. Sales confirmations are recorded with the customer's consent to insure accuracy and provide a record in the event a customer later questions or challenges the accuracy of a transaction. The Target Companies also have extensive call monitoring programs to facilitate TSR evaluation and provide clients the ability to obtain program feedback on a real time basis. The Target Companies' information systems enable them to provide their clients with hourly reports, if necessary, on the status of an outgoing telemarketing campaign and can transmit summary data and captured information electronically to clients, if desired. Access to this data enables the Target Companies' clients to modify or enhance an ongoing program to improve their effectiveness.

        SALES: Historically, the Target Companies have acquired new clients and marketed their services primarily through personal contacts, referrals from existing customers and by attending trade shows, advertising in industry publications and responding to requests for proposals. Although the Target Companies will continue to utilize these sources to identify potential clients, the Target Companies are developing a more targeted approach to identifying new clients and the potential additional needs of existing clients. The Target Companies believe their services compliment those of HA-LO and believe the opportunities to cross-sell their services to HA-LO's current customers are significant.

        PERSONNEL AND TRAINING: The Target Companies believe a key component of their success is the quality of their employees. Therefore, the Target Companies are continually refining their approach to hiring, training and managing qualified personnel. The Target Companies' call centers are strategically located in an effort to attract a high quality, dedicated work force and lower their operating costs. The Target Companies believe that their relatively high proportion of full-time employees provides a more stable work force and reduces their recruiting and training expenditures. At each call center, the Target Companies utilize a management structure designed to insure that their telephone representatives are properly supervised, managed and developed.

    The Target Companies currently employ over 1,400 TSRs and 550 insurance agents. None of the Target Companies' employees are subject to a collective bargaining agreement. The Target Companies consider their relations with their employees to be good.

COMPETITION

    The industry in which the Target Companies operate is very competitive and highly fragmented. The Target Companies' competitors range in size from very small firms offering specialized applications or short term projects, to large independent firms and the in-house operations of many clients and potential clients. A number of competitors have capabilities and resources equal to, or greater than, the Target Companies'. The market includes non-captive telemarketing and customer service operations such as APAC Teleservices, MATRIXX Marketing, Inc., SITEL Corporation, ITI Marketing Services, Inc., West Telemarketing, and TeleService Resources, as well as in-house telemarketing and customer service organizations throughout the United States. In-house telemarketing and customer services organizations comprise by far the largest segment of the industry. In addition, some of the Target Companies' services also compete with other forms of direct marketing such as mail, television and radio. The Target Companies believe the principle competitive factors in the telephone-based marketing industry are reputation for quality, sales and marketing results, price, technological expertise, and the ability to promptly provide clients with customized solutions to their sales and marketing needs.

GOVERNMENT REGULATION

    United States Government Regulation. Telephone sales practices are regulated at both the federal and state level. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 (the "TCPA") prohibit the initiation of telephone solicitations to residential telephone subscribers before 8:00 A.M. or after 9:00 P.M., local time, and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, the FCC rules require the maintenance of a list of residential consumers who have stated that they do not wish to receive telephone solicitations and avoidance of making calls to such consumers' telephone numbers.

    The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1996 (the "TCFAPA") broadly authorizes the FTC to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued rules under the TCFAPA which generally prohibit abusive telephone solicitation practices and impose disclosure and record keeping requirements.

    The Target Companies believe that they are in compliance with the TCPA and the FCC rules thereunder and with the FTC rules under the TCFAPA. The Target Companies train their telephone service representatives to comply with the FTC and FCC rules and programs their call management system to avoid telephone calls during restricted hours or to individuals maintained on the Target Companies' "do-not-call" list.

    A number of states have enacted or are considering legislation to regulate telephone solicitations. At least one state also prohibits telemarketers from requiring credit card payment and several other states require certain telemarketers to obtain licenses and post bonds. From time to time bills are introduced in Congress which, if enacted, would regulate the use of credit information. The Target Companies cannot predict whether this legislation will be enacted and what effect, if any, it would have on the Target Companies or their industry.

    CANADIAN GOVERNMENT REGULATION. Telemarketing in Canada is governed by both federal and provincial legislation. At the federal level, telemarketing practices may be dealt with under the fraud provisions of the Criminal Code (Canada) or under the misleading advertising provisions of the Competition Act. A telemarketer can be found guilty of fraud under the Criminal Code if, by deceit, falsehood or other fraudulent means, the telemarketer defrauds the public or any person of any property, money or valuable security. A telemarketer found guilty of fraud is subject to fines and/or imprisonment. Pursuant to the misleading advertising provisions of the Competition Act, no person, for the purposes of promoting, directly or indirectly, the supply or use of a product or any business interest, by any means whatever, may make a representation to the public that is false or misleading in a material respect. Telemarketers convicted under the misleading advertising provisions of the Competition Act are subject to fines and/or imprisonment. In addition, pursuant to the civil remedy provisions of the Competition Act, those who have suffered loss or damage as a result of such misleading advertising may sue for and recover from the person who engaged in the conduct an amount equal to such loss or damages, together with an additional amount not exceeding the full cost of any investigation in connection with the matter and of proceedings under the civil remedy provisions.

    In June 1995, the Director under the Competition Act circulated for public comment a Discussion Paper on possible amendments to the Competition Act which, among other things, address telemarketing practices directly. The Director then established a Consultative Panel to review and provide advice in respect of the comments from the public and the proposals in the Discussion Paper. The report of the Consultative Panel (the "Report") was issued on March 6, 1996 and notes the need for federal legislation in order to deal effectively with deceptive telemarketing practices due to their multi-jurisdictional nature. For purposes of discussion, the Report includes, among other things, proposals prepared by the Director to amend the Competition Act to (i) establish deceptive telemarketing as a specific strict liability criminal offense; (ii) allow proceedings in respect of deceptive telemarketing by way of summary conviction in less serious matters, or on indictment in more serious matters; and (iii) increase the maximum fine available upon summary conviction from Cdn. $25,000 to Cdn. $200,000. The Report is expected to result in draft legislation proposing amendments to the Competition Act being introduced to the House of Commons in the fall of 1996.

    Provinces and Territories in Canada have legislation dealing with consumer protection and/or business practices. Some of such legislation also governs telemarketing practices. In certain instances, telephone solicitations are excluded from the application of the legislation; however, in other instances, the legislation requires registration and bonds to be posted by telemarketers and cooling off periods are prescribed. Such legislation may provide for both private remedies, including rescission, damages, and injunctive or declaratory relief, and public remedies, including cease and desist orders and criminal penalties.

    Aspects of telemarketing in Canada are also regulated by the Canadian Radio-television and Telecommunications Commission (the "Commission"), which has authority under the Telecommunications Act, to prohibit or regulate certain uses of telecommunications facilities for the provision of unsolicited telecommunications. The Commission has exercised its authority in relation to the use of automatic dialing-announcing devices ("ADADs"). Currently, the use of ADADs to make unsolicited calls for the purpose of solicitation (defined as the selling or promoting of a product or a service, or the soliciting of money, whether directly or indirectly) is prohibited (charities excluded). For unsolicited calls for purposes other than solicitation (e.g., market research), new tariff provisions are to be adopted which, among other things, limit calling hours during which telephone solicitation can occur, require that each permitted unsolicited ADAD call begin and, in certain cases, repeat a message identifying the person on behalf of whom the call is being made, and, subject to limited exceptions, display the calling party's originating calling number. While there is a prohibition on sequential dialing, random dialing for permitted unsolicited ADAD calls can occur if the parties ensure that no calls are made to emergency lines and healthcare facilities. Callers using ADADs must make all reasonable efforts to ensure that their dialing equipment disconnects within 10 seconds of the called party hanging up their telephone. Additional restrictions on the use of live voice operators or facsimile equipment to make unsolicited telephone calls for the purpose of solicitation exist for territories served by Bell Canada (i.e., Ontario and Quebec).

    OTHER REGULATION. The industries served by the Target Companies are also subject to varying degrees of government regulation. The Target Companies have never been held responsible for regulatory noncompliance by a client. The Target Companies' employees who complete the sale of insurance products are required to be licensed by various state and provincial insurance commissions and participate in regular continuing education programs, access to which are currently provided in-house by the Target Companies. See "-- Legal Proceedings."

FACILITIES

    The Target Companies' corporate headquarters are located in Des Plaines, Illinois in leased facilities consisting of approximately 11,000 square feet of office space. The term of this lease expires in November, 1996. In addition, a portion of the office space is being acquired by the City of Des Plaines through eminent domain proceedings. The Target Companies are currently in the process of selecting an alternative site for their corporate office and believe suitable space at commercially reasonable terms will be found.

    The Target Companies also lease the facilities listed below:

                                                                      CURRENT NO.
LOCATION                                                OPENED      OF WORKSTATIONS
- ----------------------------------------------------  -----------  -----------------
Des Plaines, IL                                             1988              16
Beloit, WI                                                  1989              48
Hollywood, FL                                               1989              64
Oak Lawn, IL                                                1991              47
Fairborn, OH                                                1991              58
Montreal, Quebec                                            1992             100
Toronto, Ontario                                            1992             116
Ottawa, IL                                                  1993              80
Houston, TX                                                 1994              70
Loves Park, IL                                              1995              32
Springfield, OH                                             1995              48
Worth, IL                                                   1995              16
Hollywood, FL (2)                                           1995              16
Welland, Ontario                                            1995              32
Winnipeg, Manitoba                                          1995              80
Chicago, IL                                                 1996              62
Morris, IL                                                  1996              32

    The leases of these facilities generally expire between 1996 and 2000, and most contain renewal options. The Target Companies believe their current facilities are adequate for their current operations, but additional facilities will be required to support growth. The Target Companies believe that suitable or alternative spaces will be available as needed at commercially reasonable terms. In addition, the Target Companies intend to open a call station containing 48 workstations in Middletown, Ohio prior to September 30, 1996.

LEGAL PROCEEDINGS

    On May 21, 1996, governmental authorities in the Province of British Columbia issued a cease and desist order with respect to Marusa's activities in such Province requiring each employee of Marusa to cease conducting telemarketing activities on behalf of Marusa until such employees obtain the required Province of British Columbia licenses. On May 24, 1996, Marusa appealed such cease and desist order and applied for and obtained a stay of the British Columbia cease and desist order, which stay is effective until the court renders a decision on the Target Companies' appeal. The hearing relating to the Target Companies' appeal is scheduled for October 1996. The failure of Marusa to obtain, and maintain in effect, all required licenses to conduct telemarketing activities with respect to insurance products would have a material adverse effect on the results of operations of the Target Companies taken as a whole. See "Risk Factors -- Licensing Requirements."

    From time to time, the Target Companies are involved in litigation incidental to their business. In the opinion of the Target Companies, no litigation to which the Target Companies are currently a party is likely to have a materially adverse effect on the Target Companies' results of operations or financial condition.

                       MANAGEMENT OF THE TARGET COMPANIES

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of each Target Company who will serve as a director or executive officer of HA-LO are set forth below. All Target Company directors hold office until the annual meeting of such Target Company following their election or until their successors are duly elected and qualified. Officers of a Target Company are appointed by such Target Company's board of directors and serve at the discretion thereof.

NAME                        AGE                                         POSITION
- ----------------------      ---      ------------------------------------------------------------------------------
                                69   President, Secretary, Treasurer and a Director of Market USA; President and
Seymour N. Okner                      Secretary of Marusa; and President and Secretary of Marusa Financial
                                44   Vice President and Assistant Secretary of Market USA; Vice President and
                                      Assistant Secretary of Marusa; and Vice President and Assistant Secretary of
Samuel P. Okner                       Marusa Financial
                                42   Vice President Operations of Market USA; Vice President -- Operations of
Patricia E. Richert                   Marusa

    Seymour N. Okner has served as (i) the President, Secretary, Treasurer and a Director of Market USA since Market USA's inception in November 1988; (ii) the President and Secretary of Marusa since April 1992; and (iii) the President and Secretary of Marusa Financial since April 1993. From November 1985 until October 1987, Mr. Okner served as the President of Montgomery Ward Life Insurance Company, Montgomery Ward Insurance Company and Forum Insurance Company, all affiliates of Montgomery Ward. From September 1986 until October 1987, Mr. Okner served as the President of Signature Life Insurance Company of America, also an affiliate of Montgomery Ward. In 1985, Mr. Okner was named "Insurance Direct Marketer of the Year" by and received the "Telemarketing Pioneer Award" from the Direct Marketing Association. Mr. Okner is the father of Samuel P. Okner. At the Effective Time, Mr. Okner will be appointed to the Board of Directors of HA-LO. See "The Merger Transactions -- Interests of Certain Persons in the Merger Transactions."

    Samuel P. Okner has served as (i) the Vice President and Assistant Secretary of Market USA since November 1991; (ii) the Vice President and Assistant Secretary of Marusa since April 1992; and (iii) the Vice President and Assistant Secretary of Marusa Financial since April 1993. Mr. Okner is a founding board member and director of the Canadian Telemarketing Association and a representative on the Chicago Direct Marketing Association's telemarketing council. Mr. Okner is the son of Seymour N. Okner.

    Patricia E. Richert has served as (i) the Vice President -- Operations of Market USA since November 1988 and (ii) the Vice President -- Operations of Marusa since April 1996. From October 1981 until November 1987, Ms. Richert served as the Director of Telemarketing of Signature Life Insurance Company of America, an affiliate of Montgomery Ward.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to all compensation paid or earned for services rendered to the Target Companies in 1995 by each of the directors and executive officers of the Target Companies who will serve as a director or executive officer of HA-LO. The Company does not have a pension plan or a long-term incentive plan, has not issued any restricted stock awards and did not grant any stock options during its most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                           1995 ANNUAL COMPENSATION
                                                          --------------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                                 SALARY         BONUS      COMPENSATION
- --------------------------------------------------------  -----------  -------------  -------------
Seymour N. Okner
 President, Secretary, Treasurer and a Director of
 Market USA; President and Secretary of Marusa; and
 President and Secretary of Marusa Financial............  $    84,000  $   1,000,000   $         0
Samuel N. Okner
 Vice President and Assistant Secretary of Market USA;
 Vice President and Assistant Secretary of Marusa; and
 Vice President and Assistant Secretary of Marusa
 Financial..............................................  $   200,000  $     188,300   $         0
Patricia E. Richert
 Vice President -- Operations of Market USA; Vice
 President -- Operations of Marusa......................  $   100,000  $      81,250   $         0

EMPLOYMENT AGREEMENTS

    At the Effective Time, each of Seymour N. Okner and Samuel P. Okner will enter into an Employment Agreement with HA-LO, and an Agreement and Covenant Against Unfair Competition and a General Release of Claims for the benefit of, among other parties, HA-LO and its subsidiaries and each of the Target Companies. In addition, at the Effective Time Patricia E. Richert will enter into an Employment Agreement with HA-LO. See "The Merger Transactions -- Interests of Certain Persons in the Merger Transactions."

             CERTAIN TRANSACTIONS RELATING TO THE TARGET COMPANIES

    Seymour N. Okner and Samuel P. Okner own a shopping center in Beloit, Wisconsin known as Northgate Plaza. Market USA is a tenant of such shopping center under a Lease dated March 1, 1990, as amended. Market USA paid aggregate triple-net lease payments to Messrs. Okner of $52,000 in 1995.

    Pursuant to an Agreement dated November 9, 1995 memorializing an oral understanding reached in October 1993 (the "Option Agreement"), among Seymour N. Okner, Samuel P. Okner and Merchant Partners, in consideration of $1,000 paid by Merchant Partners, Messrs. Okner together granted Merchant Partners the right and option to purchase, at any time prior to November 10, 2000, up to 25% of the number of outstanding shares of each class of capital stock of each of Market USA and Marusa. The actual percentage of the outstanding capital stock of each of Market USA and Marusa which may be acquired by Merchant Partners pursuant to the Option Agreement is reduced by 0.25% for each $1,000,000 by which the combined enterprise value of Market USA and Marusa exceeds $20.0 million. As a result of the execution of the Plan of Merger and Amalgamation, Merchant Partners has the right to acquire 20% of the outstanding capital stock of each of Market USA and Marusa. See "Principal Shareholders of the Target Companies." The exercise price payable by Merchant Partners pursuant to the Option Agreement is $4.0 million. Merchant Partners has indicated to Messrs. Okner that it intends to exercise its rights under the Option Agreement in full, and deliver the full exercise price to Messrs. Okner, immediately prior to the Effective Time. As a condition to HA-LO's obligations to consummate the Merger Transactions, Merchant Partners, as an owner of Market USA Common Stock and Marusa Common Stock, will be required to execute and deliver to HA-LO an Affiliate Agreement and a Registration Rights Agreement. See "The Merger Transactions -- Resale Restrictions."

    The shareholders of each of Marusa and Marusa Financial have entered into a unanimous shareholder agreement pursuant to Section 146(2) of the CBCA pursuant to which (i) all of the powers of the directors of each such corporation to manage or supervise the management of the business and affairs of each such corporation is restricted to the fullest extent permitted by the CBCA and (ii) the shareholders of each such corporation have retained for themselves all of the rights, powers, duties and liabilities to manage the business and affairs of each such corporation.

    Market USA made distributions to its shareholders of $666,000, $4.7 million and $1.3 million in fiscal 1994 and 1995 and for the first six months of 1996, respectively.

    Market USA and its shareholders have elected to be taxable as an S corporation under the Code. Consequently, Market USA is not generally subject to federal and certain state income taxes; rather, its shareholders are required to include in their separate income tax returns their pro rata portion of Market USA's taxable income. As a result, Market USA intends to make a distribution of approximately $2,166,000 to its shareholders immediately prior to the Effective Time. Such distribution will be equal to Market USA's estimate of the amount of federal and state income taxes which will be imposed upon its shareholders with respect to Market USA's activities for such period.

                 PRINCIPAL SHAREHOLDERS OF THE TARGET COMPANIES

    The following tables set forth certain information regarding the beneficial ownership of the common stock of each of the Target Companies as of the date of this Proxy Statement/Prospectus (i) by each person who is known to the Target Companies to beneficially own more than 5% of any class of a Target Company's outstanding common stock; (ii) each director of the Target Companies; (iii) each executive officer of the Target Company; and (iv) by all of a Target Company's directors and officers as a group.

PRINCIPAL SHAREHOLDERS OF MARKET USA

                                                                               NUMBER OF     PERCENTAGE
NAME                                                                          SHARES (1)      OWNERSHIP
- --------------------------------------------------------------------------  ---------------  -----------
Seymour N. Okner .........................................................            23          23.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Ellyn Robbins Family Trust (2) ...........................................            17          17.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Joel C. Okner Family Trust (3) ...........................................            19          19.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Samuel P. Okner Family Trust (4) .........................................            21          21.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Merchant Partners, Limited Partnership (5) ...............................            20          20.0%
 9690 Deereco Road
 Timonium, Maryland 21093
Samuel P. Okner...........................................................            --             --
Patricia E. Richert.......................................................            --             --
All Directors and Executive Officers as a group (3 persons) (6)...........            80          80.0%

PRINCIPAL SHAREHOLDERS OF MARUSA

                                                                              NUMBER OF    PERCENTAGE
NAME                                                                         SHARES (1)     OWNERSHIP
- --------------------------------------------------------------------------  -------------  -----------
Seymour N. Okner .........................................................         0.80         40.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Samuel P. Okner ..........................................................         0.80         40.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Merchant Partners, Limited Partnership (5) ...............................         0.40         20.0%
 9690 Deereco Road
 Timonium, Maryland 21093
Stephane Deland...........................................................           --            --
Patricia E. Richert.......................................................           --            --
All Directors and Executive Officers as a group (4 persons) (6)...........         1.60         80.0%

PRINCIPAL SHAREHOLDERS OF MARUSA FINANCIAL

                                                           NUMBER OF CLASS               NUMBER OF CLASS
                                                                  A         PERCENTAGE          B         PERCENTAGE OF
NAME                                                        COMMON STOCK     OF CLASS     COMMON STOCK        CLASS
- ---------------------------------------------------------  ---------------  -----------  ---------------  -------------
Seymour N. Okner ........................................             1             50%            49              49%
 701 Lee Street
 Des Plaines, Illinois 60016
Samuel P. Okner .........................................             1             50%            --              --
 701 Lee Street
 Des Plaines, Illinois 60016
Ernest E. Gershon (7) ...................................            --             --             51              51%
 360 Bloor Street East
 Suite 1601
 Toronto, Ontario
 Canada M4W 3M3
Stephane Deland..........................................            --             --             --              --
All Directors and Executive Officers as a group (3
 persons) (6)............................................             2            100%            49              49%

PRINCIPAL SHAREHOLDERS OF NEROK

                                                                              NUMBER OF    PERCENTAGE
NAME                                                                           SHARES       OWNERSHIP
- --------------------------------------------------------------------------  -------------  -----------
Anne Okner ...............................................................           50         50.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Debra Okner ..............................................................           50         50.0%
 701 Lee Street
 Des Plaines, Illinois 60016
Stephane Deland...........................................................           --            --
All Directors and Executive Officers as a group (3 persons) (6)...........          100        100.0%

- ------------------------------

 *  Less than 1%.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Target Company Common Stock which such person has the right to acquire within 60 days after the date of this Proxy Statement/ Prospectus.

(2) The Ellyn Robbins Family Trust is a trust primarily for the benefit of Ellyn Robbins with Ellyn Robbins and Anne Okner as Co-Trustees.

(3) The Joel C. Okner Family Trust is a trust primarily for the benefit of Joel
    C. Okner with Joel C. Okner and Anne Okner as Co-Trustees.

(4) The Samuel P. Okner Family Trust is a trust primarily for the benefit of Samuel P. Okner with Samuel P. Okner and Anne Okner as Co-Trustees.

(5) Represents shares subject to the Option Agreement. See "Certain Transactions Relating to the Target Companies." Merchant Partners, Limited Partnership is a Delaware limited partnership, the general partner of which is Merchant Advisors, Limited Partnership, a Delaware limited partnership. The general partner of Merchant Advisors, Limited Partnership is Merchant Development Corp., a Delaware corporation.

(6) Includes shares of Target Company Common Stock owned by Seymour N. Okner, Samuel P. Okner, Anne Okner and Debra Okner.

(7) Pursuant to a Memorandum of Agreement dated April 19, 1993 between Ernest E. Gershon, Seymour N. Okner and Marusa Financial, the 51 shares of Class B Common Stock of Marusa Financial owned by Ernest E. Gershon are subject to a voting trust which grants to Seymour N. Okner the exclusive right, power and discretion pertaining to such shares, including the right to vote such shares.

             COMPARISON OF RIGHTS OF HOLDERS OF HA-LO COMMON STOCK
                        AND TARGET COMPANY COMMON STOCK

    HA-LO is an Illinois corporation and is governed by the IBCA, its Restated Articles of Incorporation (the "HA-LO Articles") and its Amended and Restated Bylaws (the "HA-LO Bylaws"). Market USA is also an Illinois corporation and is governed by the IBCA, its Articles of Incorporation (the "Market USA Articles") and its Bylaws (the "Market USA Bylaws"). Marusa is a Canadian federal corporation and is governed by the CBCA, its Articles of Incorporation (the "Marusa Articles") and its Bylaws (the "Marusa Bylaws").

    Upon consummation of the Merger Transactions, the shareholders of Market USA and Marusa will become shareholders of HA-LO. The rights of HA-LO shareholders and Market USA shareholders are substantially similar because there are few differences between the HA-LO Articles and HA-LO Bylaws and the Market USA Articles and Market USA Bylaws. The rights of HA-LO shareholders differ from the rights of Marusa shareholders because of differences between the IBCA and the CBCA and because the HA-LO Articles and HA-LO Bylaws differ in certain respects from the Marusa Articles and Marusa Bylaws. The following is a brief summary of the principal similarities and differences in the rights of shareholders of HA-LO, Market USA and Marusa.

COMMON STOCK

    Pursuant to the HA-LO Articles, HA-LO is authorized to issue 25,000,000 shares of HA-LO Common Stock. As of July 31, 1996, 10,509,055 shares of HA-LO Common Stock were issued and outstanding. Shares of HA-LO Common Stock are quoted and traded on The Nasdaq National Market under the symbol "HALO."

    Pursuant to the Market USA Articles, Market USA is authorized to issue 1,000 shares of Market USA Common Stock. As of the date of this Proxy Statement/Prospectus, Market USA had 100 shares of Market USA Common Stock issued and outstanding. Market USA Common Stock is not traded on any established public trading market or the over-the-counter market and trading is nonexistent.

    Pursuant to the Marusa Articles, Marusa is authorized to issue an unlimited number of shares of Marusa Common Stock and an unlimited number of shares of Class B common stock, Class A preferred stock, Class B preferred stock, Class C preferred stock and Class D preferred stock. As of the date of this Proxy Statement/Prospectus, Marusa had two shares of Marusa Common Stock issued and outstanding. Marusa Common Stock is not traded on any established public trading market or the over-the-counter market and trading is non-existent.

DIVIDENDS

    Generally, shareholders of HA-LO, Market USA and Marusa are entitled to receive dividends when and as declared by their respective Boards of Directors, out of funds legally available therefor.

VOTING RIGHTS

    Holders of HA-LO Common Stock, Market USA Common Stock and Marusa Common Stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, except with respect to the election of directors, each holder of Market USA Common Stock has cumulative voting rights.

INDEMNIFICATION

    Section 8.75 of the IBCA expressly grants to Illinois corporations, such as HA-LO and Market USA, the power to indemnify directors, officers, employees and agents against certain liabilities and expenses incurred in the performance of their duties. Indemnification may not be made, however with respect to liability incurred in connection with actions involving gross negligence, willful misconduct and criminal acts.

    With respect to all proceedings other than shareholders derivative actions,
Section 8.75 of the IBCA permits an Illinois corporation to indemnify any of its directors, officers, employees or agents only if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of derivative actions, an Illinois corporation may indemnify any party if such person acted in good faith and in a manner he or she believes to be in the best interests of the corporation. Furthermore, in derivative actions, no indemnification is permitted with respect to any matter in which the person to be indemnified has been held liable to the corporation unless such indemnification is approved by the court. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 8.75 of the IBCA, a corporation is obligated to indemnify such person against expenses actually and reasonably incurred by such person in connection with the proceeding.

    The HA-LO Articles require HA-LO to indemnify any current or former director or officer to the fullest extent permitted by IBCA. HA-LO maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of HA-LO may incur in such capacities. HA-LO has also entered into indemnity agreements with each of its directors and officers pursuant to which it has agreed to indemnify such persons against any and all losses and expenses to the fullest extent permitted under the HA-LO Articles and HA-LO Bylaws and the IBCA and to advance to such persons any and all expenses arising in connection therewith.

    The Market USA Bylaws provide for indemnification consistent with Section
8.75 of the IBCA. The Market USA Bylaws also permit Market USA to purchase and maintain officers' and directors' liability insurance to insure against liabilities that officers and directors of Market USA may incur in such capacities.

    Section 124 of the CBCA provides that, except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a current or former director or officer of the corporation, or a person who acts or acted at a corporation's request as a director or officer of a corporation of which the corporation is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Court approval is required by the corporation for indemnification of individuals or corporations in derivative actions, although such persons are entitled to indemnity from the corporation if the person seeking the indemnity was substantially successful on the merits in his defense of the action or proceeding and was in good faith or had reasonable grounds for believing that his conduct was lawful. Section 124 of the CBCA also provides that a corporation may purchase and maintain insurance for the benefit of any officer or director of the corporation against any liability incurred by him in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate. Section 124 also provides that a corporation or an individual may apply to a court for an order approving an indemnity under this section and the court may make any further order that it thinks fit.

    The Marusa Bylaws provide for indemnification of directors, officers, or persons acting at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs or legal representatives, in accordance with the provisions of Section 124 of the CBCA. The Marusa Bylaws also provide that no director or officer shall be liable for the acts, neglects or defaults of any other person including any director or officer or employee, or for any loss, damage or expense happening to the corporation through the insufficiency or deficiency of title to any property acquired by or on behalf of the corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, delictual, quasi-delictual or tortious acts of any person with whom any of the moneys, securities or other property of the corporation shall be deposited or for any loss occasioned by an error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which may arise out of the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default.

PREEMPTIVE RIGHTS

    Holders of HA-LO Common Stock, Market USA Common Stock and Marusa Common Stock do not have any preemptive or preferential rights to subscribe to (i) any additional shares or (ii) any obligations convertible into stock.

ASSESSMENTS

    The outstanding shares of capital stock of HA-LO, Market USA and Marusa are fully paid and are not subject to assessment.

LIQUIDATION RIGHTS

    Holders of capital stock of HA-LO, Market USA and Marusa are entitled to receive their pro rata portion of any assets distributable to shareholders upon a liquidation.

QUORUM

    Pursuant to the bylaws of each of HA-LO, Market USA and Marusa, a majority of the outstanding shares of the corporation, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders; PROVIDED, HOWEVER, with respect to the HA-LO Bylaws, a quorum shall not consist of less than one-third of the outstanding shares entitled to vote. If a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares represented at such meeting shall be the act of the shareholders, unless the vote of a greater number is required by applicable law.

BOARD OF DIRECTORS

    Pursuant to the HA-LO Bylaws, the Board of Directors of HA-LO shall consist of not less than five nor more than eleven and shall be fixed from time to time, within such minimum and maximum, by the shareholders. At present, the HA-LO Board of Directors consists of seven directors. It is currently anticipated that Seymour N. Okner, the principal Target Shareholder, will be nominated and appointed as of the date following the Effective Time the Board of Directors of HA-LO. See "The Plan of Merger and Amalgamation -- Governance."

    Pursuant to the Market USA Bylaws, the number of directors of Market USA shall not be less than one nor more than five. At present, the Market USA Board of Directors consists of one director.

    Pursuant to the Marusa Bylaws, the number of directors of Marusa shall not be less than one nor more than ten. At present, the Marusa Board of Directors consists of one director.

AMENDMENT OF ARTICLES AND BYLAWS

    Pursuant to Article 10 of the IBCA, the HA-LO Articles and Market USA Articles may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such amendment. The HA-LO Bylaws and Market USA Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the corporation or by the action of the Board of Directors.

    Pursuant to Section 103 of the CBCA, unless the articles, bylaws, or unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of the corporation. The directors shall submit such bylaw, or an amendment, or a repeal of a bylaw, to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution (i.e., a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution) confirm, reject or amend the bylaw, amendment or repeal. Pursuant to Section 173 of the CBCA, the articles of a corporation may be amended by special resolution (i.e., a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution).

                                 LEGAL MATTERS

    The validity of the issuance of the HA-LO Common Stock being offered hereby and certain other legal matters relating to the Merger Transactions will be passed upon for HA-LO by Neal, Gerber & Eisenberg, Chicago, Illinois. The federal income tax consequences in connection with the U.S. Merger will be passed upon for HA-LO by Marc S. Roth & Associates, Ltd., Glencoe, Illinois, and for the Target Companies by Altheimer & Gray, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of HA-LO incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of the Target Companies as of December 31, 1995 and 1994 and for each of the three fiscal years ended December 31, 1995 included in this Proxy Statement/ Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    As described in HA-LO's proxy statement relating to its 1996 Annual Meeting of Shareholders, any proposals that shareholders of HA-LO desire to have presented at the 1997 Annual Meeting of Shareholders must have been received by HA-LO at its principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made), for inclusion in HA-LO's 1997 proxy materials. The 1997 Annual Meeting of Stockholders is scheduled to be held on June 2, 1997.

                         INDEX TO FINANCIAL STATEMENTS

TARGET COMPANIES AUDITED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants...........................................        F-2
  Combined Balance Sheets as of December 31, 1994 and 1995...........................        F-3
  Combined Statements of Operations for the three years ended December 31, 1993, 1994
   and 1995..........................................................................        F-4
  Combined Statements of Shareholders' Equity for the years ended December 31, 1993,
   1994 and 1995.....................................................................        F-5
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and
   1995..............................................................................        F-6
  Notes to Combined Financial Statements.............................................        F-7

TARGET COMPANIES UNAUDITED FINANCIAL INFORMATION:
  Combined Condensed Balance Sheets at June 30, 1996.................................       F-14
  Combined Condensed Statements of Operations for the three months ended and six
   months ended June 30, 1995 and 1996...............................................       F-15
  Combined Condensed Statements of Cash Flows for the six months ended June 30, 1995
   and 1996..........................................................................       F-16
  Notes to Combined Condensed Interim Financial Statements...........................       F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of Market USA and Shareholders of MARUSA Marketing Inc.:

    We have audited the accompanying combined balance sheets of Market USA, MARUSA Marketing Inc. and subsidiary (the Company) as of December 31, 1994 and 1995, and the related combined statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Market USA, MARUSA Marketing Inc. and subsidiary as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

                                          Boston, Massachusetts
                                          February 2, 1996

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY
             COMBINED BALANCE SHEETS -- DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                                        1994            1995
                                                                                   --------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $    1,898,275  $      739,149
  Accounts receivable --
    Trade, less allowance for doubtful accounts of $128,619 and $155,859 in 1994
     and 1995, respectively......................................................       6,123,205       5,955,975
  Other receivables..............................................................          56,858          13,953
  Prepaid expenses...............................................................         269,948         431,993
                                                                                   --------------  --------------
      Total current assets.......................................................       8,348,286       7,141,070
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION..........................       2,910,655       3,320,002
OTHER ASSETS.....................................................................          12,158          31,214
                                                                                   --------------  --------------
      Total assets...............................................................  $   11,271,099  $   10,492,286
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt.............................................  $      117,400  $           --
Accounts payable.................................................................          17,650         923,294
Accrued expenses--...............................................................
Payroll, bonuses and related items...............................................       1,517,644         760,847
Accrued telephone and other accrued expenses.....................................       1,569,482       2,355,838
Foreign and state income taxes payable...........................................          88,295         571,443
Deferred income taxes............................................................         137,772         161,780
                                                                                   --------------  --------------
Total current liabilities........................................................       3,448,243       4,773,202
                                                                                   --------------  --------------
LONG-TERM DEBT, LESS CURRENT MATURITIES..........................................          78,769          81,336
                                                                                   --------------  --------------
OTHER LONG-TERM LIABILITIES......................................................         266,000         300,000
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
SHAREHOLDERS' EQUITY:
Common Shares, $1.00 par value--
Authorized -- 1,795 shares
Issued and outstanding -- 1,795 shares...........................................           1,795           1,795
Cumulative translation adjustment................................................            (254)         22,681
Retained earnings................................................................       7,476,546       5,313,272
                                                                                   --------------  --------------
Total shareholders' equity.......................................................       7,478,087       5,337,748
                                                                                   --------------  --------------
Total liabilities and shareholders' equity.......................................  $   11,271,099  $   10,492,286
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY
                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
REVENUES.........................................................  $   24,491,477  $   35,424,712  $   38,399,421
                                                                   --------------  --------------  --------------
OPERATING EXPENSES:
  Cost of services...............................................      16,850,808      24,080,572      26,453,720
  Selling, general and administrative expenses...................       5,487,200       7,205,357       9,062,416
                                                                   --------------  --------------  --------------
    Total operating expenses.....................................      22,338,008      31,285,929      35,516,136
                                                                   --------------  --------------  --------------
    Income from operations.......................................       2,153,469       4,138,783       2,883,285
                                                                   --------------  --------------  --------------
OTHER INCOME (EXPENSES):
  Interest income................................................          21,671          57,614          53,825
  Interest expense...............................................          (9,418)        (21,585)         (7,766)
  Other income...................................................           1,245              --              --
                                                                   --------------  --------------  --------------
    Other income, net............................................          13,498          36,029          46,059
                                                                   --------------  --------------  --------------
    Income before provision for income taxes.....................       2,166,967       4,174,812       2,929,344
PROVISION FOR INCOME TAXES.......................................         208,739         336,912         508,241
                                                                   --------------  --------------  --------------
    Net income...................................................  $    1,958,228  $    3,837,900  $    2,421,103
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                      COMMON SHARES
                                                   --------------------                  CUMULATIVE       TOTAL
                                                    SHARES                  RETAINED     TRANSLATION  SHAREHOLDERS'
                                                    ISSUED     AMOUNT       EARNINGS     ADJUSTMENTS      EQUITY
                                                   ---------  ---------  --------------  -----------  --------------
BALANCE, DECEMBER 31, 1992.......................      1,795  $   1,795  $    2,698,449   $   2,900   $    2,703,144
  Net income.....................................         --         --       1,958,228          --        1,958,228
  Translation adjustment.........................         --         --              --       2,298            2,298
  Cash dividends paid............................         --         --        (351,902)         --         (351,902)
                                                   ---------  ---------  --------------  -----------  --------------
BALANCE, DECEMBER 31, 1993.......................      1,795      1,795       4,304,775       5,198        4,311,768
  Net income.....................................         --         --       3,837,900          --        3,837,900
  Translation adjustment.........................         --         --              --      (5,452)          (5,452)
  Cash dividends paid............................         --         --        (666,129)         --         (666,129)
                                                   ---------  ---------  --------------  -----------  --------------
BALANCE, DECEMBER 31, 1994.......................      1,795      1,795       7,476,546        (254)       7,478,087
  Net income.....................................         --         --       2,421,103          --        2,421,103
  Cash dividends paid............................         --         --      (4,682,154)         --       (4,682,154)
  Translation adjustment.........................         --         --              --      22,935           22,935
  MARUSA Marketing Inc.'s net loss for the three
   months ended March 31, 1995...................         --         --          97,777          --           97,777
                                                   ---------  ---------  --------------  -----------  --------------
BALANCE, DECEMBER 31, 1995.......................      1,795  $   1,795  $    5,313,272   $  22,681   $    5,337,748
                                                   ---------  ---------  --------------  -----------  --------------
                                                   ---------  ---------  --------------  -----------  --------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY
                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                         1993            1994            1995
                                                                    --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $    1,958,228  $    3,837,900  $    2,421,103
  Adjustments to reconcile net income to net cash provided by operating activities-
    MARUSA Marketing Inc.'s net loss for the three months ended
     March 31, 1995...............................................              --              --          97,777
    Depreciation and amortization.................................         522,487         743,192         852,760
    Deferred taxes................................................          48,909          80,916          24,008
    Change in assets and liabilities-
      Accounts receivables........................................      (1,394,435)     (2,702,916)        167,230
    Other receivables.............................................         (24,025)        (10,798)         42,905
      Prepaid expenses and deposits...............................         (60,359)       (127,519)       (181,290)
      Accounts payable............................................        (826,812)             --          32,055
      Accrued expenses............................................       1,780,499         276,071         512,683
      Other long-term liabilities.................................         132,000         134,000          34,000
                                                                    --------------  --------------  --------------
        Net cash provided by operating activities.................       2,136,492       2,230,846       4,003,231
                                                                    --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used for purchases of property and equipment...............        (824,879)     (1,396,360)       (388,305)
                                                                    --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................................         500,000         550,000              --
  Payments on long-term debt......................................          (6,270)         (6,967)         (4,833)
  Payments of notes payable.......................................        (100,000)       (840,000)       (110,000)
  Dividends paid..................................................        (351,902)       (666,129)     (4,682,154)
                                                                    --------------  --------------  --------------
        Net cash provided by (used in) financing activities.......          41,828        (963,096)     (4,796,987)
                                                                    --------------  --------------  --------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS......           2,298          (5,452)         22,935
                                                                    --------------  --------------  --------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............       1,335,739        (134,062)     (1,159,126)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......................         676,598       2,032,337       1,898,275
                                                                    --------------  --------------  --------------
CASH AND CASH EQUIVALENTS, END OF YEAR............................  $    2,032,337  $    1,898,275  $      739,149
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest..........................  $        9,418  $       21,585  $        7,766
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
  Cash paid during the year for income taxes......................  $        4,182  $       24,052  $      122,672
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

(1) BUSINESS AND ORGANIZATION
    The accompanying combined financial statements include the accounts of Market USA (an Illinois company) and MARUSA Marketing Inc. (a Canadian company) (MARUSA) (collectively, the Company). Market USA was founded in 1987 and MARUSA was founded in 1992 as a provider of telemarketing services.

    The Company provides high-volume, telephone-based sales; marketing; and customer management solutions for corporate clients operating in the financial, insurance, telecommunications, and business and consumer industries throughout the United States and Canada. The nature of the industry is such that the Company is dependent on several large clients for a significant portion of its annual revenues. The Company had four clients which each accounted for more than 10% of the Company's net revenues for each of the three years ended December 31, 1995. The loss of one or more of these major clients could have a materially adverse effect on the Company's business.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The following is a summary of significant accounting policies followed in the preparation of these combined financial statements.

    (A)  USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B)  PRINCIPLES OF COMBINATION

           The accompanying combined financial statements include accounts of Market USA and MARUSA. Market USA is owned by a single shareholder and MARUSA is owned by the Market USA shareholder and his son. All significant intercompany accounts and transactions have been eliminated.

    (C)  CASH AND CASH EQUIVALENTS

           The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

    (D)  PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost less accumulated depreciation. Leasehold improvements are capitalized and charged to expense through depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the combined statement of operations. Depreciation is

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) determined using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

                                                    ESTIMATED
                                                      USEFUL
               ASSET CLASSIFICATION                    LIFE
- --------------------------------------------------  ----------
Telecommunications equipment                           5 Years
Office furniture and equipment                         7 Years
Leasehold improvements                                15 Years
Automobiles                                            5 Years
Building                                              15 Years

    The Company's depreciation method and useful lives were retroactively revised in connection with these combined financial statements in order to more fairly allocate the cost of the assets over the period of actual service. Previously, the Company had used accelerated tax depreciation methods and lives for financial reporting.

    Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new Company call centers are expensed as incurred.

    (E)  REVENUE RECOGNITION

           The Company recognizes revenues on programs as services are performed for its clients, generally based on hours incurred.

    (F)  CONCENTRATION OF CREDIT RISK

           Concentration of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major clients described in Note 1. The Company does not require collateral or other security to support clients' receivables. The Company conducts periodic reviews of its clients' financial conditions and vendor payment practices to minimize collection risks on trade accounts receivable.

    (G)  TRAINING COSTS

           The Company maintains ongoing training programs for its employees. The cost of this training is expensed when incurred. In addition, certain contracts require clients to reimburse the Company for specific training. These costs are billed to clients and expensed as incurred.

    (H)  FISCAL YEAR-END

           Market USA's fiscal year-end is December 31 and MARUSA's fiscal year-end is March 31. The accompanying combined statements of operations for the years ended December 31, 1993 and 1994 include MARUSA's statements of operations for the 12 months ended March 31, 1994 and 1995, respectively. The accompanying combined statement of operations for the year ended December 31, 1995 includes MARUSA's statement of operations for the 12 months ended December 31, 1995. MARUSA's statement of operations for the three months ended March 31, 1995, which is included in the accompanying combined statements of operations for the years ended December 31, 1994 and 1995, had revenues, expenses and net loss of $1,794,255, $1,962,836 and $97,777, respectively. The accompanying combined balance sheets as of December 31, 1994 and 1995 include MARUSA's balance sheets as of March 31, 1995 and December 31, 1995, respectively.

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
    (I)  FOREIGN CURRENCY TRANSLATION

           All assets and liabilities of MARUSA are translated at year-end exchange rates while revenues and expenses are translated at the average exchange rate for the year. The gains or losses, net of applicable deferred income taxes, resulting from such translation are included in shareholders' equity.

    (J)  FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

           The fair market value of the Company's financial instruments (cash equivalents, accounts receivable, accounts payable and long-term debt) approximates its financial statement carrying value.

(3) INCOME TAXES
    Market USA elected to include its income and expenses with those of its shareholder for federal and state income tax purposes (an S corporation election). Accordingly, the accompanying combined statements of operations for the three years ended December 31, 1995, do not include a provision for federal income taxes. MARUSA's income is taxed in accordance with the corporate tax requirements of Canada and the accompanying combined statements of operations for the three years ended December 31, 1995 include a provision for MARUSA's income pursuant to Canadian corporate income tax requirements.

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, for the year ended December 31, 1993, which required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of TEMPORARY DIFFERENCES by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

    The adoption of SFAS No. 109 did not impact the Company's combined statement of operations for the year ended December 31, 1993, and there was no cumulative effect as of the date of adoption.

    The provision for income taxes consists of the following at December 31, 1993, 1994 and 1995:

                                                                      1993        1994         1995
                                                                    ---------  -----------  -----------
Current--
  State...........................................................  $   6,947  $    15,047  $    47,738
  Canadian........................................................     17,559      107,207      400,595
                                                                    ---------  -----------  -----------
                                                                       24,506      122,254      448,333
                                                                    ---------  -----------  -----------
Deferred--
  State...........................................................     15,816       38,490      (19,686)
  Canadian........................................................     36,417       42,168       45,594
                                                                    ---------  -----------  -----------
                                                                       52,233       80,658       25,908
                                                                    ---------  -----------  -----------
                                                                    $  76,739  $   202,912  $   474,241
                                                                    ---------  -----------  -----------
                                                                    ---------  -----------  -----------

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

(3) INCOME TAXES (Continued)
    A reconciliation between the provision for income taxes computed at the statutory rates and the amount reflected in the accompanying combined statements of operations for the three years ended December 31, 1995 is as follows:

                                                                           1993           1994           1995
                                                                        -----------  --------------  -------------
Computed expected federal tax provision for the three years ended
 December 31, 1995....................................................  $   759,889  $    1,441,876  $   1,065,308
Increase (decrease) in taxes resulting from -- Impact of S corporation
 not taxable..........................................................     (722,545)     (1,516,875)      (794,818)
Incremental tax rate for foreign taxes................................       20,886          28,612         83,865
State income taxes....................................................       18,509          53,537         28,052
Other.................................................................           --         195,762         91,834
                                                                        -----------  --------------  -------------
Provision for income taxes............................................  $    76,739  $      202,912  $     474,241
                                                                        -----------  --------------  -------------
                                                                        -----------  --------------  -------------

    Deferred tax (assets) liabilities consist of the following at December 31, 1994 and 1995:

                                                                         1994         1995
                                                                      -----------  -----------
Tax assets--
  Accruals..........................................................  $   (50,802) $   (24,403)
  Other.............................................................       (3,068)      (5,352)
                                                                      -----------  -----------
                                                                          (53,870)     (29,755)
                                                                      -----------  -----------
Tax liabilities--
  Receivables.......................................................       57,860       50,533
  Prepaid Canadian Provincial taxes.................................      100,102      115,629
  Other.............................................................       33,680       25,373
                                                                      -----------  -----------
                                                                          191,642      191,535
                                                                      -----------  -----------
Net deferred tax liability..........................................  $   137,772  $   161,780
                                                                      -----------  -----------
                                                                      -----------  -----------

(4) PROPERTY AND EQUIPMENT
    Property and equipment consist of the following at December 31, 1994 and 1995:

                                                                           1994           1995
                                                                       -------------  -------------
Leasehold improvements...............................................  $      23,726  $      24,330
Telecommunications equipment.........................................      3,371,867      4,401,081
Furniture and office equipment.......................................        906,643      1,088,571
Automobiles..........................................................         46,305         54,477
Building and land....................................................        175,285        212,912
                                                                       -------------  -------------
Total property and equipment.........................................      4,523,826      5,781,371
Less -- Accumulated depreciation.....................................      1,613,171      2,461,369
                                                                       -------------  -------------
Property and equipment, net..........................................  $   2,910,655  $   3,320,002
                                                                       -------------  -------------
                                                                       -------------  -------------

                       MARKET USA, MARUSA MARKETING INC.
                                 AND SUBSIDIARY

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

(5) DEBT
    The Company has a term loan with Harris Bank and Trust, personally guaranteed by a shareholder and expiring in September 1999. At December 31, 1995, $81,336 was outstanding under the term loan.

(6) LEASE COMMITMENTS
    The Company leases administrative offices and telephone call centers at several locations through January 4, 2001. Rent expense for the fiscal years ended December 31, 1993, 1994 and 1995 was $484,880, $621,785 and $743,827,
respectively. Minimum future rental payments at December 31, 1995 are as follows:

                                                                         OPERATING LEASES
                                                                         ----------------
1996...................................................................   $      489,177
1997...................................................................          336,327
1998...................................................................          292,397
1999...................................................................          208,772
2000...................................................................           94,903
                                                                         ----------------
                                                                          $    1,421,576
                                                                         ----------------
                                                                         ----------------

    One of the telephone call centers leased by the Company is owned by a shareholder of the Company. The annualized rent for this lease is $52,272. Management believes that the rent is equivalent to the amount that would be charged by an unrelated party.

(7) COMMITMENTS AND CONTINGENCIES
    Various lawsuits have arisen in the ordinary course of the Company's business. The Company believes that its defenses are meritorious and that the eventual outcome of those lawsuits will not have a material effect on the Company's financial position or results of operations.

                                TARGET COMPANIES
                  UNAUDITED COMBINED CONDENSED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                                        1995
                                                                                   --------------     JUNE 30,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents......................................................  $      739,149  $    2,025,549
  Receivables....................................................................       5,955,975       6,583,540
  Prepaid expenses and deposits..................................................         445,946         591,340
                                                                                   --------------  --------------
    Total current assets.........................................................       7,141,070       9,200,429
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, NET......................................................       3,320,002       4,070,252
                                                                                   --------------  --------------
OTHER ASSETS:....................................................................          31,214          37,312
                                                                                   --------------  --------------
                                                                                   $   10,492,286  $   13,307,993
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................................  $      923,294  $      911,584
  Notes payable..................................................................              --         591,700
  Accrued expenses...............................................................       3,116,685       4,083,247
  Income taxes payable...........................................................         571,443         889,702
  Deferred taxes -- current......................................................         161,780         161,780
                                                                                   --------------  --------------
  Total current liabilities......................................................       4,773,202       6,638,013
                                                                                   --------------  --------------
LONG-TERM DEBT,
  less maturities shown above....................................................          81,336          78,095
                                                                                   --------------  --------------
DEFERRED LIABILITIES:............................................................         300,000         300,000
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value..................................................              --              --
  Common stock, no par value.....................................................           1,795           1,795
  Cumulative translation adjustment..............................................          22,681          20,641
  Retained earnings..............................................................       5,313,272       6,269,449
                                                                                   --------------  --------------
    Total shareholders' equity...................................................       5,337,748       6,291,885
                                                                                   --------------  --------------
                                                                                   $   10,492,286  $   13,307,993
                                                                                   --------------  --------------
                                                                                   --------------  --------------

         SEE NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION

                                TARGET COMPANIES
             UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS

                                                        THREE MONTHS ENDED               SIX MONTHS ENDED
                                                             JUNE 30,                        JUNE 30,
                                                   -----------------------------  ------------------------------
                                                       1995            1996            1995            1996
                                                   -------------  --------------  --------------  --------------
Net sales........................................  $   9,665,217  $   13,280,474  $   17,745,971  $   24,733,149
Cost of service..................................      7,223,556       9,877,132      13,172,817      18,349,570
                                                   -------------  --------------  --------------  --------------
  Gross Profit...................................      2,441,661       3,403,342       4,573,154       6,383,579
                                                   -------------  --------------  --------------  --------------
Selling expenses.................................        233,401         315,279         435,099         548,508
General and administrative expenses..............      1,470,593       1,901,524       3,012,611       3,469,028
                                                   -------------  --------------  --------------  --------------
  Income from operations.........................        737,667       1,186,539       1,125,444       2,366,043
Other income (expense)...........................         14,442          (5,016)         22,641          13,369
                                                   -------------  --------------  --------------  --------------
  Income before taxes............................        752,109       1,181,523       1,148,085       2,379,412
Provision for income taxes.......................         49,896         167,333          46,641         167,333
                                                   -------------  --------------  --------------  --------------
Net income for the period........................  $     702,213  $    1,014,190  $    1,101,444  $    2,212,079
                                                   -------------  --------------  --------------  --------------
                                                   -------------  --------------  --------------  --------------

         SEE NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION

                                TARGET COMPANIES
             UNAUDITED COMBINED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                                                    ----------------------------
                                                                                        1995           1996
                                                                                    -------------  -------------
Cash flows from operating activities:
  Net Income......................................................................  $   1,101,444  $   2,212,079
  Adjustments to reconcile income to operating cash
    Depreciation and amortization.................................................        443,728        601,296
  Change in assets and liabilities:
    Receivables...................................................................      1,195,200       (613,612)
    Prepaid expenses and deposits.................................................       (457,300)      (165,445)
    Accounts payable..............................................................         64,817        (11,710)
    Accrued expenses..............................................................        549,913        966,562
    Foreign and state taxes payable...............................................         25,154        318,259
                                                                                    -------------  -------------
      Net cash provided by operations.............................................      2,922,956      3,307,429
                                                                                    -------------  -------------
Cash flows used for investing activities:
  Purchases of property and equipment.............................................       (201,773)    (1,351,546)
                                                                                    -------------  -------------
Cash flows from financing activities:
  Proceeds from notes payable.....................................................             --        591,700
  Repayments of debt..............................................................       (117,847)        (3,241)
  Payment of dividends............................................................       (423,549)    (1,255,902)
                                                                                    -------------  -------------
    Net cash used for financing activities........................................       (541,396)      (667,443)
                                                                                    -------------  -------------
Effect of exchange rate changes on cash and cash equivalents......................             --         (2,040)
                                                                                    -------------  -------------
Net increase in cash and equivalents..............................................      2,179,787      1,286,400
Cash and equivalents, beginning of period.........................................      1,898,275        739,149
                                                                                    -------------  -------------
Cash and equivalents, end of period...............................................  $   4,078,062  $   2,025,549
                                                                                    -------------  -------------
                                                                                    -------------  -------------

         SEE NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION

                                TARGET COMPANIES
       NOTES TO UNAUDITED COMBINED CONDENSED INTERIM FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

1.  BASIS OF PRESENTATION

    The accompanying financial statements have been prepared by the Company, without audit, in accordance with generally accepted accounting principles for interim information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management, all adjustments (consisting only of normal recurring matters) considered necessary for a fair presentation have been included.

    The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the Company's audited financial statements and footnotes located elsewhere in this registration statement.

2.  SIGNIFICANT CUSTOMERS

    For the six months ended June 30, 1996, 70.6% of the Company's revenue was derived from its top five customers. Specifically, Allstate Insurance accounted for 22.7% of revenue for the six-month period, Maryland Bank of North America 12.8%, Liberty Life Insurance 12.5%, Sears, Roebuck & Co. 11.4% and JC Penney Life Insurance Co. 11.2%.

    For the six months ended June 30, 1995, 74.9% of the Company's revenue was derived from its top five customers. Specifically, Allstate Insurance accounted for 26.8% of revenue for the six-month period, Union Fidelity Life Insurance Co. 19.9%, JC Penney Life Insurance Co. 13.2%, Liberty Life Insurance 8.8% and Sears, Roebuck & Co. 6.2%.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The IBCA provides for indemnification by HA-LO of its directors and officers. In addition, HA-LO's Restated Articles of Incorporation require HA-LO to indemnify any current or former director or officer to the fullest extent permitted by IBCA. HA-LO maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of HA-LO may incur in such capacities. HA-LO has also entered into indemnity agreements with each of its directors and officers pursuant to which it has agreed to indemnify such persons against any and all losses and expenses to the fullest extent permitted under HA-LO's Articles and By-laws and the IBCA and to advance to such persons any and all expenses arising in connection therewith.

    Reference is made to Section 6.10 of the Agreement and Plan of Merger and Amalgamation (filed as Exhibit 2.1 to this Registration Statement) for provisions respecting indemnification of officers and directors of the Target Companies against certain liabilities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

EXHIBIT NO.  DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
     2.1     Agreement and Plan of Merger and Amalgamation dated as of June 14, 1996 among HA-LO, HA-LO
             Acquisition Corporation, Inc., HA-LO Acquisition Corporation of Canada Ltd., Market USA, Inc., Marusa
             Marketing Inc., Marusa Financial Services Ltd., Nerok Verifications, Inc. and the shareholders of
             Market USA, Inc. and Marusa Marketing Inc. (included as Appendix A to the Proxy Statement/Prospectus included in Part I of this Registration Statement).
     3.1     Restated Articles of Incorporation of HA-LO.(1)
     3.2     Amended and Restated Bylaws of HA-LO.(1)
     3.3     Articles of Amendment to the Articles of Incorporation of HA-LO, dated August 29, 1994.(4)
     3.4     Amendment to the Bylaws of HA-LO effective January 12, 1995.(4)
     4.      Specimen of Stock Certificate for Common Stock.(1)
     5.1     Opinion of Neal, Gerber & Eisenberg.*
    10.1     Employment Agreement, dated as of January 1, 1992, between HA-LO and Lou Weisbach.(1,5)
    10.2     Third Amendment to Loan and Security Agreement by and between American National Bank and HA-LO.(4)
    10.3     Amended and Restated Second Term Promissory Note, dated January 3, 1995, from HA-LO to American
             National Bank of Chicago.(4)
    10.4     Third Amended and Restated Revolving Promissory Note, dated January 3, 1995, between American
             National Bank and HA-LO.(4)
    10.5     Agreement, dated October 15, 1991, between HA-LO and RMI, Inc.(1,5)
    10.6     Agreement, dated March 15, 1994, by and between HA-LO and Marshall J. Katz.(4,5)
    10.7     HA-LO Industries, Inc. Stock Plan.(1,5)
    10.8     HA-LO Industries, Inc. Key Employee Incentive Plan.(1,5)
    10.9     Exclusive Premium Purchasing Agreement, dated January 11, 1995, between Montgomery Ward & Co.,
             Incorporated and HA-LO.(4)

EXHIBIT NO.  DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
    10.10    Stock Purchase Agreement, dated January 11, 1995, between HA-LO and Merchant Partners, L.P.(4)
    10.11    Warrant agreement between HA-LO and Merchant Partners, L.P., dated January 11, 1995.(4)
    10.12    Form of Indemnity Agreement between HA-LO and each of its directors and officers.(1,5)
    10.13    Agreement between David C. Robbins and HA-LO dated October 25, 1994.(4)
    10.14    Agreement between David C. Robbins and HA-LO dated February 1, 1995.(4)
    10.15    Building Lease, dated December 30, 1992, between HA-LO and LaSalle National Trust N.A. No. 115722.(2)
    10.18    Asset Purchase Agreement, dated December 20, 1993, between HA-LO and Lee Wayne Company, Inc.(3)
    10.19    Amendment to Loan and Security Agreement, dated December 30, 1993, from HA-LO to American National
             Bank of Chicago.(3)
    10.20    Second Amendment to Loan and Security Agreement, dated September 20, 1994, between American National
             Bank and Trust Company of Chicago, and HA-LO.(4)
    10.21    Term Promissory Note, dated December 30, 1993, from HA-LO to American National Bank of Chicago.(3)
    10.22    Negotiable Promissory Note, dated August 16, 1993 from HA-LO to Facility Capital Corporation and
             Notice and Acknowledgment of Assignment to Assignment to Comerica Bank Illinois.(3)
    10.23    HA-LO Industries, Inc. Stock Plan (as amended and restated)(4)
    10.24    Sales Representative Agreement, dated July 21, 1993, between HA-LO and Neil Ramo.(3,5)
    10.25    Second Amendment to the HA-LO Industries, Inc. Stock Plan (as amended and restated), adopted October
             28, 1995.(6)
    10.26    Third Amendment to the HA-LO Industries, Inc. Stock Plan (as amended and restated), adopted on
             February 26, 1996.(6)
    10.27    First Amendment to Exclusive Premium Purchasing Agreement, dated December 27, 1995, between
             Montgomery Ward & Co., Incorporated and HA-LO.(6)
    10.28    First Amendment to Warrant, dated December 27, 1995, between HA-LO and Merchant Partners, L.P.
             (relative to January 11, 1995 Warrant).(6)
    10.29    Warrant, dated December 27, 1995, from HA-LO to Merchant Partners, L.P.
    10.30    Employment Agreement, dated as of March 15, 1995, between HA-LO and Richard A. Magid.(5)
    10.31    Fourth Amendment to Loan and Security Agreement, dated July 1, 1995, between American National Bank and Trust Company of Chicago, and HA-LO.(6)
    10.32    Fourth Amended and Restated Revolving Promissory Note, dated July 1, 1995, between American National
             Bank and HA-LO.(6)
    10.33    Fifth Amendment to Loan and Security Agreement, dated September 29, 1995, between American National
             Bank and Trust Company of Chicago, and HA-LO.(6)
    10.34    Fifth Amended and Restated Revolving Promissory Note, dated September 29, 1995, between American
             National Bank and HA-LO.(6)
    10.35    Sixth Amendment to Loan and Security Agreement, dated November 1, 1995, between American National
             Bank and Trust Company of Chicago, and HA-LO.(6)

EXHIBIT NO.  DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
    10.36    Sixth Amended and Restated Revolving Promissory Note, dated November 1, 1995, between American
             National Bank and HA-LO.(6)
    10.37    Asset Purchase Agreement and Plan of Merger, dated December 22, 1995, between HA-LO, one of its subsidiaries, Fletcher Barnhardt & White, Inc., and its shareholders.(6)
    10.38    First Amendment to Asset Purchase Agreement and Plan of Merger, dated December 29, 1995, between
             HA-LO, one of its subsidiaries, Fletcher Barnhardt & White, Inc., and its shareholders.(6)
    13.      Annual Report to Shareholders for 1995 of registrant (for the information of the Securities and
             Exchange Commission and not to be deemed "filed" with the Commission, except for the portions expressly incorporated by reference in this report)
    23.1     Consent of Arthur Andersen LLP*
    23.2     Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1)*
    23.3     Consent of Seymour N. Okner*
    24.1     Powers of Attorney of certain officers and directors of HA-LO*
    99.1     Form of Proxy for HA-LO's Special Meeting*

- ------------------------

* Previously filed.


(1) Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement (no. 33-51698) on Form S-1, as amended, filed by HA-LO under the Securities Act of 1933, as amended.

(2) Incorporated by reference to the correspondingly numbered exhibit to HA-LO's Annual Report on Form 10-K for the year ended December 31, 1992.

(3) Incorporated by reference to the correspondingly numbered exhibit to HA-LO's Annual Report on Form 10-K for the year ended December 31, 1993.

(4) Incorporated by reference to the correspondingly numbered exhibit to HA-LO's Annual Report on Form 10-K for the year ended December 31, 1994.

(5) Management contract or compensatory plan or arrangement.

(6) Incorporated by reference to the correspondingly numbered exhibit to HA-LO's Annual report on Form 10-K for the year ended December 31, 1995.

    (b)  Financial Statement Schedules
       None.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering o securities subject to Rule 415, will be filed as a part Of an amendment to the registration statement and will not be used until such amendment is effective. and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein. and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 21, 1996.


                                          HA-LO INDUSTRIES, INC.
                                                (Registrant)

                                          By:          /s/ LOU WEISBACH

                                             -----------------------------------
                                                        Lou Weisbach
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                        TITLE                         DATE
- ------------------------------------------------------  ------------------------------------  -------------------

                   /s/ LOU WEISBACH                     Director, Chairman, President and
     -------------------------------------------         Chief Executive Officer (Principal     August 21, 1996
                     Lou Weisbach                        Executive Officer)

                /s/ GREGORY J. KILREA                   Chief Financial Officer (Principal
     -------------------------------------------         Financial Officer and Principal        August 21, 1996
                  Gregory J. Kilrea                      Accounting Officer)

                  THOMAS HERSKOVITS*
     -------------------------------------------        Director                                August 21, 1996
                  Thomas Herskovits

                   JORDON R. KATZ*
     -------------------------------------------        Director                                August 21, 1996
                    Jordon R. Katz

                  MARSHALL J. KATZ*
     -------------------------------------------        Director                                August 21, 1996
                   Marshall J. Katz

                  RICHARD A. MAGID*
     -------------------------------------------        Director, Treasurer and Chief           August 21, 1996
                   Richard A. Magid                      Operating Officer

                      NEIL RAMO*
     -------------------------------------------        Director                                August 21, 1996
                      Neil Ramo

                  DAVID C. ROBBINS*
     -------------------------------------------        Director, Executive Vice President      August 21, 1996
                   David C. Robbins

         *By:          /s/ GREGORY J. KILREA
           ------------------------------------
                  Gregory J. Kilrea, as
                     Attorney-in-Fact